Exhibit 10.3
CERTAIN PORTIONS OF THIS EXHIBIT
HAVE BEEN OMITTED AND FILED
SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION
PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT. THE
SYMBOL “****” HAS BEEN INSERTED IN
PLACE OF THE PORTIONS SO OMITTED.
Execution Version
TARGET PRICE
ENGINEERING, PROCUREMENT
AND CONSTRUCTION AGREEMENT
between
PRAIRIE STATE GENERATING COMPANY, LLC
PSGC
and
BECHTEL POWER CORPORATION
Contractor

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List of Appendices

Appendix A:	Scope Book

Appendix B:	Work by PSGC

Appendix C:	PSGC-Provided Supplies

Appendix D:	Project ****

Appendix E:	Functional ****; Performance ****

Appendix F:	Permits

Appendix G:	**** Contracts and **** Subcontracts

Appendix H:	Key Personnel

Appendix I:	**** Costs and **** Costs

Appendix J:	**** Cap, **** Cap, **** Values, **** Procedures, and Form of ****

Appendix K:	Cost Breakdown Structure

Appendix L:	**** and ****

Appendix M:	Dispute Resolution Process for Payment Disputes

Appendix N:	**** Assumptions

Appendix O:	PSGC Project Manager and PSGC Engineer

Appendix P:	Operations and Maintenance Personnel

Appendix Q:	Insurance Requirements

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Appendix R: Forms
R-1 Form of Notice to Proceed
R-2A Form of Application for Payment
R-2B Form of Recommendation for Funding of Owner Supplier Payment Account
R-2C Form of Reconciled Application for Payment
R-2D Form of Owner Supplier Reconciliation Report
R-3 Form of Certificate
R-4 Form of Notice of Mechanical Completion, Substantial Completion and Final Completion
R-5 Form of Change Order
R-6 Form of Acceptable Letter of Credit
R-7 Form of Peabody Guaranty
R-8 Form of Initial Guaranty
R-9 Form of Owner Guaranty
R-10 Form of Opinion
R-11 Lien Waiver Forms

Appendix S: Facility Site

Appendix T: **** Price, ****, and ****
T-1 **** Price
T-2 ****
T-3 ****

Appendix U: Sales Tax Materials; Map of Enterprise Zone

Appendix V: LNTP Activities

Appendix W: Owner Contract Administration

Appendix X: Ownership

Appendix Y: Project Information

Appendix Z Performance ****

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TARGET PRICE ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT
     THIS TARGET PRICE ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT, is entered into as of the 19th day of June 2007 (the “Effective Date”), by and between Prairie State Generating Company, LLC, a Delaware limited liability company, for itself and, effective on and from the Commencement Date, as agent for Owners (hereinafter defined) (“PSGC”) and Bechtel Power Corporation, a Nevada corporation. PSGC and Contractor are sometimes individually referred to herein as a “Party” and, collectively, as the “Parties.”
W I T N E S S E T H:
     WHEREAS, PSGC desires Contractor to perform all necessary work and services and to provide equipment and materials required in connection with the engineering, design, procurement, construction, construction management, testing and commissioning of the Facility, as more particularly described herein;
     WHEREAS, Contractor desires to provide such engineering, design, procurement, construction, construction management, testing, commissioning and related services for the Facility, all of which shall be provided upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, prior to the Commencement Date all of the membership interests in PSGC will be transferred to an Indiana non-stock mutual benefit corporation designated by Owners which will be controlled by Owners in accordance with their Proportionate Shares; and
     WHEREAS, prior to the Commencement Date each Owner will designate and appoint PSGC as its agent to act for and on its behalf under this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:
ARTICLE 1
DEFINITIONS; AGENCY; OWNERSHIP
     1.1 Definitions. As used in this Agreement and in Notices delivered in accordance with this Agreement, the following capitalized terms shall have the following meanings (such meanings as necessary to be equally applicable to both the singular and plural forms of the terms defined, unless the context otherwise requires):

     “Acceptable Credit Bank” means a bank, the long term senior debt obligations of which are rated “AA-” or better by S&P or Fitch or “Aa3” or better by Moody’s, or whose obligations are guaranteed, insured or otherwise credit enhanced by a bank or financial institution, the long term senior unsecured debt obligations of which are so rated.
     “Acceptable Letter of Credit” means an irrevocable standby letter of credit issued by an Acceptable Credit Bank, to which PSGC is the beneficiary, (a) having a stated expiration date of not earlier than three hundred sixty-four (364) Days (or such longer term as may be commercially available) after the date of the original issuance or any renewal thereof, (b) that automatically renews or permits PSGC, on the signature of an authorized representative, to draw on sight all or any portion of the stated amount if not renewed on or prior to the thirtieth (30th) Day prior to the stated expiration date, (c) the principal office of such Acceptable Credit Bank, the location for the submittal of documents required for draws under the Applicable Letter of Credit and the location for disbursements under the Applicable Letter of Credit being Chicago, Illinois; St. Louis, Missouri; or New York, New York; or such other location as may be mutually agreed by Contractor and PSGC, (d) which is payable in U.S. Dollars in immediately available funds, (e) that is governed by the (i) Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, or (ii) International Standby Practices (ISP 98) and any amendments or revisions thereto, and, to the extent not governed thereby, the laws of the state in which its principal office is located, (f) drawable upon issuance of a drawing certificate signed by an authorized representative of PSGC stating that PSGC is entitled to be paid under this Agreement and such other requirements as may be mutually agreed by Contractor and PSGC, and (g) is otherwise in the form set forth in Appendix R-6.
     “Actual Reimbursable Costs” has the meaning set forth in Section 5.2.2.
     “Affected Party” has the meaning set forth in Section 11.1.
     “Affiliate” means, with respect to any Person, any other Person which (a) such first Person directly or indirectly, in whole or in part, owns, is owned by or is in common ownership with, or (b) such first Person directly or indirectly controls, is controlled by or is under common control with. The term “control” shall mean, with respect to a Person, the possession, directly or indirectly, of the ability to influence management decisions regarding the business of such a Person, including the ability to block or otherwise limit major decisions of such Person (e.g., increased debt, sale or transfer of share capital (initial or transfer of existing), operation and maintenance decisions, mergers or other restructuring, determination of business plans or budgets, entering into significant contracts or transactions, etc.).
     “Agreement” means this Target Price Engineering, Procurement and Construction Agreement, including the body of this Agreement (the “Body of this

Agreement”), all Appendices hereto, Change Orders, and all written amendments hereto.
     “Applicable Electronic Format” means the electronic formats set forth in Section 01330 of Appendix A.
     “Applicable Legal Requirements” means all laws (including common law), statutes, regulations, rules, treaties, ordinances, judgments, directives, Permits, decrees, decisions, approvals, interpretations, injunctions, writs, orders or other similar legal requirements, in each case of any Governmental Authority; provided, however, Contractor’s obligation to comply with PSGC Permits shall be as set forth in Appendix F and Contractor’s obligations with respect to sound levels are limited to its obligations under Section 02200 of Appendix A and Section 8.1.4.
     “Application for Payment” means an application for payment under this Agreement, in the form attached as Appendix R-2A, which is to be used by Contractor during the course of Work in requesting monthly payments pursuant to Section 5.2.1, and which is to be accompanied by such supporting documentation as is required by this Agreement.
     “Appointing Authority” means a single arbitrator acting under JAMS Streamlined Arbitration Rules & Procedures and administered by the Chicago, Illinois office of Judicial Arbitration and Mediation Services, Inc.
     “AQCS” means, for each Unit, the air quality control system for such Unit.
     “AQCS Vendor” means the Owner Supplier supplying the AQCS under an Owner Contract.
     “Authorized Representative” means, with respect to each Party, the individual appointed by such Party under Section 20.2 to act on such Party’s behalf with respect to that Party’s duties and responsibilities under this Agreement.
     “Average Total Compensation” means an amount equal to the arithmetic average of the total compensation then actually being paid to craft labor in the specific Craft Labor Category at issue.
     “Award” has the meaning set forth in Section 17.2.6.
     “Banking Day” means any Day on which banks are open for business in New York City, New York.
     “Base Fee Component” means that portion of the Fee identified as the “Base Fee Component” in Appendix T-3 and which is equal to the amount specified therefor in Appendix T-3, as such amount may be adjusted as a result of adjustment of the Fee pursuant to Section 5.1.4 of this Agreement.

     “Base Target Substantial Completion Date” means (a) for Unit 1, the date that is **** (****) Days after the Commencement Date, and (b) for Unit 2, the date that is **** (****) Days after the Commencement Date, in each case, as such dates may be adjusted pursuant to this Agreement.
     “Bonus Amounts” means, with respect to a Unit, the Early Substantial Completion Bonus Amount, the Limestone Consumption Bonus Amount, the Net Electrical Output Bonus Amount, and the Net Heat Rate Bonus Amount.
     “BTU” means British Thermal Units.
     “Business Day” means any Day, except Saturdays, Sundays, and United States Government federal holidays, and holidays under the laws of the State of Illinois.
     “Buydown Amounts” means the Net Electrical Output Buydown Amount, the Net Heat Rate Buydown Amount, the Limestone Consumption Buydown Amount, and the Unit Equivalent Availability Buydown Amounts.
     “Cash Flow Cap” has the meaning set forth in Appendix J.
     “Cash Flow Cap Curve” has the meaning set forth in Appendix J.
     “Certificate of Final Completion” has the meaning set forth in Section 6.5.3.
     “Certificate of Mechanical Completion” has the meaning set forth in Section 6.1.3.
     “Certificate of Substantial Completion” has the meaning set forth in Section 6.2.3.
     “Change” or “Changes” has the meaning set forth in Section 10.1.
     “Change Event” has the meaning set forth in Section 10.3.
     “Change of Law” means the adoption, imposition, promulgation, re-interpretation, cancellation or modification after the Effective Date of any Applicable Legal Requirements by a Governmental Authority.
     “Change Order” has the meaning set forth in Section 10.1.
     “Change Order Notice” has the meaning set forth in Section 10.2.2.
     “Change Order Request” has the meaning set forth in Section 10.2.1.
     “Claims” has the meaning set forth in Section 12.1.

     “Coal Combustion Waste” means waste products generated from the combustion of coal at the Facility, including fly ash, pyrites, crusher screened or rejected material, bottom ash and gypsum.
     “Commencement Date” has the meaning set forth in Section 2.1.2.
     “Common Facilities” means (a) the fresh water intake facilities and the water discharge facilities, (b) all ponds required by Permits, (c) Coal Combustion Waste storage and handling facilities, (d) coal yard and handling facilities, (e) the limestone receiving and handling facilities, (f) the water treatment system, (g) the railroad facilities, (h) the chimney shell (but not the flues), and (i) other installed Equipment or permanent facilities located on the Facility Site that are used by both Units, as more particularly described in Appendix A.
     “Common Facilities Capacity Test” has the meaning set forth in Appendix E.
     “Compensation” means the amounts of compensation to which Contractor is entitled for performance of the Work as described in Section 5.1.
     “Completed Equivalent Availability Test” has the meaning set forth in Section 7.3.
     “Completed Performance Test” has the meaning set forth in Section 7.3.
     “Confidential Information” has the meaning set forth in Section 18.1.
     “Connect” (and derivations thereof) means the provision by Contractor of all Work (including Equipment, Materials and labor) necessary to effect the connection of the Facility to the Utility Interconnection Points.
     “Construction Aids” means all tangible equipment (including construction equipment and machinery), apparatus, tools, supplies, utilities, support services, field office equipment and supplies, structures, apparatus, form lumber, protective fencing, and other goods and items that are required to construct, commission or test the Facility, but which are not incorporated into the Facility.
     “Consumables” means items such as compressed air or gases, chemicals, oils, lubricants, cleaning materials, gaskets, valve packing, lamps, light bulbs, fuel filters and comparable items which, by normal industry practices, are considered consumables and are replaced on a regular basis, required for cleaning, preparing or completing the Work or are required for the proper operation of the Equipment. The term “Consumables” does not include items to be provided by PSGC pursuant to Section 3.16.
     “Contractor” means Bechtel Power Corporation, a Nevada corporation.

     “Contractor Act of Bankruptcy” means (a) if, by order of a court of competent jurisdiction, a receiver or liquidator or custodian or trustee of Contractor, or of all or substantially all of the property of Contractor, is appointed and is not discharged within sixty (60) Days, or if, by decree of such a court, Contractor is adjudicated insolvent, or all or substantially all of the property of Contractor is sequestered, and such decree has continued undischarged and unstayed for sixty (60) Days after the entry of such decree, or (b) if a petition to reorganize Contractor pursuant to the Federal Bankruptcy Code or any other similar statute applicable to Contractor, as now or hereinafter in effect, is filed against Contractor and is not dismissed within sixty (60) Days after such filing, or (c) if Contractor is adjudicated bankrupt or files a petition in voluntary bankruptcy under any provision of any bankruptcy law or consents to the filing of any bankruptcy or reorganization petition against Contractor under any such law, or (without limitation of the generality of the foregoing) files a petition to reorganize Contractor pursuant to the Federal Bankruptcy Code or any other similar statute applicable to Contractor, as now or hereafter in effect, or (d) if Contractor makes an assignment for the benefit of creditors, or admits in writing an inability to pay debts generally as they become due, or consents to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Contractor, or of all or substantially all of the property of Contractor.
     “Contractor Equipment and Materials” means all Equipment and Materials other than Owner Equipment and Materials.
     “Contractor Event of Default” has the meaning set forth in Section 13.2.
     “Contractor Hazardous Substance” has the meaning set forth in Section 2.2.13.2.
     “Contractor Indemnitees” has the meaning set forth in Section 12.4.
     “Contractor Lien” means a Lien upon the Facility, the Work, any Owner’s Proportionate Share or the Facility Site, or any Equipment or Materials encompassed therein, or any other property of any Owner or PSGC or any of their respective Affiliates filed by or through Contractor or its Affiliates, Subcontractors, Owner Suppliers, or their respective Personnel in connection with the Work.
     “Contractor Lien Bond” means a bond (a) issued by a surety company reasonably acceptable to PSGC, (b) in form and substance reasonably acceptable to PSGC, (c) in the amount necessary under Applicable Legal Requirements to secure such Lien, and (d) sufficient (i) to permit PSGC to obtain title insurance with no exceptions for such Contractor Lien, and (ii) to prevent the Lien holder from causing a sale, foreclosure or other title divestiture with respect to the Facility or the Facility Site or improvements thereon (including any Equipment or Materials encompassed therein), or any other property of any Owner or PSGC.

     “Contractor Lien Security” means, at Contractor’s sole discretion, either a Contractor Lien Bond or Contractor Lien Title Indemnity.
     “Contractor Lien Title Indemnity” means a policy of title insurance or update or endorsement to an existing policy of title insurance (a) issued by a title insurance company reasonably acceptable to PSGC, (b) in form and substance reasonably acceptable to PSGC, (c) in the amount necessary under Applicable Legal Requirements to secure such Lien, and (d) sufficient (i) to insure Owner(s)’ interest in the Facility with no exceptions for such Contractor Lien, and (ii) to prevent the Lien holder from causing a sale, foreclosure or other title divestiture with respect to the Facility or the Facility Site or improvements thereon (including any Equipment or Materials encompassed therein), or any other property of any Owner or PSGC.
     “Contractor Permits” has the meaning set forth in Section 2.2.10.
     “Contractor Subcontract” means an agreement between Contractor and a Subcontractor.
     “Contractor’s Construction Manager” has the meaning set forth in Section 2.2.3.
     “Contractor Taxes” has the meaning set forth in Section 2.2.9.2.
     “Contractor Transmission Facilities” means transmission facilities required to be provided by Contractor pursuant to Appendix A.
     “Contractual Target Substantial Completion Date” means (a) for Unit 1, the date that is **** (****) Days after the Commencement Date, and (b) for Unit 2, the date that is **** (****) Days after the Commencement Date, in each case, as such dates may be adjusted pursuant to this Agreement.
     “Craft Labor” means all of Contractor’s and its Affiliates’ craft labor (direct, indirect and start-up) for general foremen, foremen, journeymen, apprentices, and others who perform construction and associated construction activities in connection with the Work. Craft Labor excludes all of Contractor’s and Contractor’s Affiliates’ non-manual labor and all Subcontractor (other than Contractor’s Affiliates) labor.
     “Craft Labor Category” means a specific trade or category of craft labor such as ironworkers, pipefitters, journeymen and operators or specially skilled sub-categories within a craft.
     “Craft Labor Cost Component” means a component of the cost of craft labor, such as wage rates, fringes, per diems, and incentive payments.

     “Day” means the twenty-four hour period beginning at 12:00 midnight prevailing time in Lively Grove, Illinois and ending immediately before 12:00 midnight prevailing time in Lively Grove, Illinois on the next succeeding day.
     “Deadband” has the meaning set forth in Appendix T-3.
     “Defect,” “Defects” or “Defective” has the meaning set forth in Section 4.2.
     “Defective Work” has the meaning set forth in Section 4.2.
     “Design Conditions” means the “Design Conditions” of Unit operation for purposes of the Net Electrical Output Target and Net Heat Rate Target as identified in Paragraph 1.05 of Appendix E.
     “Disclosing Party” has the meaning set forth in Section 18.1.
     “Disputes” has the meaning set forth in Section 17.1.1.
     “Dollars” or “$” means the lawful currency of the United States of America.
     “Early Substantial Completion Bonus Amount” has the meaning set forth in Section 8.3.2.
     “Early Target Substantial Completion Date” means (a) for Unit 1, the date that is **** (****) Days after the Commencement Date, and (b) for Unit 2, the date that is **** (****) Days after the Commencement Date, in each case, as such dates may be adjusted pursuant to this Agreement.
     “Earned Fee Component” means that portion of the Fee identified as the “Earned Fee Component” in Appendix T-3 and which is equal to the amount specified therefor in Appendix T-3, as such amount may be adjusted as a result of an adjustment of the Fee pursuant to Section 5.1.4 and pursuant to Appendix T-3.
     “Effective Date” has the meaning set forth in the first sentence of this Agreement.
     “Eligible Person” means a Person that (a) has a credit rating on its debt from one or more of the Rating Agencies of Investment Grade or has obtained a shadow rating of Investment Grade, (b) has closed on a Financing, the proceeds of which are sufficient (taking into account any equity contributions required by such Financing) to pay its Proportionate Share of the unpaid balance of the Compensation payable to Contractor for performance of the Work, (c) is approved by Contractor, which approval will not be unreasonably withheld, conditioned or delayed, (d) has delivered to Contractor a Qualified Backup Guaranty, or (e) with respect to a transfer of a Proportionate Share (or portion thereof), such Person has a financial condition either (i) substantially equivalent to the transferring Owner as of the Effective Date relative to that transferring Owner’s Maximum Permitted Proportionate Share or (ii) superior to the transferring Owner measured as of the Effective Date relative to the increased Proportionate Share to be held by the transferee, in each case taking into consideration, in the case of Peabody Energy Corporation Affiliates, the Peabody Guaranties required by Appendix X.
     “Engineers” means the PSGC Engineer and the Financing Engineer.
     “Environmental Compliance Target” has the meaning set forth in Section 8.1.1.5 of Appendix Z.
     “Equipment” means any product that (a) is to be incorporated into the Facility, (b) is an assembly of operational and/or non-operational parts, whether motorized or manually operated, and (c) requires service connections such as wiring or piping.
     “Equivalent Availability” has the meaning specified in Appendix E.
     “Estimated Reimbursable Costs” has the meaning set forth in Section 5.2.2.
     “Excess Escalation” has the meaning set forth in Appendix T-2.
     “Excluded Change of Law” means (a) any Change of Law that is primarily applicable to Contractor Taxes of any kind or nature, or (b) any Change of Law that has been enacted, passed or adopted (but is not yet effective) as of the Effective Date; provided, however, that the foregoing shall be without prejudice to Section 10.3 (n) and (o).
     “Facility” means the mine mouth pulverized coal-fired steam-electric generating facility having a name plate electricity generating capacity of approximately 1,600 megawatts (nominal) located on the Facility Site, together with all Equipment, Materials, Common Facilities, appurtenances and auxiliaries necessary for its operation and transmission of electricity to the Transmission Owner Facilities, as described in Appendix A, but excluding (a) Utility Facilities, and (b) permanent improvements on the Facility Site not to be performed, provided, construction managed or administered by Contractor as part of the Work.
     “Facility Manual” means the manual described in Appendix A, Section 01111.
     “Facility Site” means the land on which the Facility will be located or which is provided for performance of the Work, as further described in Appendix S.

     “Fee” has the meaning set forth in Appendix T-3, as such amount may be adjusted in accordance with Section 5.1.4 of this Agreement and pursuant to Appendix T-3.
     “Fee Installment” means an installment of either the Base Fee Component or the Earned Fee Component.
     “Final Completion” means that Contractor has satisfied the applicable requirements set forth in Section 6.5 and Appendix A with respect to the Facility.
     “Final Completion Date” means the date determined in accordance with Section 6.5 as the date on which Final Completion occurs.
     “Financial Closing” means (a) the execution of binding arrangements for the provision of Financing, and (b) the initial release of proceeds from such Financing for payment to Contractor.
     “Financing” means construction, interim and/or long-term financing on terms acceptable to the Owner, the proceeds of which, including debt and equity, are intended to be used for all or part of the costs of the Facility, including lease financing.
     “Financing Engineer” means one or more individuals from an independent engineering firm selected by the Financing Parties as independent engineer for the Facility and the successors and permitted assigns of such independent engineer.
     “Financing Parties” means any and all lenders, underwriters, financing institutions, including hedge funds, private equity groups, credit enhancers and institutional investors, providing or facilitating Financing and their assigns and any trustee(s) or agent(s) acting on any of their behalf.
     “First Fire Date” means as to each Unit, the Day on which natural gas or propane is first used to ignite such Unit.
     “Fitch” means Fitch, Inc., Fitch Ratings Ltd. and their subsidiaries.
     “FNTP Advance Notice” has the meaning set forth in Section 2.1.2.
     “Force Majeure” has the meaning set forth in Section 11.1.
     “Full Notice to Proceed” or “FNTP” means the Notice described in Section 2.1.2, the form of which is set forth in Appendix R-1.
     “Functional Tests” means the functional tests to be conducted by Contractor as described in Appendix E.

     “Governmental Authority” means any federal, state, county, regional, city, parish or local government body, agency, authority, branch, department, arbitrator, court or any subdivision, instrumentality or agency thereof, having or claiming, a regulatory interest in, or jurisdiction over, the Work (or any portion thereof), the Facility, the Facility Site, this Agreement or one or more of the Parties or Owners as it relates to the Agreement.
     “Gross Negligence” (and derivations thereof) means an act or failure to act that blatantly deviates from the standard of care of a reasonable person in circumstances where the actor had actual awareness that a risk of harmful consequences could be involved, but nevertheless proceeded in reckless disregard of harmful consequences.
     “Hazardous Substance” means any element, compound, mixture, solution, particle or substance (a) which is included within the definitions of (i) ”hazardous substances,” “hazardous wastes,” “toxic substances,” “hazardous pollutants” or “toxic pollutants” in any Applicable Legal Requirement of any Governmental Authority of the United States or the State of Illinois and any applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., the Resource, Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. Sections 2601 to 2671, the Clean Air Act, 42 U.S.C. Sections 7401 et seq., and/or the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 to 1387, (ii) any “PCBs” or “PCB items” as defined in 40 CFR Section 761.3, and (iii) any “asbestos”, as defined in 40 CFR Section 763.63, (b) the presence of which requires investigation or remediation under any Applicable Legal Requirements, or (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous, and is or becomes, prior to Substantial Completion of Unit 2, regulated as a “Hazardous Waste” or “Hazardous Material” by any Governmental Authority of the United States or the State of Illinois. “Hazardous Substances” shall also include underground storage tanks as defined in Section 9001 of RCRA, 42 U.S.C. § 6991.
     “Incidental Equipment” has the meaning set forth in Section 1.5.3 of Appendix I.
     “Indemnitee” has the meaning set forth in Section 12.5.
     “Initial Guaranty” means the guaranty of Peabody Energy Corporation to be executed substantially in the form of Appendix R-8.

     “Initial Synchronization” means, for each Unit, the first time the generator breaker from the steam turbine generator is closed and connected to the electric transmission grid.
     “Intellectual Property” has the meaning set forth in Section 2.5.3.2.
     “Interconnection Agreement” means that certain Large Generator Interconnection Agreement, effective November 16, 2004, entered into among Midwest Independent Transmission System Operator, Inc., Ameren Services Company, acting as agent for Illinois Power Company, and PSGC.
     “Investment Grade” means a rating in one of the four highest rating categories (without regard to subcategories within such rating categories) by a Rating Agency.
     “Key Benchmark Project” means a construction project involving use of **** (****) or more workers at peak or use of **** (****) or more workers of one single Craft Labor Category at peak, which is located within a radius of **** (****) miles from the Facility Site, excluding any project which primarily involves outage work and lasts for a cumulative duration of less than **** (****) Days.
     “Key Owner Supplier” means an Owner Supplier for the STG, the AQCS or the steam generator for each Unit.
     “Key Personnel” has the meaning set forth in Section 2.2.8.
     “Labor Plan” has the meaning set forth in Section 2.2.8.2.
     “Late Completion Damages” has the meaning set forth in Section 8.2.3.
     “Late Payment Rate” means the lesser of (a) the prime rate of interest (sometimes referred to as the base rate) for corporate loans as published in The Wall Street Journal under “Money Rates” as such rate may be in effect from time to time during the period the delinquent amount remains outstanding, plus two percent (2%) per annum, or (b) the highest per annum interest rate allowed by Applicable Legal Requirements.
     “Letter of Intent” means the Letter of Intent by and between Prairie State Generating Company, LLC and Contractor, dated as of October 14, 2006.
     “Liens” means any lien, encumbrance or security interest and includes mechanic’s liens, materialmen’s liens and supplier’s liens.
     “Lien Waiver” means a waiver and release of Liens in substantially the same form as set forth in Appendix R-11-1, R-11-2, R-11-3 or
R-11-4, as applicable.

     “Limestone Consumption Bonus Amount” has the meaning set forth in Section 8.3.1(i).
     “Limestone Consumption Buydown Amount” has the meaning set forth in Section 8.2.1(i).
     “Limestone Consumption Target” has the meaning set forth in Section 8.1.1.1 of Appendix Z.
     “Limestone Interim Damages” has the meaning set forth in Section 8.2.8.
     “LNTP Activities” means the activities described as such in Appendix V, as such activities may be expanded pursuant to Section 2.1.2.
     “LSB” means the **** (****) last stage blades of the STG.
     “LSB Event” means (a) any **** relating to the LSB of the STG for either Unit, except to the extent caused by (i) **** by Contractor or any of its Subcontractors, it being understood that **** means a **** to **** or **** the LSB in a manner consistent with the instructions of the STG Vendor (or Professional Standards in the absence of Contractor having received such instructions or if such instructions do not provide sufficient guidance), (ii) the **** of another **** of the STG Vendor or other system of a Unit not initially caused by the ****, or (iii) the **** by Contractor or any of its Subcontractors (or PSGC’s operations personnel acting under Contractor’s or any of its Subcontractors’ direction) to **** or **** the **** in accordance with the manuals provided by the **** (or Prudent Industry Practices in the absence of Contractor having received all or any portion of such manuals or if such manuals do not provide sufficient guidance), or (b) any delay in delivery of the **** which delay is related to a **** of its ****, or (c) a **** of the **** after the Effective Date, which in any of the above cases has an adverse impact on the ability of Contractor to achieve any of the Targets.
     “Materials” means any products, supplies or materials that are to be incorporated into the Facility, whether or not substantially shaped, cut, worked, mixed, finished, refined or otherwise fabricated or processed. The term “Materials” is intended to include any item that is to be incorporated into the Facility and that is not Equipment or Consumables.
     “Mechanical Completion” for each Unit means that Contractor has satisfied the requirements set forth in Section 6.1 with respect to such Unit.
     “Mechanical Completion Date” has the meaning set forth in Section 6.1.3.
     “Milestone(s)” means the milestones identified in Appendix J, the achievement of which are a condition of the payment of Fee Installments.

     “Milestone Values” means the values assigned in Appendix J to the Milestones.
     “Moody’s” means Moody’s Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware.
     “Net Electrical Output” has the meaning set forth in Appendix E.
     “Net Electrical Output Bonus Amount” has the meaning set forth in Section 8.3.1(ii).
     “Net Electrical Output Buydown Amount” has the meaning set forth in Section 8.2.1(ii).
     “Net Electrical Output Target” has the meaning set forth in Section 8.1.1.2 of Appendix Z.
     “Net Heat Rate” has the meaning set forth in Appendix E.
     “Net Heat Rate Bonus Amount” has the meaning set forth in Section 8.3.1(iii).
     “Net Heat Rate Buydown Amount” has the meaning set forth in Section 8.2.1(iii).
     “Net Heat Rate Target” has the meaning set forth in Section 8.1.1.3 of Appendix Z.
     “Non-Reimbursable Costs” has the meaning set forth in Appendix I.
     “Notice” means a written notice, order or other communication given under this Agreement to a Party in accordance with Section 20.8.
     “Notice of Final Completion” has the meaning set forth in Section 6.5.2.
     “Notice of Mechanical Completion” has the meaning set forth in Section 6.1.2.
     “Notice of Substantial Completion” has the meaning set forth in Section 6.2.2.
     “Other Benchmark Project” means a construction project involving use of **** (****) or more workers at peak or use of **** (****) or more workers of one single Craft Labor Category at peak, which is located within a radius of **** (****) miles from the Facility Site, excluding any project which primarily involves **** and lasts for a cumulative duration of less than **** (****) Days.

     “Owner Act of Bankruptcy” means (a) if, by order of a court of competent jurisdiction, a receiver or liquidator or custodian or trustee of any Owner, or of all or substantially all of the property of any Owner is appointed and is not discharged within sixty (60) Days, or if, by decree of such a court, any Owner is adjudicated insolvent, or all or substantially all of the property of any Owner is sequestered, and such decree has continued undischarged and unstayed for sixty (60) Days after the entry of such decree, or (b) if a petition to reorganize any Owner, pursuant to the Federal Bankruptcy Code or any other similar statute applicable to any Owner, as now or hereinafter in effect, is filed against any Owner, and is not dismissed within sixty (60) Days after such filing, or (c) if any Owner is adjudicated bankrupt or files a petition in voluntary bankruptcy under any provision of any bankruptcy law or consents to the filing of any bankruptcy or reorganization petition against any Owner, under any such law, or (without limitation of the generality of the foregoing) files a petition to reorganize any Owner, pursuant to the Federal Bankruptcy Code or any other similar statute applicable to any Owner, as now or hereafter in effect, or (d) if any Owner makes an assignment for the benefit of creditors, or admits in writing an inability to pay debts generally as they become due, or consents to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of any Owner, or of all or substantially all of the property of any Owner.
     “Owner Contract” means a contract or purchase order executed or to be executed by PSGC for any Owner Suppliers’ Scope as set forth in Appendix G.
     “Owner Equipment and Materials” means all Equipment and Materials provided or to be provided by Owner Suppliers under Owner Contracts.
     “Owner Guaranty” has the meaning set forth in Section 14.1.
     “Owner Supplier” means a contractor or vendor that has executed an Owner Contract.
     “Owner Supplier Defect” has the meaning set forth in Section 9.7.
     “Owner Supplier Payment Account” has the meaning set forth in Appendix W.
     “Owner Suppliers’ Scope” means (a) those items of Owner Equipment and Materials, (b) construction work, or (c) other items or services to be supplied by PSGC pursuant to an Owner Contract as set forth in Appendix G.
     “Owners” mean the Person(s) who have several, individual, undivided interests in the Facility, designated as such in accordance with the Notice provided to Contractor pursuant to Section 2.0 of Appendix X, as such list of Owners may be amended from time to time pursuant to Section 20.1.

     “Parties” means PSGC and Contractor; “Party” means PSGC or Contractor, as the case may be.
     “Peabody Guaranty” means the guaranty of Peabody Energy Corporation substantially in the form of Appendix R-7.
     “Performance Targets” means the Performance Targets as described in Appendix Z.
     “Performance Tests” means the tests described in Appendix E.
     “Permits” means all waivers, franchises, variances, permits, approvals, authorizations, licenses or orders of or from any federal, state, provincial, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over any Owner, PSGC or Contractor and their respective obligations under this Agreement or the Facility, the Facility Site, the performance of the Work, or the operation of the Facility, as may be in effect from time to time.
     “Person” means any individual, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization, joint venture or other entity with legal constitution under Applicable Legal Requirements, or any government or political subdivision or instrumentality or agency thereof.
     “Personnel” means, with respect to a Person, such Person’s employees, agents, secondees, independent contractors, representatives, invitees, subcontractors, vendors and its agents’, independent contractors’, representatives’, invitees’, subcontractors’, vendors’ respective employees, agents, secondees, personnel, representatives, invitees, subcontractors, vendors or independent contractors.
     “Preliminary Mitigation Plan” has the meaning set forth in Section 11.2.1.
     “Professional Standards” means those standards and practices used by, and the degree of skill and judgment exercised by, recognized United States engineering and/or construction firms, when performing high quality services on power plants similar to the Facility, taking into account, as appropriate, the recommendations and requirements of vendors of Equipment and Materials. It is not intended that Professional Standards as a standard of care may be used by PSGC to require changes to Equipment or Materials that are described with specificity in Appendix A.
     “Project Safety Manual” has the meaning set forth in Section 2.2.12.

     “Project Schedule” is the Level **** schedule as of the Effective Date, and the Level **** schedule as of the Commencement Date, as such Level **** schedule may be updated (in accordance with the terms of this Agreement) from time to time.
     “Proportionate Share” means the proportionate, several, individual undivided interest of each Owner, as a tenant-in-common in and to the Facility as designated in accordance with the Notice provided to Contractor pursuant to Section 2.0 of Appendix X, as such Proportionate Share may be amended from time to time pursuant to Section 20.1.
     “Prudent Industry Practices” means, at a particular time, the practices, methods, materials, supplies, equipment and standards of safety, performance and service that are commonly applied in the electric utility industry in the United States to operate and maintain power plants similar to the Facility, including the use of, and adherence to, equipment, practices and methods, applicable industry codes, standards, and regulations that, in the exercise of reasonable judgment and in light of the facts and circumstances known at the time the decision was made, would be reasonably expected to accomplish the desired result while protecting the Facility and any individual from damage, loss or injury. Prudent Industry Practices are not intended to be limited to the optimum practice or method to the exclusion of all others, but rather to be a spectrum of possible, but reasonable practices and methods, having due regard for, among other things, manufacturers’ and vendors’ requirements and warranties, Applicable Legal Requirements and the requirements of this Agreement.
     “PSGC” has the meaning set forth in the preamble to this Agreement.
     “PSGC Act of Bankruptcy” means (a) if, by order of a court of competent jurisdiction, a receiver or liquidator or custodian or trustee of PSGC, or of all or substantially all of the property of PSGC, is appointed and is not discharged within sixty (60) Days, or if, by decree of such a court, PSGC is adjudicated insolvent, or all or substantially all of the property of PSGC is sequestered, and such decree has continued undischarged and unstayed for sixty (60) Days after the entry of such decree, or (b) if a petition to reorganize PSGC pursuant to the Federal Bankruptcy Code or any other similar statute applicable to PSGC, as now or hereinafter in effect, is filed against PSGC and is not dismissed within sixty (60) Days after such filing, or (c) if PSGC is adjudicated bankrupt or files a petition in voluntary bankruptcy under any provision of any bankruptcy law or consents to the filing of any bankruptcy or reorganization petition against PSGC under any such law, or (without limitation of the generality of the foregoing) files a petition to reorganize PSGC pursuant to the Federal Bankruptcy Code or any other similar statute applicable to PSGC, as now or hereafter in effect, or (d) if PSGC makes an assignment for the benefit of creditors, or admits in writing an inability to pay debts generally as they become due, or consents to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of PSGC, or of all or substantially all of the property of PSGC.
     “PSGC Authorized Parties” has the meaning set forth in Section 9.2.
     “PSGC Engineer” means the engineering firm designated by PSGC, for the benefit of Owners, from time to time in a Notice to Contractor as PSGC’s engineer for the Facility.
     “PSGC Events of Default” has the meaning set forth in Section 13.5.2.
     “PSGC Hazardous Substances” has the meaning set forth in Section 3.9.
     “PSGC Indemnitees” has the meaning set forth in Section 12.1.
     “PSGC Permits” has the meaning set forth in Section 3.2.
     “PSGC Project Manager” has the meaning set forth in Section 3.6.
     “PSGC-Provided Supplies” has the meaning set forth in Section 3.16.
     “PSGC Taxes” has the meaning set forth in Section 3.4.1.
     “PSGC Test Interruption” has the meaning set forth in Appendix E.
     “Qualified Backup Guaranty” means a guaranty of the obligation of an Owner under its Owner Guaranty, in substantially the form of the Peabody Guaranty, issued by an Eligible Person meeting the requirements of (a), (c) or (e) of the definition of Eligible Person. So long as one hundred percent (100%) of the obligations of an Owner are guaranteed, a Qualified Backup Guaranty for such Owner may consist of two or more guaranties of the applicable Owner Guaranty (i) issued by Eligible Persons who meet the requirements of (a), (c) or (e) of the definition of Eligible Person and (ii) guaranteeing (severally and not jointly) only the percentage of the Owner’s obligations under its Owner Guaranty that relates to the issuing guarantor’s direct or indirect ownership interest in the Owner.
     “Rating Agency” means any of Standard & Poor’s, Moody’s or Fitch (or another nationally recognized credit rating agency of similar standing).
     “Receiving Party” has the meaning set forth in Section 18.1.
     “Reconciled Application for Payment” has the meaning set forth in Section 5.2.2.
     “Record Documents” has the meaning set forth in Section 2.13.
     “Recovery Plan” has the meaning set forth in Section 2.3.2.1.

     “Reimbursable Costs” has the meaning set forth in Appendix I.
     “Release” means spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping, or disposing into or migration within the environment.
     “Remediation” means the investigation, handling, treatment, transportation, removal, disposal, remediation and cleanup of, and other corrective action for, Hazardous Substances and/or damage to the environment caused by Hazardous Substances.
     “Replacement Contractor” has the meaning set forth in Section 13.4.1.
     “Review Committee” has the meaning set forth in Section 20.21.
     “Rules” has the meaning set forth in Section 17.2.1.
     “Sales Taxes” has the meaning set forth in Section 2.2.9.1.
     “Samples” has the meaning set forth in Section 01330 of Appendix A.
     “Separate Contractors” means subcontractors and vendors of PSGC (other than Owner Suppliers) that will perform work for or on behalf of PSGC as to which Section 2.15 applies.
     “Sound Level Targets” means the sound level(s) required pursuant to Section 02200(G) and (H) of Appendix A.
     “Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of McGraw-Hill Inc.
     “Startup Period” has the meaning set forth in Section 3.8.1.
     “STG” means, for each Unit, the steam turbine generator for such Unit.
     “STG Vendor” means the Owner Supplier supplying the STGs under an Owner Contract.
     “Subcontractor” means each and every Supplier, subcontractor or contractor of any tier performing any part of the Work, including providing any Contractor Equipment and Materials, directly or indirectly for or to Contractor.
     “Submittals” means all documents required to be submitted to PSGC by Contractor pursuant to Appendix A or other provisions of this Agreement.

     “Substantial Completion” for each Unit means that Contractor has satisfied the requirements set forth in Section 6.2 and Section 01780, paragraph 1.02 of Appendix A with respect to such Unit.
     “Substantial Completion Date” has the meaning set forth in Section 6.2.3.
     “Supplier” means a manufacturer, fabricator, supplier, distributor, materialman or vendor of Contractor or a Subcontractor.
     “Target Assumptions” means the assumptions set forth in Appendix N.
     “Target Contract Dates” means the Target Mechanical Completion Date for each Unit, the Early Target Substantial Completion Date for each Unit, the Base Target Substantial Completion Date for each Unit, the Contractual Target Substantial Completion Date for each Unit and the Target Final Completion Date, as such dates may be adjusted pursuant to this Agreement.
     “Target Final Completion Date” means the **** of the Contractual Target Substantial Completion Date of Unit 2, as such date may be adjusted pursuant to this Agreement, unless the Substantial Completion Date of Unit 2 occurs after the Contractual Target Substantial Completion Date of Unit 2, in which case, the Target Final Completion Date shall be the earlier of (i) the Day prior to the **** of the Substantial Completion Date of Unit 2, or (ii) the **** (****) Day following the **** of the Contractual Target Substantial Completion Date of Unit 2.
     “Target Mechanical Completion Date” means (a) for Unit 1, the date that is **** (****) Days after the Commencement Date, and (b) for Unit 2, the date that is **** (****) Days after the Commencement Date, in each case, as such dates may be adjusted pursuant to this Agreement. The foregoing dates are premised upon the Base Target Substantial Completion Dates.
     “Target Price” means the amount set forth in Appendix T-1 as such amount may be adjusted pursuant to this Agreement.
     “Target Price Estimate” means the detailed breakdown of the Target Price compiled by Contractor and initialed by the Parties.
     “Targets” means the Target Price, the Target Contract Dates, and the Performance Targets.
     “Taxes” means all taxes, assessments, levies, duties, fees, charges and withholdings of any kind whatsoever and all penalties, fines, additions to tax, and interest thereon.

     “Term” means the period of time commencing upon the Effective Date and ending upon the earlier of the last Day of the Warranty Period for Unit 2 or the termination of this Agreement.
     “Termination Cost Cap” has the meaning set forth in Appendix J.
     “Termination Payment” has the meaning set forth in Section 13.1.1.
     “Threshold Amount” has the meaning set forth in Section 5.2.7.
     “Total Installed Cost” has the meaning set forth in Appendix T-2.
     “Transmission Owner” means Ameren Services Company, acting as agent for Illinois Power Company under the Interconnection Agreement.
     “Transmission Owner Facilities” means the transmission facilities to be provided by the Transmission Owner.
     “Unit” means either Unit 1 or Unit 2, as the case may be, collectively, the “Units.”
     “Unit 1” means (a) that portion of the Facility consisting of the first of two pulverized coal-fired power generation units to be provided, installed and started-up by Contractor, and (b) the Common Facilities (other than Common Facilities associated with Unit 2 as set forth in Appendix A).
     “Unit 1 Punch List” has the meaning set forth in Section 6.3.1.
     “Unit 2” means that portion of the Facility consisting of the second of two pulverized coal-fired power generation units (and the Common Facilities associated with Unit 2 as set forth in Appendix A) to be provided, installed and started-up by Contractor.
     “Unit 2 Punch List” has the meaning set forth in Section 6.3.2.
     “Unit Equivalent Availability” has the meaning set forth in Appendix E.
     “Unit Equivalent Availability Buydown Amount” has the meaning set forth in Section 8.2.2.
     “Unit Equivalent Availability Target” has the meaning set forth in Section 8.1.1.4 of Appendix Z.
     “Unit Equivalent Availability Test” means the thirty (30) consecutive Day Equivalent Availability Test described in Appendix E.

     “Unit Hundred Hour Test” means the one hundred (100) consecutive hour Equivalent Availability Test described in Appendix E.
     “Utility Facilities” means the third party permanent facilities for potable water, sewer, phone, cable and other utility services to which Contractor will Connect the Facility.
     “Utility Interconnection Points” means the respective points where the Facility will be Connected to each of the Utility Facilities as set forth in Appendix A.
     “Warranties” means the warranties made by Contractor in Article 9.
     “Warranty Defect” has the meaning set forth in Section 9.2.1.
     “Warranty Period” has the meaning set forth in Section 9.5.1.
     “Work” has the meaning set forth in Section 2.2.
     1.2 Certain Interpretative Matters. In this Agreement, unless the context otherwise requires:
(a)	the singular number includes the plural number and vice versa;

(b)	reference to any Person includes such Person’s successors and assigns that are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)	any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with generally accepted accounting principles in the United States consistently applied;

(d)	“including” (and with correlative meaning “include”) means (i) including without limiting the generality of any description preceding such term, and (ii), with respect to any description following such term, means “including, without limitation” and “including, but not limited to;”

(e)	reference to any Applicable Legal Requirement means such Applicable Legal Requirement as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time;

(f)	a reference in a document to an Article, Section, Exhibit, Schedule, Annex, or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated and Exhibits,

Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document;

(g)	without limiting the rights or obligations of the Parties pursuant to Article 10, any agreement, document, instrument, or insurance policy, defined or referred to herein or in any agreement or instrument that is referred to herein (including this Agreement) means such agreement, document, instrument, or insurance policy, as from time to time amended, modified, supplemented, superseded, or replaced in accordance with the terms thereof and, if applicable, the terms hereof, including (in the case of agreements or instruments) by waiver or consent, and references to all attachments thereto and instruments incorporated therein; and

(h)	“as indicated” refers to drawings;

(i)	unless the context specifically requires otherwise, the terms “approval,” “consent,” “accept,” “acceptance,” “authorization” and terms of similar import shall be deemed to be followed by the phrase “which shall not be unreasonably withheld, unreasonably conditioned or unreasonably delayed;”

(j)	“hereof,” “herein,” “hereby,” “hereto,” and similar words refer to this entire Agreement and not any particular article, section, subsection or other subdivision of, or Appendix, or schedule to this Agreement;

(k)	an amount is “due” or “owing” (or using words of similar meaning) when the payment period associated with such payment obligation has expired (excluding cure periods);

(l)	any discretionary activity to be exercised by a Person hereunder (including any approval to be granted by such Person) shall be deemed to include the requirement that such Person exercise its discretion reasonably, unless otherwise specifically provided herein; and

(m)	a “month” refers to a calendar month.
     1.3 Order of Precedence.
          1.3.1 Notice. Each Party shall provide Notice to the other Party of any discovered conflict or inconsistency among any of the Appendices or between any of the Appendices and the Body of this Agreement promptly upon such Party acquiring actual knowledge of such conflict or inconsistency. In the event of any conflict between provisions within the Body of this Agreement and the Appendices, the following order of precedence for construction and interpretation shall apply unless the Parties otherwise agree:

(a)	Amendments and Change Orders to the Body of this Agreement duly signed and issued after the Effective Date, with those of a later date having precedence over those of an earlier date;

(b)	the Body of this Agreement;

(c)	Change Orders to Appendices duly signed and issued after the date of this Agreement, with those of a later date having precedence over those of an earlier date;

(d)	All Appendices.
          1.3.2 Conflict. In the event of a conflict within any of the levels set forth in the order of precedence in Section 1.3.1, the Party identifying such conflict shall give notice to the other Party and the Parties shall evaluate the conflict and use their respective reasonable efforts to resolve the conflict and, as necessary, set forth the solutions in writing by executing a Change Order, as appropriate. In the event the Parties are unable to resolve the conflict, the decision shall be made by PSGC, in consultation with the PSGC Engineer, and must be consistent with Professional Standards, subject to Contractor’s rights under Article 17. Such resolution shall be provided by written Notice to Contractor. In the event a lower level of precedence set forth in Section 1.3.1 contains additional or more detailed requirements than are contained in a higher level precedence, the existence of such additional or detailed requirement does not constitute a conflict. Notwithstanding anything in this Section 1.3, the provisions of this Agreement, including all Appendices, shall wherever possible be construed as complementary rather than conflicting.
     1.4 PSGC Acting as Agent for Owners.
          1.4.1 Appointment as Agent. On the Commencement Date, each Owner, as evidenced by its Owner Guaranty, will have agreed to designate and appoint PSGC as its agent to act for and on behalf of such Owner for all purposes under this Agreement. In each such Owner Guaranty, each Owner will affirm to Contractor that PSGC shall take all actions under this Agreement on behalf of such Owner and that PSGC shall exercise all rights and perform all obligations of such Owner under this Agreement, except (a) the right of each Owner to receive its Proportionate Share of the Facility and other Work as to which title (or license) is to vest in each Owner pursuant to this Agreement, (b) the several obligation of each Owner to make payment of its Proportionate Share of all payments due to Contractor under this Agreement, and (c) other rights of Owners that are expressly reserved in this Agreement. PSGC covenants to Contractor that, prior to the Commencement Date, it will have accepted its designation as agent for each Owner.
          1.4.2 Actions Against Contractor. On the Commencement Date each Owner, as evidenced by its Owner Guaranty, will have agreed that it will (a) enforce all of its rights against Contractor hereunder solely through the collective action of PSGC on behalf of all Owners, and (b) bring no other action against Contractor in connection with or arising under this Agreement in its own name or otherwise except through PSGC; provided, however, nothing in this Section 1.4.2 shall limit the rights of an Owner (i) to defend any claims made by Contractor under or pursuant to its Owner Guaranty, or (ii) to pursue a Claim that must be commenced or defended in its own name; provided, further, in the case of clause (ii) above, Owners agree to use their respective reasonable efforts to consolidate similar Claims in a single action.
          1.4.3 Binding Effect. On the Commencement Date, each Owner, as evidenced by its Owner Guaranty, will have agreed that it and the successors and assigns of its Proportionate Share, in whole or in part, shall be bound by all of the limitations and restrictions imposed upon PSGC under this Agreement as though such limitations and restrictions were imposed directly upon such Owner.
          1.4.4 Actions of Contractor. Contractor agrees that on and after the Effective Date, it shall bring all actions and claims arising under this Agreement against PSGC pursuant to the provisions of Article 17; provided, however, on and from the Commencement Date, if PSGC shall have failed to make an undisputed (as determined by PSGC, not the individual Owner) payment when due to Contractor and Contractor gives Notice to PSGC pursuant to Section 1.4.5 requesting the identity of any Owner (or Owners) that has failed to pay its Proportionate Share of amounts due and owing to Contractor, and PSGC has given Contractor Notice of the identity of such Owner (or Owners), then Contractor may bring such action directly against a non-paying Owner for any failure by such non-paying Owner to pay its Proportionate Share of such payment obligation to Contractor under and pursuant to such Owner’s Owner Guaranty. Notwithstanding the foregoing, Contractor shall be entitled to exercise its other rights hereunder in the event of a payment default, including its right to suspend performance of the Work and its termination rights pursuant to this Agreement.
          1.4.5 Several Liability. On and from the Commencement Date, each Owner shall be severally (and not jointly) liable for its Proportionate Share of all amounts owed to Contractor hereunder. Such several obligation of each Owner shall be reflected in such Owner’s Owner Guaranty. In the event of any failure by PSGC to pay Contractor any undisputed amount when due under this Agreement, then within two (2) Business Days following receipt by PSGC of a written request by Contractor to PSGC, PSGC shall provide Notice to Contractor of the identity of Owner or Owners who have not paid their Proportionate Share of any amount owed to Contractor giving rise to such payment default and the amount of the payment deficiency of each such Owner.

ARTICLE 2
CONTRACTOR’S WORK AND OTHER OBLIGATIONS
     2.1 Commencement of the Work.
          2.1.1 Effectiveness; LNTP Activities. This Agreement shall be effective and the Parties shall be bound by the conditions applicable to their conduct on the Effective Date. Contractor shall also provide PSGC with the forecast required by Section 5.9. Contractor is authorized to and shall, from and after the Effective Date, proceed with the performance of the LNTP Activities. The schedule for performance of the LNTP Activities is set forth in Appendix V. In no event will the cumulative payment liability of PSGC to Contractor in respect of the LNTP Activities prior to the Commencement Date exceed the Cash Flow Cap Curve or, in the event of termination of this Agreement prior to the Commencement Date, the Termination Cost Cap associated therewith. In no event will PSGC be liable for or responsible for any costs incurred by Contractor prior to the Commencement Date for any Work Contractor performs other than the LNTP Activities unless (a) agreed to by the Parties in a Change Order, (b) assumed by PSGC pursuant to the provisions of Section 13.4 in connection with a termination of this Agreement, or (c) PSGC suspends performance of the Work (or is deemed to have suspended performance of the Work) in accordance with Section 2.1.2) and then only with respect to the cost of such suspension as determined under this Agreement. The LNTP Activities are part of the Work for all purposes of this Agreement, including the right to suspend Work for convenience pursuant to Section 4.4 and the Change provisions of Article 10. A condition precedent to Contractor’s execution of this Agreement is that all amounts due to Contractor pursuant to the Letter of Intent as at the Effective Date have been paid for in full. PSGC shall be liable, as an obligation under this Agreement (and not as an obligation under the Letter of Intent), to make payments pursuant to Task Orders 7, 8 and 9 issued under the Letter of Intent, to the extent unpaid as at the Effective Date. Only amounts paid (whether under the Letter of Intent or under this Agreement) for work performed from and after June 1, 2007, are included in the Target Price and will be included in the calculation of the Total Installed Cost. A condition precedent to PSGC’s execution of this Agreement is (i) the surrender to PSGC of the Guaranty of Peabody Energy Corporation, dated as of November 7, 2006, in favor of Bechtel Power Corporation, which guaranty, upon execution of this Agreement by the Parties, will be deemed terminated in its entirety, and (ii) delivery to Contractor, and Contractor’s acknowledgement, of that certain letter from Peabody Energy Corporation, dated as of the Effective Date, and relating to Section 2.1.3.2(c). A condition precedent to Contractor’s execution of this Agreement is the delivery by PSGC of the Initial Guaranty.
          2.1.2 Full Notice to Proceed         . If and when PSGC has determined it is desirable for Contractor to commence full performance of the Work and the requirements of Sections 2.1.3.2 (a) through (d) and (f) through (h) have been satisfied, PSGC may deliver to Contractor a Notice in form of Appendix R-1 (the “Full Notice to Proceed”), which will authorize Contractor to commence full performance of the Work on the Business Day following delivery of such Notice (the “Commencement Date”). PSGC shall deliver a Notice to Contractor that it intends to deliver the Full Notice to Proceed no less than thirty (30) Days prior to delivering the Full Notice to Proceed (the “FNTP Advance Notice”). If the Full Notice to Proceed is delivered to Contractor prior to October 1, 2007, for purposes of the Target Contract Dates and the Project Schedule only, the Commencement Date will be deemed to be October 1, 2007. If the Full Notice to Proceed has not been delivered to Contractor by October 1, 2007, then (i) the Target Price and Project Schedule (including Target Contract Dates) will be equitably adjusted until the Full Notice to Proceed is delivered, and (ii) either PSGC shall authorize in writing the continued performance of the Work beyond October 1, 2007, by way of an expansion of the scope of the LNTP Activities, or PSGC shall suspend the further performance of the Work in accordance with Section 4.4; provided, that, in the absence of any continuing authorization from PSGC to continue performance of the Work, it will be deemed that PSGC has suspended the further performance of the Work in accordance with Section 4.4. In the event of any expansion of LNTP Activities, suspension or deemed suspension as described above, the Cash Flow Cap, the Cash Flow Cap Curve and the Termination Cost Cap will be equitably adjusted. If the Commencement Date has not occurred by March 31, 2008, then either PSGC or Contractor may terminate this Agreement upon thirty (30) Days’ prior Notice to the other Party, and the termination will be effected as described in Section 13.1, without any other liability to either Party as a result of such termination.
          2.1.3 FNTP Requirements.
          2.1.3.1 Contractor’s FNTP Requirements. At any time PSGC delivers a FNTP Advance Notice, Contractor shall fulfill the following requirements:
                    (a) within ten (10) Business Days of delivery of the FNTP Advance Notice, advise PSGC in writing that (i) there are no grounds of which it has knowledge on which a claim by Contractor pursuant to Article 10 may be based or (ii) the specific grounds upon which all claims by Contractor pursuant to Article 10 may be based together with an estimate of the impact thereof on the Target Price, Target Contract Dates and other terms and conditions of this Agreement (with further detail provided in a timely manner), it being understood that Contractor will not be entitled to a Change Order for Change Events to the extent Contractor had knowledge of the grounds therefor and failed to disclose such grounds as required above; and
                    (b) contemporaneously with the delivery of the Full Notice to Proceed, deliver to PSGC:

               (i) evidence of insurance required to be obtained by Contractor in accordance with Appendix Q (if not previously delivered); (ii) the Level **** Project Schedule (non-resource loaded) in native format; and
               (iii) subject to Section 20.24, surrender the Initial Guaranty for cancellation; provided, that Contractor has been provided (i) executed Owner Guaranties for all Proportionate Shares from such Persons specified in the Notice given to Contractor in accordance with Section 2.0 of Appendix X, accompanied in each case by an opinion of counsel (inside or outside) substantially in the form of Appendix R-10, and (ii) executed Peabody Guaranties in the form of Appendix R-7 with respect to Owners that are Affiliates of Peabody Energy Corporation.
2.1.3.2 Commencement of Full Performance of the Work. Contractor’s obligation to commence full performance of the Work is subject to:
                    (a) PSGC having furnished to Contractor evidence of insurance required to be obtained by PSGC in accordance with Appendix Q (if not previously delivered);
                    (b) PSGC having obtained those PSGC Permits required to be obtained by PSGC for the commencement of construction and Contractor having received copies of such PSGC Permits;
                    (c) each Owner having provided (i) evidence that it has a rating on its debt from one or more of the Rating Agencies of Investment Grade or has obtained a shadow rating of Investment Grade, or (ii) reasonable assurance to Contractor of its ability to pay its Proportionate Share of the Compensation, or (iii) evidence of the Financial Closing of a Financing in respect of which the lending commitment is fully sufficient to fund payments of its Proportionate Share of the Compensation (which on the Effective Date means an amount equal to the Target Price and the Fee, assuming that the Total Installed Cost equals the Target Price);
                    (d) each Owner having provided an executed Owner Guaranty to Contractor, accompanied in each case by an opinion of counsel (inside or outside) substantially in the form of Appendix R-10, for its Proportionate Share and each Owner(s) that is an Affiliate of Peabody Energy Corporation having provided executed Peabody Guaranties in the form of Appendix R-7;
                    (e) PSGC having delivered the Full Notice to Proceed;

                    (f) PSGC having provided access to the Facility Site in accordance with Section 3.1;
                    (g) PSGC having paid all amounts then due and owing to Contractor under this Agreement; and
                    (h) PSGC having given the notice required by Section 2.0 of Appendix X.
It is understood by the Parties that with respect to Section 2.1.3.2(c) and at any time after issuance of the Full Notice to Proceed, Contractor will be entitled to request a meeting with any Owner, which meeting shall be arranged by PSGC, for the purpose of providing Contractor with reasonable information related to the credit standing and financial position of such Owner as it relates to its plan to finance or otherwise fund its Proportionate Share of the Compensation. Any Owner that provides evidence of a Financial Closing pursuant to Section 2.1.3.2(c)(iii), agrees to allow Contractor to review a controlled copy of those portions of its loan agreement and/or other related agreements that directly relate to the payment of Compensation hereunder. Such copy will remain in the possession of such Owner or its Financing Parties at the time of its review by Contractor.
     2.2 Work to be Performed. Except as otherwise expressly set forth in this Agreement as being the responsibility of PSGC, Contractor shall, in accordance with this Agreement, perform or cause to be performed all acts or actions required under this Agreement, including designing, engineering, inspecting, securing, permitting (with respect to Contractor Permits), procuring Equipment, Materials and Consumables, transportation, expediting, equipping, supplying, constructing, installing, Connecting, training operators, commissioning, starting-up, testing, construction management and administration of Owner Contracts in accordance with Appendix W and completing the Facility (whether at the Facility Site or elsewhere as applicable) and satisfying Contractor’s warranty obligations during the Warranty Period (collectively, the “Work”). Contractor represents and warrants that it has thoroughly familiarized itself with all requirements of this Agreement regarding the Work and has the requisite qualifications to perform, or cause to be performed, all aspects of the Work in accordance with this Agreement. Without otherwise limiting Contractor’s responsibility under this Agreement, including the responsibility to define the scope of work and/or services for each Owner Contract as part of the Work, furnishing Owner Suppliers’ Scope is not part of the Work. All work and services performed by or on behalf of Contractor under the Letter of Intent shall be treated as if performed under this Agreement. The definition of Work, together with the Owner Suppliers’ Scope, includes everything necessary to complete the Facility consistent with Professional Standards. The Work shall be performed by Contractor in accordance with Professional Standards. Contractor shall perform all managerial, supervisory, administrative services, and construction management that may be necessary to ensure the proper and timely completion of the Facility in accordance with this Agreement. Contractor agrees that Contractor will be ultimately responsible for the proper and timely completion of the entirety of the Work in accordance with this Agreement, whether performed by Contractor or by any Subcontractor. The intent of this Agreement is to relieve PSGC of the necessity of performing the Work, or any part thereof, to complete the Facility in accordance with the requirements of this Agreement, except as expressly and specifically itemized herein as being performed by PSGC in accordance with this Agreement. Contractor hereby undertakes the following covenants and agrees to perform the Work and its obligations hereunder as follows:
          2.2.1 Engineering/Design Services. Contractor represents and warrants that it has thoroughly familiarized itself with this Agreement, that it shall provide all engineering and design services (other than engineering and design services that are part of Owner Suppliers’ Scope) necessary for the achievement of the Performance Targets and the Sound Level Targets. All engineering and design performed as part of the Work will be, and will have been, performed in accordance with Professional Standards and Applicable Legal Requirements, and the Facility will be engineered and designed to operate in conformity with the requirements of this Agreement, Professional Standards, and Applicable Legal Requirements. Engineering and design services shall include those services described in Appendix A. The Facility shall be designed so as to be capable of generating, transmitting and delivering electricity and satisfying each of the Performance Targets as demonstrated during the Performance Tests and the Sound Level Targets. Contractor shall cooperate with PSGC and PSGC’s Engineer with respect to the performance by PSGC of its obligations under Article 3. All engineering parts of the Work requiring certification under Applicable Legal Requirements shall be certified by professional engineers licensed and properly qualified in the State of Illinois to perform such engineering services. All such professional services shall be performed with the degree of care, skill and responsibility customary among such licensed personnel.
          2.2.2 Supervision and Superintendence.
          2.2.2.1 Supervision of Work; Responsibility. Contractor shall supervise and direct the Work competently and efficiently, devoting such attention thereto and applying such skills and expertise as may be necessary to perform the Work in accordance with this Agreement. Contractor shall be responsible for the conduct of Persons under its supervision. Contractor shall be responsible for check-out, start-up and testing of the Facility and shall carry out those activities in accordance with all applicable codes and Applicable Legal Requirements, the start-up and check-out requirements and procedures as set forth in Appendix A and the requirements for the Performance Tests. During start-up of the Facility, Contractor shall coordinate with PSGC’s operating personnel to be provided by PSGC pursuant to Section 3.5 and shall schedule and phase-in the activities of such personnel in accordance with an operator phase-in plan to be prepared and submitted by Contractor for PSGC’s review and approval no later than twelve (12) months after the Commencement Date.
          2.2.2.2 Manufacturers’ Field Representatives. Contractor shall keep at the Facility Site (through either the Contractor Subcontracts or, with PSGC’s support, the Owner Contracts), competent manufacturers’ field representatives and any necessary assistants in connection with the erection, installation, start-up, or testing of Equipment and other components of the Facility, or for instruction or training of PSGC’s Personnel thereon, as needed and/or as required by Appendix A.
          2.2.3 Contractor’s Construction Manager. At all times when performing Work on the Facility Site and at all times on and from the Commencement Date, Contractor shall keep at the Facility Site during the progress of the Work a competent project construction manager (“Contractor’s Construction Manager”), who shall not be replaced without the prior concurrence by PSGC with the replacement proposed by Contractor. Contractor’s Construction Manager shall be solely dedicated to the performance of the Work. With prior Notice to PSGC, Contractor may designate a temporary construction manager, who shall be deemed to be Contractor’s Construction Manager, if and when Contractor’s Construction Manager is away from the Facility Site for four (4) or more consecutive Days. Contractor’s Construction Manager shall be Contractor’s representative at the Facility Site and shall have authority to act on behalf of and bind Contractor with respect to day-to-day decisions in the ordinary course of business; provided, however, Contractor’s Construction Manager has no authority to execute a Change Order or amend this Agreement. Further, Contractor’s Construction Manager shall be responsible for furnishing information on a timely basis as reasonably requested by PSGC, shall have the authority to agree upon procedures for coordinating Contractor’s efforts with those of PSGC, and shall be present or duly represented at the Facility Site at all times when the Work is being performed. Contractor’s Construction Manager will not be Contractor’s Authorized Representative, unless Contractor specifically appoints him or her as its Authorized Representative. PSGC may rely upon the actions of Contractor’s Construction Manager taken within the authority set forth in this Section 2.2.3. Any communication (other than a Notice) given to the Contractor’s Construction Manager will be deemed to be given to Contractor.
          2.2.4 Certain Facility Site Related Work. Contractor shall be responsible for clearing, preparation, excavation, fill and landscaping of the Facility Site as is necessary to perform the Work in accordance with this Agreement. Contractor shall also be responsible to clear, prepare and rough grade that portion of the Facility Site on which the Transmission Owner Facilities will be located as indicated in Appendix S, which portion of the Facility Site will cease to be part of the Facility Site upon completion of such activities. Such Work shall be performed in accordance with the Project Schedule to enable PSGC to arrange for the timely installation of the Transmission Owner Facilities. Contractor shall provide for the procurement of all soil, gravel and similar materials required for the performance of or otherwise in connection with the Work and the proper disposal of such materials, subject to Section 2.5.4. Contractor shall provide adequate treatment of and protection against soil erosion and water runoff resulting from the Work. Contractor shall provide for the collection and disposal of groundwater resulting from the Work. For the avoidance of doubt, Contractor shall have no responsibility for pre-existing Hazardous Substances existing on the Facility Site, except to the extent provided in Section 2.2.13.2(b).
          2.2.5 Reference Points. Contractor shall provide engineering surveys to establish reference points for construction, which in Contractor’s judgment are necessary to enable Contractor to perform the Work. Contractor shall be responsible for laying out the Work and shall protect and preserve such established reference points. Any changes to the established reference points shall require Contractor to update all Submittals (including those previously submitted) reflecting the new reference points. Such updating shall be undertaken promptly, consistent with Professional Standards, and without delaying Work that will be based on such updating. Contractor shall provide Notice to PSGC whenever any reference point is lost or destroyed or requires relocation and shall be responsible for the accurate replacement or relocation of such reference points by professionally qualified Personnel.
          2.2.6 Procurement of Materials, Equipment.
          2.2.6.1 Procurement of and Responsibility for Materials and Equipment. Except as otherwise provided in this Agreement, as part of the Work, Contractor shall furnish and assume full responsibility for all Contractor Equipment and Materials, Construction Aids, Consumables, Incidental Equipment, labor, transportation, construction equipment and machinery, tools, appliances, fuel and power, light, heat, telephone, water (including potable water for Personnel performing Work on the Facility Site), sanitary facilities, temporary facilities, Internet and other communications access and all other facilities, products, items, supplies and incidentals necessary for the performance of its obligations under this Agreement.
          2.2.6.2 New Materials and Equipment; No Liens. Each item of Contractor Equipment and Materials shall be (a) new and unused and (b) free from any Liens or Claims by any third Persons, provided, that in the case of clause (b) above, PSGC has made payment of all amounts of Compensation properly due to Contractor in respect of such item, and Contractor shall furnish PSGC with evidence thereof. All Equipment and Materials delivered to the Facility Site shall be applied, installed, connected, erected, used, cleaned, and conditioned in accordance with the instructions of the applicable Supplier.
          2.2.6.3 Safety Standards. All Work shall be designed to meet the safety standards established by Applicable Legal Requirements and this Agreement.
          2.2.6.4 Total Cost Breakdowns. Contractor shall provide to PSGC a cost breakdown of the aggregate amount paid to Owner Suppliers, the Fee, and Reimbursable Costs in accordance with Appendix K. Such information shall be provided, (a) with respect to Unit 1, on or before the reasonably projected Substantial Completion Date of Unit 1, and (b) with respect to the Facility, on or before the reasonably projected Substantial Completion Date of Unit 2. Such information shall be updated on the Final Completion Date. Overhead and profit should not be listed as separate items.
          2.2.7 Inspection, Factory Tests and Expediting. Contractor shall perform all inspection, component testing, expediting, quality surveillance and traffic services as necessary for the performance of the Work, including the provision of such services in connection with the Owner Contracts. Contractor’s responsibilities under this Section 2.2.7 shall include inspecting and testing such work and Equipment and Materials, as is customarily inspected and/or tested in accordance with Professional Standards, including inspecting work in progress at intervals appropriate to the stage of construction, fabrication or shipment on or off the Facility Site as necessary to ensure that such work is proceeding in accordance with this Agreement and the Project Schedule. All third party inspections, tests or approvals shall be performed by qualified organizations acceptable to Contractor and PSGC. If Applicable Legal Requirements require any Work to specifically be inspected, tested or approved, Contractor shall assume full responsibility therefor and furnish to PSGC the required certificates of inspection, testing or approval. Not later than the date that the Full Notice to Proceed is delivered to Contractor, Contractor will supply to PSGC a quality surveillance plan for all Equipment that will be inspected by Contractor. Each monthly progress report delivered by Contractor shall specify the date, time and location of factory tests, inspections and witness points of which Contractor is then aware of and intends to witness with respect to Equipment and Materials or other work to be provided or performed by its Subcontractors and/or Owner Suppliers in the month following the month in which each such progress report is delivered to PSGC. If and when Contractor obtains new information about such factory tests, inspections or witness points or other factory tests, inspections or witness points that was not available to it when the monthly progress report was delivered, it will promptly advise PSGC and update such information as necessary to allow PSGC and the PSGC Engineer a reasonable opportunity to attend such event. Contractor shall give reasonable notice of changes to such dates, times and locations to allow PSGC and the PSGC Engineer to make arrangements to attend, it being understood that tests, inspections or witness points to be performed outside the United States will require additional notice. PSGC and its invitees (including representatives of Owners and the Engineers) shall have the right, but not the obligation, to attend any inspections, tests or approvals of the Work. In no event shall Contractor’s obligation to provide notice regarding certain tests, inspections or approvals or PSGC’s and its designees’ right to attend tests, inspections or approvals, limit, delay, or modify Contractor’s obligation to perform all tests, inspections or obtain approvals required by this Agreement. Successful completion of factory or other off-Facility site tests is a precondition to shipment of such Equipment to the Facility Site or other Contractor storage facility; provided, however, Contractor may authorize such shipment if, prior to shipment, Contractor presents a plan consistent with Professional Standards to PSGC to rectify the reasons for such failure. Contractor shall thereafter implement such plan and reperform and demonstrate that such test has been passed. Should Contractor fail to give proper notice under this Section 2.2.7, at PSGC’s option, Contractor shall reperform or reinspect any such test or inspection as to which Contractor failed to give proper notice if PSGC has reviewed the test results (which are to be provided to PSGC within seven (7) Days of such failure or as soon thereafter as test results are available to Contractor) and gives notice to Contractor questioning the validity thereof. Attendance by PSGC at any such test or inspection despite the lack of proper notice will waive PSGC’s right to cause Contractor to so retest or reinspect. PSGC shall require that its Personnel conform to all safety and security requirements that may apply to the location where the inspection shall be performed.
          2.2.8 Labor and Personnel.
          2.2.8.1 Qualified Personnel. Except as set forth in Section 3.5, Contractor shall provide competent and suitable qualified Personnel to perform the Work, and Contractor shall be solely responsible for all labor and Personnel required in connection with the Work, including: (a) professional engineers licensed to perform engineering services in accordance with Applicable Legal Requirements and qualified to perform the type of engineering services required by Contractor hereunder, and (b) the Contractor’s Construction Manager who has the experience and authority to supervise and manage the Work on behalf of Contractor. Contractor’s staff shall include the key personnel set forth in Appendix H, who shall be dedicated to the performance of the Work (the “Key Personnel”). Contractor shall in good faith consult with PSGC regarding the removal or replacement of any Key Personnel. Without PSGC’s prior approval, Contractor shall neither reassign Key Personnel to any other project nor give Key Personnel tasks related to any matter other than the Work, except to the extent that such reassignment or other tasks (a) could not reasonably prevent, delay or hinder the performance of the Work by Contractor in accordance with this Agreement or (b) is necessitated by serious personal reasons (e.g., death, retirement, or personal or family illness); provided, that the foregoing limitations will not preclude the career advancement of any of the Key Personnel. If at any time during the performance of the Work, any of Contractor’s or its Subcontractors’ personnel becomes reasonably unacceptable to PSGC, then, upon notice from PSGC setting forth its objections to the performance of such individual, Contractor and PSGC shall discuss such personnel issues and attempt to resolve any problem involving such personnel. If the attempt to resolve such problem is not successful in the reasonable judgment of PSGC, Contractor shall replace such individual as soon as possible consistent with a diligent effort to find a suitable replacement and shall in good faith consult with PSGC regarding such replacement. If at any time during the performance of the Work any of the Key Personnel should no longer be available to perform services in connection with the Work, then Contractor shall replace such individual and shall in good faith consult with PSGC regarding such replacement. The impact associated with the replacement or renewal of any such personnel will not entitle Contractor to a Change Order.
          2.2.8.2 Labor Plan. In order to optimize the availability, recruitment, safety, productivity, utilization and retention of Craft Labor needed to perform the Work at the Facility Site, Contractor shall update the Craft Labor plan for execution of the Work within sixty (60) Days following the Effective Date. Such plan shall be delivered to PSGC for its review and comment within twenty (20) Days of its receipt by PSGC. Contractor shall give due consideration to PSGC’s comments and issue a revised plan within fifteen (15) Days after receiving PSGC’s comments (the “Labor Plan”). The Labor Plan will be an update of the document titled “Labor Plan: Prairie State Energy Campus, Lively Grove: Revision A” dated June 12, 2007. During the performance of the Work, either Party will be entitled to recommend amendments to the Labor Plan, which amendments shall be considered by the Review Committee. The decision of the Review Committee will be implemented by the Parties. This Section 2.2.8.2 is not intended to limit the right of Contractor to a Change Order with respect to labor-related matters to the extent Contractor is otherwise entitled to relief therefor under this Agreement or the rights of Contractor pursuant to Section 20.21.2(c).
          2.2.9 Certain Taxes.
          2.2.9.1 Sales Taxes. Contractor shall be responsible for the administration and timely payment, with reimbursement therefor as provided in Appendix I in accordance with this Agreement, of all (a) sales and use taxes that are properly payable (“Sales Taxes”) in connection with or arising from the Work, and (b) value added, excise taxes and import duties that are properly payable by Contractor or any Subcontractor in performance of the Work. All other Taxes (except to the extent similar to those set forth in Section 2.2.9.2) imposed by non-U.S. Governmental Authorities, duties and fees of any kind, in each case that are properly payable in connection with or arising from the performance of the Work will also be treated as Reimbursable Costs. In circumstances where a Sales Tax is imposed for purchases that are not exempt from Sales Tax pursuant to exemption programs identified by PSGC to Contractor or for which an exemption is not applicable, Contractor shall be reimbursed in accordance with Section 3.4 for its payment of all such Sales Taxes; provided, however, if Sales Taxes (for which an exemption would have otherwise applied) are paid because of the Contractor’s failure to furnish or cause to be furnished a properly completed Sales Tax certificate as provided in Appendix U, then Contractor shall reimburse PSGC, at Contractor’s expense (as a Non-Reimbursable Cost), for the reasonable costs incurred by PSGC in seeking a refund of such Sales Taxes from appropriate authorities. Contractor shall furnish to the appropriate taxing authorities all required information and reports in connection with all Contractor Taxes and Sales Taxes as described in Appendix U or otherwise reasonably requested in a notice from PSGC to Contractor. Contractor shall provide assistance as reasonably requested by PSGC or its tax consultant(s), in confirming eligibility and qualification for exemptions from Sales Taxes (and any other exemptions) to the relevant Governmental Authorities. From time to time during the Term and within thirty (30) Days of a request therefor, Contractor shall provide PSGC with information regarding quantities, descriptions, and costs of property installed at the Facility reasonably requested by PSGC in connection with the preparation of PSGC’s or an Owner’s tax returns, satisfying regulatory requirements or as otherwise required in connection with Financing or with obtaining exemption from, or rebate of, Sales Tax. Contractor agrees to participate in any Sales Tax exemptions or rebate programs identified by PSGC, to complete and deliver the applicable documentation to obtain tax-exemption for purchases of Equipment and Materials, and to pass any Sales Tax savings or rebates through to PSGC. PSGC hereby notifies Contractor that all Equipment and Materials to be utilized within the enterprise zone shown in Appendix U will be exempt from Sales Tax upon Contractor’s proper completion and presentation of the Sales Tax certificate set forth in Appendix U. PSGC has the right to replace the map of the enterprise zone designated in Appendix U on Notice to Contractor.
          2.2.9.2 Contractor Taxes. Contractor shall also be liable, without reimbursement by PSGC hereunder, for (a) all foreign and U.S. federal, state, local, and other taxes, which may be assessed on Contractor’s net income or gross receipts (except taxes on gross receipts that are deemed to be Sales Taxes), and (b) all corporate engineering, contractor, or business license costs and franchise fees required for Contractor to conduct business in the State of Illinois, (collectively, the “Contractor Taxes”). Neither the Target Price nor the Total Installed Cost will include Sales Taxes or Contractor Taxes.

          2.2.9.3 Federal, State of Illinois, Washington County and Local Incentive Program. Applications for various Federal, State of Illinois, Washington County (Illinois) and other local incentive programs and inducements related to the construction of the Facility have been submitted by, or on behalf of, PSGC and Owners. At the request of PSGC, Contractor will support PSGC and its consultants in order to fully utilize the incentives offered. Participation in this effort, when requested by PSGC, will include assistance with information requests to third Persons for filings related to the programs, assistance with tracking specific costs related to the incentive programs, providing Contractor and Subcontractor employee headcounts and (to the extent reasonably available) payroll information, and other reasonable assistance as may be requested in a timely manner; provided, however, such assistance shall not require Contractor to (a) engage in lobbying or other efforts to obtain favorable legislation, (b) require the release of confidential personnel data or (c) engage in litigation, administrative proceedings, or other efforts to obtain favorable judicial outcomes. Contractor shall, as a Reimbursable Cost, cooperate and provide testimony, documentation and other relevant information in connection with Disputes with respect to Taxes assessed against, payable by or for which PSGC or Owners are responsible, to the extent relating to the Work performed under this Agreement.
          2.2.10 Permitting. Contractor shall obtain, pay for (as a Reimbursable Cost) and maintain in effect, all permits and governmental approvals designated as Contractor Permits in Appendix F, and, except as provided below, any other permits, licenses or governmental approvals that are customarily obtained by a contractor (in its own name) performing work in the State of Illinois, similar to the Work, excepting only PSGC Permits (“Contractor Permits”). PSGC shall obtain the PSGC Permits, and Contractor shall perform the Work so as to comply with PSGC Permits, as provided in Appendix F. Each Party shall provide the Party responsible for a Permit with information in its possession or reasonably available to it, as is reasonably required by the responsible Party in order to obtain and keep such Permit in full force and effect. Costs incurred by Contractor to obtain and/or maintain licenses, certifications and other permissions of Governmental Authorities to conduct its business in the State of Illinois will not constitute Reimbursable Costs, provided, that costs associated with licenses, certifications and permissions which are specifically and only required for the performance of the Work will be treated as Reimbursable Costs.
          2.2.11 Personnel Training; Facility Manual. In accordance with the Project Schedule, Contractor shall provide the facilities, material, supplies, personnel and other items required to train the operations and maintenance personnel to be provided by PSGC pursuant to Appendix P in the proper and safe operation and maintenance of the Facility, as further described in Appendix A. Contractor shall prepare the Facility Manual.

          2.2.12 Safety Precautions. Until the Substantial Completion Date for the applicable Unit, Contractor shall be solely responsible for developing, implementing, and administering job site safety requirements. PSGC shall have no responsibility therefor, except as otherwise expressly provided in this Agreement. Beginning on the Substantial Completion Date of each Unit, PSGC shall assume responsibility for developing, implementing, and administering the site safety requirements for that Unit. Each Party, to include Financing Parties, invitees of any Party, and the Engineers, shall abide by the safety requirements of the Party that has responsibility for administering such requirements. Contractor shall assign a full-time safety and health manager who will be responsible (until turnover of care, custody and control of the Unit in question) for introducing, administering and monitoring procedures to promote safe working conditions on the Facility Site, in compliance with Applicable Legal Requirements. In addition to reporting to the Contractor’s Construction Manager, such safety and health manager shall have direct reporting responsibility to Contractor’s home office management. Contractor shall notify PSGC orally of all potential lost-time accidents on the Facility Site suffered by individuals on the Facility Site as soon as possible but no later than the earlier of any deadline to report such matter to a Governmental Authority or twelve (12) hours after the occurrence. Contractor shall furnish PSGC a written report describing each such accident, and the injuries incurred, within two (2) Business Days after occurrence of the accident, which shall include any written reports thereof required to be submitted to any Governmental Authority. Such report must also contain the cause of the occurrence (if known) and the actions taken or to be taken to avoid repetition. Contractor shall promptly give Notice to PSGC of any hazardous conditions at the Facility Site immediately after it becomes aware of such conditions. Contractor shall also comply with Applicable Legal Requirements and the requirements of Appendix A bearing on the safety of individuals or property (on and off the Facility Site) or their protection from damage, injury or loss. Within ten (10) Business Days after the Effective Date, but, in all cases, prior to the performance of any Work on the Facility Site by Contractor, Contractor shall provide PSGC with an initial draft of a project safety manual to be used in connection with the Work. Such draft safety manual shall include (a) express prohibitions on the presence of alcohol, controlled substances, firearms (except, with the prior consent of PSGC, for trained security personnel), explosives (except as necessitated for performance of the Work), or other weapons at the Facility Site or fighting or other disorderly conduct at the Facility Site, (b) proper training and workplace examinations, (c) compliance with Applicable Legal Requirements, (d) Contractor’s standard drug and alcohol testing protocol, (e) a requirement for appropriately staffed on-site first aid trailers, and (f) the requirements specified in Appendix A. PSGC shall review this initial draft and provide Contractor with comments thereto within fifteen (15) Business Days. Contractor shall give due consideration to the comments of PSGC and shall make all necessary revisions required to comply with Applicable Legal Requirements, the requirements of applicable insurers and the requirements specified in this Section 2.2.12 (the

“Project Safety Manual”). Contractor shall initiate, maintain and supervise reasonable safety precautions and programs in connection with the performance of the Work in accordance with the Project Safety Manual and shall take reasonable precautions for the safety of, and shall provide reasonable protection to prevent damage, injury or loss to: (i) any individual on the Facility Site or who may be affected thereby (including Personnel of PSGC and Owners, and the Engineers), (ii) all Materials and Equipment in storage on the Facility Site, or under the care, custody or control of Contractor or any Subcontractor, and (iii) other property at or immediately surrounding the Facility Site. In emergencies affecting the safety or protection of Persons or the Work or property at the Facility Site, Contractor, without special instruction or authorization from PSGC, shall reasonably act to prevent damage, injury, or loss. Whenever Contractor has failed to take sufficient precautions for the safety of the public or the protection of the Facility or of structures or property on the Facility Site, creating, in the opinion of PSGC, an emergency requiring immediate action, then PSGC, may cause such sufficient precautions to be taken or provide such protection. PSGC shall give Contractor Notice as soon as practicable under the circumstances regarding the action it intends to take, or if circumstances do not reasonably permit prior Notice, the action it has taken; provided, however, the failure by PSGC to include all actions it takes in such Notice shall not preclude PSGC from taking all necessary action, nor relieve Contractor of any of its obligations hereunder. The taking or providing of any such precautions or protection by PSGC or its agents or representative will be **** the **** and will not relieve Contractor of its obligations under this Agreement and Applicable Legal Requirements.
          2.2.13 Hazardous Substances.
          2.2.13.1 Prevention of Releases; Notice. Contractor shall take reasonable measures necessary to prevent the Release or threatened Release of any Hazardous Substances that are actually known by Contractor to be located at the Facility Site. Contractor shall immediately notify PSGC of: (a) any Release or threatened Release of Hazardous Substances of which Contractor becomes aware that occurs (or may occur) in connection with the performance of the Work promptly upon Contractor becoming aware of such Release or threatened Release, (b) any violations and any and all investigations, actions, claims, suits, notices of violation, fines, penalties, orders, and other proceedings related to violations or alleged violations of Applicable Legal Requirements, including Permits issued thereunder, which are asserted against Contractor or any of Contractor’s Personnel or any Subcontractors in connection with the Work or their activities on, along, adjacent to or near the Facility Site, (c) Contractor’s discovery of any Releases of Hazardous Substances at the Facility Site or nearby areas, and (d) all material developments with respect to Sections 2.2.13.1 (a) - (c). The provisions of this Section 2.2.13.1 shall not limit the obligations of Contractor under Section 2.2.13.2.

          2.2.13.2 Contractor-Related Releases.
                    (a) Contractor shall be responsible for collection, handling, storage and removal from the Facility Site and immediately surrounding areas, proper disposal of, and the Remediation of, in compliance with this Agreement, all Applicable Legal Requirements and all Permits, Hazardous Substances that were brought onto the Facility Site by Contractor, its Personnel, Subcontractors or contained in the Owner Equipment or Materials (“Contractor Hazardous Substance”). For purposes of clarification, if Hazardous Substances are brought onto the Facility Site in containers or are deposited into containers on the Facility Site by Contractor, its Personnel or Subcontractors (or any other Person acting on behalf of Contractor, its Personnel or Subcontractors) and Contractor or any such Person thereafter ruptures or otherwise causes a Release of such Hazardous Substances, such Hazardous Substances as so released and contaminated media caused thereby shall be a Contractor Hazardous Substance. As part of the Work, Contractor shall dispose of all Contractor Hazardous Substances in its own name, or the name of the applicable Subcontractor, including listing its name, or the name of the applicable Subcontractor, as “generator” on any waste management and shipping papers. Costs incurred as a result of a Release or threatened Release of Contractor Hazardous Substances constitute Non-Reimbursable Costs to the extent caused by the negligence or intentional misconduct of Contractor, its Subcontractors and their respective Personnel.
                    (b) Contractor, as a Non-Reimbursable Cost, shall be responsible for the incremental damage, incremental liability and incremental Remediation associated with a Release or threatened Release of any non-Contractor Hazardous Substance after it has been discovered by or specifically identified to Contractor or its Subcontractors or their Personnel, to the extent that such Release or threatened Release was intentionally caused by Contractor’s non-manual employees or by their Gross Negligence. Contractor will not be responsible for paying any portion of a fine that is imposed upon PSGC or Owners as a result of a prior violation for which Contractor or its Subcontractors or their respective Personnel were not responsible.
                    (c) If Contractor should fail or refuse to commence and diligently pursue Remediation required of it in accordance with this Section 2.2.13.2, then PSGC may, at its discretion and after forty-eight (48) hours’ Notice to Contractor, perform such Remediation as it deems to be necessary or adequate. All reasonable costs and expenses of such Remediation shall be **** the ****, except costs that are ****, in which case, Contractor shall promptly **** to PSGC.
                    (d) To the fullest extent permitted by Applicable Legal Requirements, Contractor agrees to and shall release, defend, indemnify and hold harmless each Owner, PSGC, the Engineers and the Financing Parties and their respective directors, commissioners, members, officers, employees, agents, and Affiliates from and against all Claims (except to the extent Claims arise from the negligence or intentional misconduct of such indemnified Persons) to the extent arising out of (i) the negligence or intentional misconduct of Contractor, its Subcontractors and their respective Personnel with respect to Contractor Hazardous Substances and/or (ii) the incremental damage, liability or Remediation for which Contractor is responsible under this Section 2.2.13.2(b) with respect to non-Contractor Hazardous Substances, whether through suits or causes of action in a court of law or claim, complaints or penalties arising out of a violation or alleged violation of Applicable Legal Requirements.
          2.2.13.3 Other Releases. If Contractor encounters on the Facility Site material reasonably believed to be a Hazardous Substance (other than a Contractor Hazardous Substance), which under Applicable Legal Requirements or Professional Standards requires Contractor to suspend Work to avoid injury to Persons or property, then Contractor shall immediately cease performance of any Work in the area affected and report the condition to PSGC in writing. PSGC shall be responsible for such material as provided in Section 3.9. Contractor shall not thereafter resume performance of the Work in the affected area, except with the prior written permission of PSGC.
          2.2.13.4 MSDSs. Contractor shall provide PSGC with Material Safety Data Sheets (written in English) (“MSDSs”) properly completed covering any Contractor Hazardous Substances three (3) Business Days prior to arrival of such Contractor Hazardous Substances to the Facility Site. Contractor shall maintain at the Facility Site complete records and inventories, including MSDSs, of Contractor Hazardous Substances delivered to or located at the Facility Site as part of the Work. Contractor and its Subcontractors shall properly label all containers holding Contractor Hazardous Substances and train their respective employees in the safe storage, usage and handling of such substances, including any training that is required by Applicable Legal Requirements.
          2.2.13.5 Prohibited Materials. PCBs, lead paint, lead paint containing materials, asbestos or asbestos containing materials shall not be delivered to the Facility Site by Contractor, its Personnel or its Subcontractors in any form.
          2.2.13.6 Hazardous Substance Handling Protocol. Contractor shall develop a Hazardous Substance management, handling and remediation protocol, as referenced in Appendix A and shall adhere to such protocol in connection with the performance of all of its obligations with respect to Hazardous Substances at the Facility Site.

          2.2.14 Royalties, Import Duties and License Fees. Contractor shall be responsible for the administration and payment (as a Reimbursable Cost) of all royalties, import duties, port fees and related charges, and license fees (except as provided in Section 2.2.10), if any, for or associated with the Work. In performing the Work, Contractor shall not incorporate into the Facility any materials, methods, processes or systems which involve the use of any confidential information, Intellectual Property or proprietary rights, which PSGC or Contractor does not have the right to use or which may result in claims or suits against any Owner, PSGC or Contractor for infringement or misappropriation of any Intellectual Property, or pending applications for any such rights, it being understood that Contractor will not be responsible for infringement or misappropriation of Intellectual Property by an Owner Supplier.
          2.2.15 Interconnection Agreement.
          2.2.15.1 Transmission. PSGC has entered into the Interconnection Agreement, which provides, among other things, for the construction by the Transmission Owner of the Transmission Owner Facilities. Contractor shall cooperate with PSGC and the Transmission Owner and effect the timely interconnection of the Facility with the Transmission Owner Facilities. Contractor shall perform all Work necessary to complete the Contractor Transmission Facilities, including the Work specified in the Appendices.
          2.2.15.2 Utilities. Contractor shall Connect the Facility at the Utility Interconnection Points in accordance with the Project Schedule and Appendix A.
          2.2.16 Access. Subject to Section 3.11, Contractor shall be responsible for the construction, maintenance and improvement of all facilities and improvements necessary for vehicle, rail and utility access to and from the Facility Site and for the purpose of performance of the Work.
          2.2.17 Storage and Related Matters. Contractor shall unload, handle, load, transport, inspect, warehouse or otherwise provide appropriate storage, in accordance with manufacturers’ recommendations, for all Equipment and Materials to be incorporated into the Facility and as required for permanent and temporary construction, as more particularly described in Appendix A.
          2.2.18 Functional Tests. Contractor shall include Functional Tests on the Project Schedule and shall perform and successfully complete each of the Functional Tests described in Appendix E.
          2.2.19 Clean Site and Waste Removal. Without limiting the obligations of Contractor under Appendix A, Contractor shall, at all times during the term of this Agreement, keep the Facility Site and immediately surrounding streets (whether public or private), properties, waterways, sidewalks and other areas free from accumulations of waste, rubbish, dirt, debris and other garbage, liquid and non-liquid materials whether spilled, dropped, discharged, blown out or leaked because of performance of the Work and shall properly dispose of same. Contractor shall maintain its working, storage, laydown and parking areas in a clean and non-hazardous condition, and shall employ adequate dust control measures. Contractor must provide adequate tire washing facilities for trucks leaving the Facility Site. Contractor is responsible for disposal of all wastes generated by it or its Subcontractors and Owner Suppliers during the performance of the Work on the Facility Site, including waste water, sanitary wastes, demolition debris, construction debris, spoil, surplus excavation material, office wastes, and wastes related to preparation, commissioning, testing, and start-up of Equipment, but excluding (a) wastes for which PSGC is responsible pursuant to Section 3.8.3, and (b) PSGC Hazardous Substances pursuant to Section 3.9 which shall be responsibility of PSGC. Prior to the Startup Period of a Unit, water treatment wastes are to be pumped by Contractor to the area on the Facility Site specified by PSGC for disposal by PSGC. Contractor shall handle, store or dispose of all wastes for which it is responsible in accordance with Applicable Legal Requirements. Except as expressly permitted under this Agreement, wastes shall be disposed of in a suitable off-site location. Except as provided in Section 2.2.13.2, all costs related to waste (for which Contractor is responsible) disposal shall be treated as Reimbursable Costs. On the Substantial Completion Date of a Unit, Contractor shall leave the Unit and the Common Facilities in a neat, clean and orderly condition, as specified in Appendix A, ready for use by PSGC. Upon the Substantial Completion Date of Unit 2, Contractor shall remove all such waste materials, rubbish, and debris from the Facility Site.
          2.2.20 Owner Contracts.
          2.2.20.1 Owner Contract Administration. Appendix G includes a list of executed Owner Contracts that have been provided to Contractor. Commencing on the Effective Date, Contractor shall exercise the authority granted to Contractor pursuant to Appendix W to administer each Owner Contract entered into by PSGC on or prior to the Effective Date for the benefit of PSGC and Owners. Contractor shall also exercise the authority granted to Contractor pursuant to Appendix W to administer all Owner Contracts entered into after the Effective Date, which administration shall commence on the date each such Owner Contract becomes effective and a complete copy of the Owner Contract has been provided to Contractor. Contractor shall maintain in an orderly fashion all books, records and written communications with respect to the performance of its responsibilities under this Agreement with respect to Owner Suppliers and the administration of Owner Contracts. Such books, records and communications (either paper copy or electronic) may, at Contractor’s option, be maintained for a three-year period commencing on the Substantial Completion Date for Unit 2, or be

delivered to PSGC at any time upon the earlier of Final Completion or the earlier termination of this Agreement. PSGC shall be entitled to access to such materials while in the possession of Contractor on reasonable notice at reasonable times when in the possession of Contractor.
          2.2.20.2 Owner Contract Indemnity. Except as otherwise agreed by the Parties, PSGC agrees that all indemnity, all release, and all hold harmless agreements contained in the Owner Contracts whereby the Owner Supplier agrees to indemnify, release, or hold PSGC and/or Owners harmless shall extend like protection to Contractor and its Affiliates and its and their respective employees, representatives and agents.
          2.2.20.3 Representative Capacity. Nothing contained herein shall create any contractual relationship between Contractor and any Owner Supplier, except that Contractor shall be designated as PSGC’s representative in each Owner Contract for the purpose of administering such Owner Contract and enforcing PSGC’s and/or Owners’ rights expressed therein.
          2.2.20.4 Responsibility. Without limiting the other express obligations of Contractor under this Agreement, as between PSGC and Contractor, PSGC shall be responsible for the items of equipment, materials and work to be provided pursuant to the Owner Contracts but, in its agency capacity, Contractor shall administer and enforce such Owner Contracts on behalf of PSGC in accordance with the authority granted to Contractor pursuant to Appendix W.
          2.2.20.5 Liquidated Damages. Except as set forth below in this Section 2.2.20.5, liquidated damages, backcharges, refunds or other amounts of any kind recovered under the Owner Contracts or Contractor Subcontracts are the property of PSGC and will either be payable directly to PSGC or, if received by Contractor, shall be credited against amounts to be paid by PSGC in any of the next succeeding Applications for Payment or Reconciled Applications for Payment, as the case may be; provided, however, any such amount(s) (a) in excess of $****, or (b) if no additional monthly Application for Payment or Reconciled Application for Payment is to be tendered, shall be remitted forthwith (but in any event not later than five (5) Business Days after receipt thereof) to PSGC. Upon receipt by PSGC, such amounts shall **** the ****. Amounts recovered by a Party in respect of an indemnification obligation are to be retained by the indemnified Party and will not affect the Total Installed Cost. Reimbursable Costs incurred by Contractor and the costs incurred by PSGC in enforcing the obligations of an Owner Supplier under an Owner Contract, including the costs of and associated with litigation and/or arbitration (whether or not successful and whether incurred by PSGC or Contractor), including attorneys’ fees and charges, will be **** the ****. Both Parties agree to act reasonably in determining whether to initiate, continue, settle or abandon claims or proceedings against an Owner Supplier. If the Parties do not agree on whether to initiate, continue, settle or abandon a claim or proceeding against an Owner Supplier, the decision shall be referred to the Review Committee.
     2.3 Project Schedule, Progress Reports and Progress Meetings.
          2.3.1 Project Schedule and Progress Reports. Without limiting Contractor’s responsibility under Section 8.2.3, Contractor shall perform the Work in accordance with the Project Schedule with the objective of achieving the Target Contract Dates. Contractor shall be entitled to adjust the Project Schedule at its discretion; provided, however, the Target Contract Dates, and those dates on which PSGC is to perform any obligation hereunder as contained in the Project Schedule may only be modified by a Change Order implemented in accordance with Article 10. Contractor shall report progress and hold progress meetings as specified in Appendix A, which reports and meetings will include matters and activities relating to any on-going or anticipated Recovery Plans.
          2.3.2 Reporting to PSGC. Changes to the Project Schedule pursuant to Section 2.3.1.1 shall be reported to PSGC as part of the monthly reporting process set forth in Appendix A. More particularly, each month, Contractor will provide PSGC with (a) an updated Project Schedule (Primavera Project Planner 3.1 (Level 3) non-resource loaded), in native format, (b) a monthly float analysis, and (c) a hard copy ninety-Day look-ahead Level 3 schedule (which will be delivered with the monthly progress report). Such Project Schedule and all updates, each in native format, thereto shall be treated as Confidential Information by PSGC, subject to the following provisions of this Section 2.3.1.2. PSGC and the Engineers will be permitted to view the Project Schedule in native format (Primavera Project Planner 3.1 (Level 3)) during schedule reviews conducted by Contractor, but the Engineers will not be permitted by PSGC to obtain or maintain a copy thereof in native format at any time. PSGC shall be entitled to retain its copies of the Project Schedule (Primavera Project Planner 3.1 (Level 3)) in native format for use in connection with the Facility and may make such information available to its employees and agents (which are not engineering and/or construction competitors of Contractor) for purposes in connection with the Facility, but such employees or agents shall not be permitted to copy such information in native format. Upon expiration of the Term, PSGC shall return or destroy all copies of the Level 3 Project Schedule it received except for one paper and one native format copy of each Level 3 Project Schedule provided to PSGC.
          2.3.3 Recovery Plan.

          2.3.3.1 Preparation. If, at any time during the performance of the Work, Contractor is delayed in its adherence to the progress described in the Project Schedule for any reason such that any Target Contract Date is reasonably expected to be delayed, Contractor shall give Notice to PSGC and PSGC may require Contractor to prepare a proposed plan of recovery (the “Recovery Plan”) and implement it. A Recovery Plan will explain and demonstrate how Contractor intends that the applicable Target Contract Dates should be achieved, if practicable, or as soon thereafter as possible if not practicable.
          2.3.3.2 Review; Implementation. Contractor shall submit its initial proposed Recovery Plan to PSGC within a reasonable period of time under the circumstances and in no event to exceed thirty (30) Days of receiving Notice from PSGC of the requirement for submission of a Recovery Plan. Upon receipt of such proposed Recovery Plan, PSGC shall review and comment upon the same. Contractor shall coordinate with and consider any comments proposed by PSGC to its proposed Recovery Plan and shall update and supplement such Recovery Plan as quickly as possible under the circumstances. Contractor shall implement such Recovery Plan in order that, to the maximum extent possible, the Target Contract Dates will be achieved. If Contractor determines it necessary to update or modify its Recovery Plan to reflect the progress of its recovery Work, it shall as soon as reasonably possible submit such modified or updated Recovery Plan to PSGC. Neither PSGC’s review nor comment upon a Recovery Plan under this Section 2.3.2, nor Contractor’s efforts to adhere to a Recovery Plan, shall constitute grounds for a Change Order or relieve Contractor of any of its obligations under this Agreement.
     2.4 Methods of Performance. Contractor shall be solely responsible for all construction means, methods, techniques, sequences, procedures and safety and security programs in connection with the performance of the Work.
     2.5 Transfer of Title/Risk of Loss for Certain Items.
          2.5.1 Title to Work. Title to all or any portion of Contractor Equipment and Materials provided by Contractor covered by any Application for Payment or Reconciled Application for Payment and intended for incorporation in the Facility shall pass to Owners in accordance with their respective Proportionate Shares upon the first to occur of payment therefor to Contractor pursuant to this Agreement or delivery of such items to the Facility Site. Title to each item of Contractor Equipment and Materials required to pass to Owners pursuant to this Agreement shall pass in accordance with their respective Proportionate Shares and title shall pass free and clear of all Liens, provided, that PSGC has paid all amounts then due and owing to Contractor in respect of such item. PSGC and Owners release Contractor from all liability for loss of or damage to the Facility (including items provided by Contractor and the Owner Suppliers for incorporation into the Facility whether incorporated into the Facility or not) and damage to other property of PSGC and/or Owners, arising out of the performance of Work under this Agreement, except to the extent that **** and/or **** are **** the calculation of the ****, as provided in ****.
          2.5.2 Risk of Loss to Contractor Property. Construction equipment utilized by Contractor or its Subcontractors, whether owned by Contractor, a Subcontractor or their Affiliates or rented or leased from a third party, must be insured against loss or damage, and Contractor shall be entitled to use such construction equipment on the Facility Site, provided, that neither PSGC nor Owners will be responsible for the risk of loss or damage with respect thereto, except as the Parties may otherwise agree. The costs of providing and replacing small tools constitute Reimbursable Costs.
          2.5.3 Title to Drawings, Reports, Documents and Information.
          2.5.3.1 Submittals. Contractor hereby assigns title to all Submittals (hard and soft) provided by Contractor to PSGC or its designee pursuant to this Agreement, which shall vest in Owners in accordance with their Proportionate Shares upon submission thereof by Contractor; provided, that, the respective rights of the Parties to the Intellectual Property therein contained are set forth in this Section 2.5.3.
          2.5.3.2 License. Contractor grants to PSGC and each Owner the right to practice, perform, make, copy, create derivative works of, import and otherwise use by irrevocable, non-exclusive, perpetual, royalty free license, any and all patents, patent applications, copyrights, trade secrets and other intellectual property rights (“Intellectual Property”) and any Submittals, Record Documents and Intellectual Property contained therein relative to the Facility that is included in the Work, whether now existing or hereinafter developed or otherwise acquired, but only to the extent reasonably necessary in connection with the ownership, construction, operation, maintenance, improvement, replacement, expansion or repair of the Facility. Contractor further agrees that it shall, upon request, provide the aforementioned Persons with such information in a timely fashion and subject only to the confidentiality restrictions provided in Article 18.
          2.5.3.3 Inventions. All inventions arising from the Work shall be the property of the Contractor. In the event Contractor obtains legal entitlements to such inventions, the provisions of this paragraph shall entitle each of PSGC and each Owner to use such inventions for use in connection with the ownership, construction, operation, maintenance, improvement, replacement, expansion, repair, or upgrading of the Facility, without the obligation to compensate, otherwise coordinate with, obtain the approval of any other Party. Contractor grants to each of PSGC and each Owner an irrevocable, royalty-free, non-exclusive and perpetual license and right to practice, perform, make, copy, create derivative works of, import and otherwise use any and all inventions reasonably arising from the Work that are necessary for the construction, operation, maintenance, improvement, replacement, expansion or repair of the Facility, all without additional cost to PSGC or any Owner in connection with the Facility. Such license shall be subject to the provisions of Section 2.5.3.5.
          2.5.3.4 Use. Contractor grants to PSGC and each Owner an irrevocable, perpetual, non-exclusive, royalty free license and right to practice, perform, make, copy, create derivative works of, import and otherwise use any and all Submittals, Record Documents and the information contained therein in connection with the Facility. Contractor shall have the right to retain and use all Submittals, Record Documents and the information contained therein. Neither PSGC nor any Owner shall acquire any rights to any of Contractor’s or any Subcontractors’ reference documents (documents that are prepared prior to the performance of the Work or are prepared independent of the Work and, in each case, are not a Submittal) or proprietary computer software that may be used in connection with the Work. Submittals and Record Documents are not intended or represented to be suitable for reuse by Owners or PSGC or others for any facility other than the Facility. Any reuse of Submittals or other Record Documents for any purpose other than in connection with the Facility, without prior written verification or adaptation by Contractor for the specific purpose intended, will be at such user’s sole risk and further subject to Section 2.5.3.5.
          2.5.3.5 Indemnification. Intellectual Property, any Submittals, Record Documents or any other documents provided by Contractor to PSGC in connection with the Work may not be used by PSGC or any Owner for any purpose other than in connection with the ownership, construction, operation, maintenance, improvement, replacement, expansion and repair of the Facility. To the fullest extent permitted by Applicable Legal Requirements, PSGC or any such Owner, as appropriate, that so uses such Intellectual Property, Submittals, Record Documents or other such documents for any other purpose agrees to defend, indemnify and hold Contractor harmless from third party Claims arising therefrom as provided in Section 12.4(e).
          2.5.3.6 Survival. The provisions of this Section 2.5.3 shall survive termination of this Agreement and continue in full force and effect for perpetuity.
          2.5.4 Title to Natural Resources. Title to water, soil, rock, gravel, sand, minerals, timber and any other resources developed or obtained in the excavation or the performance by Contractor of the Work and the right to use said items or dispose of the same is hereby expressly vested in and reserved by Owners. Contractor agrees to execute and deliver and cause its employees and agents and all Subcontractors to execute and deliver, to Owners transfers, assignments, documents or other instrument which are necessary to vest complete right, title, interest and ownership of and to any or all items described herein, exclusively in Owners. Notwithstanding the foregoing to the contrary, Contractor shall be entitled to use any natural resources developed or obtained in the excavation or clearing of the Facility Site as necessary for the performance of the Work.
          2.5.5 Title to Fossils and Artifacts. Title to all fossils, coins, articles of value or antiquity, and structures and other remains or things of geological or archaeological interest discovered at the Facility Site shall (as between the Parties) remain with and be the property of Owners in accordance with their Proportionate Shares. Contractor shall use reasonable efforts not to damage any such articles or items and shall not knowingly remove any such articles or items. Contractor shall, immediately upon the discovery of any such article or item, provide Notice to PSGC.
          2.5.6 Title Warranty. Contractor warrants that upon passage of title in accordance with Section 2.5.1, Owners will have good and indefeasible title to such Work not subject to any Lien, privilege, security interest or other defect in title, provided that PSGC has made payment of the amount in respect of such item of the Work then due and owing to Contractor. Without limiting Contractor’s obligation under Section 12.2, in the event of any non-conformity with this warranty, Contractor, at its own expense upon written Notice of such failure, shall cure such defect. The passage of title under Section 2.5.1 shall neither limit PSGC’s obligation to make payment for the Work in accordance with this Agreement or Contractor’s right to pursue its remedies pursuant to Section 13.5.1 for non-payment of amounts due and owing to it hereunder. The provisions of this Section 2.5.6 will survive the execution or earlier termination of this Agreement.
     2.6 Subsurface Conditions         . Contractor has inspected the Facility Site, has had an opportunity to conduct such tests and make such investigations that are consistent with Professional Standards and has reviewed the information provided to it by PSGC relating to surface and subsurface conditions and has properly interpreted such PSGC-provided information and the results of such inspections and tests. Contractor will be entitled to a Change Order for the associated adverse impact if actual subsurface conditions are encountered by Contractor that deviate from such information and/or the results of such inspections or tests, and/or the reasonable interpretation thereof.
     2.7 Local Conditions. Contractor represents that it has taken steps necessary to examine and ascertain the nature and location of and all general and local conditions relevant to the Work and its surroundings and the cost thereof, and that it has investigated and satisfied itself as to the general and local conditions that can affect the Facility, the Facility Site, and/or the performance of the Work, including transportation, inland transit, access and egress (subject to Section 3.1), laydown, parking, storage of materials, availability of utilities and utility services, location of local residences and businesses, water, waste disposal, electricity, roads, or other public goods or services, reasonably foreseeable climatic conditions at the Facility Site (subject to Section 11.1), Applicable Legal Requirements, and the character and availability of equipment and facilities needed preliminary to and during the prosecution of the Work.
     2.8 Subcontractors and Owner Suppliers.
          2.8.1 Subcontractors. Contractor may have portions of the Work performed by Subcontractors; provided, that Contractor may not subcontract all or substantially all of the Work to non-Affiliates. Contractor agrees that (a) with respect to services performed by non-manual personnel, Contractor will only subcontract Work to Affiliates at the agreed rates set forth in Appendix I or at rates otherwise approved by PSGC, (b) with respect to the provision of construction equipment, Contractor will only subcontract with an Affiliate at rates determined in accordance with Appendix I, and (c) with respect to any Work not covered by clause (a) or (b) above that Contractor desires to have performed by an Affiliate, Contractor may enter into such subcontract (i) if such Affiliate is listed as a pre-approved Affiliate on Appendix G, or (ii) if such Affiliate is not listed as a pre-approved Affiliate on Appendix G such subcontract will be entered into in good faith and at market-based rates after notice to PSGC and receipt of PSGC’s prior consent, provided that no such consent shall be required if such subcontracted Work will have an aggregate value of less than fifty thousand dollars ($50,000). Appendix G includes a list of Subcontractors who are acceptable to PSGC for performance of Contractor Subcontracts for those portions of the Work identified in Appendix G. Contractor shall be obligated, unless otherwise reasonably agreed to by PSGC, to select from Appendix G those proposed Subcontractors (including any successor or replacement Subcontractor) which are identified in Appendix G as acceptable for specific portions of the Work, subject to Section 2.8.7. PSGC and Contractor shall have the right to recommend additions or deletions to Appendix G from time to time for the other’s approval. The recommending Party shall provide to the other Party such information concerning any proposed successor or replacement as such other Party may request to facilitate such approval. Contractor shall cooperate with PSGC to attempt to minimize the number of Suppliers of similar Equipment and Materials, such as bulk items like meters or valves. In the event that a proposed Subcontractor identified in Appendix G experiences a material adverse change in its business condition or evidences recent poor performance, in each case the knowledge of which arises after the Effective Date, Contractor may refuse to enter into any new Contractor Subcontract with respect to such Subcontractor.

          2.8.2 No Privity with Owners or PSGC. Neither Owners nor PSGC shall be deemed by virtue of this Agreement or otherwise to have any contractual obligation to, or relationship with, any Subcontractor. Contractor shall include a clause to this effect in each Contractor Subcontract with its Subcontractors.
          2.8.3 Certain Subcontracts.
          2.8.3.1 Contractor Subcontracts. Contractor shall ensure that the terms of each Contractor Subcontract with an aggregate value equal to or exceeding **** dollars ($****) provide that it may be, without requiring the prior consent of the relevant Subcontractor, in whole or in part, assigned and delegated by Contractor to PSGC, upon assumption of the obligations in respect of such Contractor Subcontract by PSGC, in the event of a termination of this Agreement.
          2.8.3.2 Confirmation of Performance. Contractor shall use commercially reasonable efforts to obtain provisions in each Contractor Subcontract with an aggregate value less than **** dollars ($****) and shall cause each Contractor Subcontract with an aggregate value equal to or exceeding **** dollars ($****) to provide, upon notification to the Subcontractor, that if: (a) this Agreement has been terminated for any reason other than PSGC’s default, and (b) PSGC or its designee shall thereafter be assuming Contractor’s obligations in full under such Contractor Subcontract, then such Subcontractor shall continue to perform its responsibilities under such Contractor Subcontract for the benefit of PSGC or its designee and such Subcontractor shall recognize PSGC or its designee as being vested with all the rights and responsibilities of Contractor from and after such assignment and assumption of such Contractor Subcontract.
          2.8.3.3 Notice. Within thirty (30) Days of the execution of a Contractor Subcontract with an aggregate value less than **** dollars ($****), Contractor will give PSGC notice of the identity of the Subcontractor if it will be providing Work that will be physically incorporated into the Facility, will be valued in excess of **** Dollars ($****) and will not permit assignment of its Contractor Subcontract in accordance with Sections 2.8.3.2 (a) and (b).
          2.8.4 Purchase Orders and Subcontracts. Contractor shall furnish to PSGC a copy of each Contractor Subcontract with an aggregate value equal to or exceeding **** dollars ($****) entered into by Contractor within thirty (30) Days following Contractor entering into such Contractor Subcontract. Such copy is for informational purposes only and PSGC shall not have any liability with respect thereto, including the terms and condition (or lack thereof) of such Contractor Subcontract. Thereafter, Contractor shall furnish to PSGC a copy of any amendment or supplement to any such Contractor Subcontract within thirty (30)

Days after entering into such amendment or supplement. Contractor shall also provide to PSGC a list of all Contractor Subcontracts that it is a party to for Contractor Equipment and Materials that are incorporated into the Facility. Such list will identify the Subcontractor and describe that portion of the Work provided by such Subcontractor. Such list will be delivered within one hundred twenty (120) Days of Full Notice to Proceed and shall be periodically updated by Contractor through Final Completion.
          2.8.5 Subcontractor Warranties. Contractor shall use reasonable commercial efforts to procure from all Subcontractors entering into a Contractor Subcontract with an aggregate value equal to or exceeding **** dollars ($****), warranties substantially similar (in length and in scope) to those required of Contractor under Article 9, but without provisions making warranty work cost reimbursable or otherwise providing any sublimit on the cost of warranty work that is less than the overall limit of liability under such Contractor Subcontract. All such warranties shall be enforceable by Contractor or, as noted in the proviso in the next sentence and in the sentence thereafter, by PSGC. Contractor shall enforce all Subcontractor warranties itself and/or on behalf of PSGC during the Warranty Period; provided, however, PSGC shall have the right to enforce such warranties during the Warranty Period if Contractor fails to do so following Notice from PSGC and an opportunity for Contractor to cure. At the earlier of (a) the end of the Warranty Period, or (b) the date of termination of this Agreement, Contractor shall assign to PSGC its rights under any and all Subcontractor warranties that continue after such date. Contractor shall secure such assignment from each Subcontractor, and at the earlier of (i) Final Completion or (ii) the date of termination of this Agreement, Contractor shall deliver to PSGC copies of all Contractor Subcontracts providing for warranties that continue in effect after such date.
          2.8.6 Subcontractor Insurance. Contractor shall require all Subcontractors who perform activities on the Facility Site to obtain, maintain and keep in force throughout the time during which they are engaged by Contractor such insurance coverages as are set forth in Section 1.03 of Appendix Q in addition to those that are normal and customary under Professional Standards for the portion of the Work to be performed on the Facility Site by such Subcontractor.
          2.8.7 Local Content Strategy. Contractor shall use commercially reasonable efforts during the course of performance of the Work to implement the local procurement strategy set forth in Appendix G. Contractor is entitled to reasonably adjust such strategy during performance of the Work to reflect changing market conditions. No such change of strategy will entitle Contractor to a Change Order under this Agreement. Contractor shall provide a Notice to PSGC during the bid evaluation process involving any local supplier identified in Appendix G for a portion of the Work, including documentation of the scope of supply or scope of work associated therewith and shall discuss the award of such Work with PSGC in advance of such award. If Contractor determines that it will not make an award to a local supplier identified on Appendix G, then Contractor shall advise PSGC of the reasons therefor and the adverse impact that Contractor would incur should PSGC direct Contractor to award the Contractor Subcontract to the local supplier rather than the supplier selected by Contractor, and PSGC shall, within seven (7) Days after it is advised of such non-selection, have the right to direct Contractor to make the award to such local supplier; provided, that PSGC enters into a Change Order on account of such direction.
     2.9 Insurance. Contractor shall obtain and maintain the insurance required of Contractor in accordance with Appendix Q. The foregoing provision requiring Contractor to obtain or maintain insurance shall not be construed in any manner as waiving, restricting or limiting the liability of Contractor as to any obligations imposed under this Agreement, whether or not the same are, or may be, covered by insurance.
     2.10 Compliance with Applicable Legal Requirements. Contractor shall comply with all Applicable Legal Requirements in connection with its performance of the Work.
     2.11 Real Estate. Contractor acknowledges that it does not require rights to use any real estate, including any easements or access rights for other property, which is not included in the Facility Site in order to perform the Work, including areas for storage, parking and construction laydown. If Contractor at any time after the Effective Date becomes aware that it requires the use of any real estate that is outside of the boundaries of the Facility Site (but adjacent to the Facility Site), Contractor shall immediately give Notice thereof to PSGC and PSGC shall, at its own cost, obtain rights to use such additional real estate or authorize a change in the plan of execution of the Work in lieu thereof, the cost of which will be a Reimbursable Cost; provided, however, that Contractor shall not be entitled to a Change Order on account of any delay arising from PSGC’s efforts in obtaining additional real estate rights.
     2.12 Use of Facility Site.
          2.12.1 Use and Restoration. Contractor shall confine the portions of the Work to be conducted at the Facility Site to the Facility Site, subject to any restriction thereon specified in Appendix S, and shall not conduct activities or store equipment or materials unrelated to the Work at the Facility Site. Contractor shall restore the Facility Site to the final landscape plan and Facility Site plan, each as provided in Appendix A. As soon as practicable after the Substantial Completion Date for a Unit, Contractor shall clear the portion of Facility Site relating to such Unit of Construction Aids and surplus materials except as needed for Final Completion. Within ninety (90) Days after the Final Completion Date, Contractor shall remove all of its Construction Aids and surplus Materials from the Facility Site, except as necessary for Contractor to attend to a warranty claim.
          2.12.2 Site Authority. Consistent with the provisions of this Agreement and Section 3.1, it is understood between the Parties that Contractor shall have primary authority over the applicable portion of the Facility Site until Substantial Completion of each Unit has occurred. It is further understood to the extent that areas of the Facility Site are to be used by PSGC for the performance of the activities in Appendix B, such areas will be under the primary authority of PSGC while activities are being performed thereon by PSGC or its Separate Contractors. Contractor is responsible for the safety, security and discipline of Persons and property on the Facility Site until the Substantial Completion of each Unit, as applicable, as provided in Section 2.2.12; provided, however, Contractor shall not be responsible for the safety or security with respect to the work being performed by PSGC or PSGC Personnel within such identifiable separate work areas when the Appendix B activities of PSGC are being performed on the Facility Site. PSGC will provide access to such PSGC controlled work areas to Contractor as reasonably required for performance of the Work, consistent with the proviso set forth in Section 3.1.
     2.13 Record Documents. Contractor shall properly and currently maintain accessibility from the Facility Site to all Submittals, field change notices, requests to engineering (and associated approvals or disapprovals), Change Orders, field test records, and written interpretations and clarifications (issued pursuant to Appendix O) (collectively, “Record Documents”) indexed and currently annotated to show all material changes made during construction. Record Documents will be maintained in Applicable Electronic Format. PSGC, Owners and Engineers shall have access to such Record Documents at all times during the Term and may reasonably request paper (or portable document format (PDF)) copies of these Record Documents, together with all approved Samples for reference. Prior to Final Completion, Contractor shall provide PSGC with surveyed as-built documents that have been conformed to construction records, as specified in Section 01780, paragraph 1.04 of Appendix A. A copy of all Record Documents in Applicable Electronic Format shall be provided to PSGC by Contractor at the end of the Term.
     2.14 Submittals.
          2.14.1 Review. Contractor shall submit to PSGC for review in accordance with the accepted schedule of submissions, copies of Submittals as specified in Appendix A, which shall bear the required information that Contractor has satisfied Contractor’s responsibilities under this Agreement with respect to the review of the submission. Title block information on all Submittals shall be as agreed between PSGC and Contractor and as specified in Appendix A. The data shown on Submittals shall be materially complete with respect to quantities, dimensions, specified performance and design criteria, materials, and similar data to enable PSGC to review the information as contemplated by Section 2.14.3.
          2.14.2 Variations. At the time of each submission, Contractor shall specify in writing each variation that the Submittal has from the requirements of Appendix A, and in addition, shall cause a specific notation to be made on each submittal submitted to PSGC for review of each such variation.
          2.14.3 Due Consideration. PSGC shall review Submittals within the time-period specified in Appendix A, but review by or on behalf of PSGC shall be only for conformance with the design concept of the Project and for compliance with this Agreement and shall not extend to means, methods, techniques, sequences, or procedures of construction (except where a specific means, method, technique, sequence, or procedure of construction is indicated in or required by this Agreement). The review of a separate item as such shall not indicate approval of the item or the component in which the item functions. Contractor shall give due consideration to PSGC’s comments and make corrections required by this Agreement, and resubmit as required so that such Submittals conform to the requirements of this Agreement. Upon re-submission, Contractor shall direct specific attention in writing to revisions to Submittals. PSGC will not have any responsibility or liability for the accuracy or completeness of any Submittal, or for any defect, deficiency thereof or for any failure of such Submittal to comply with the requirements of this Agreement, notwithstanding any review or comment on its part.
          2.14.4 Applicable Electronic Format. Submittals by Contractor to PSGC shall be made in accordance with Appendix A, the provisions of this Agreement, and, as applicable, in the Applicable Electronic Format.
     2.15 Separate Contractors and Activities By PSGC.
          2.15.1 Separate Work. PSGC will perform, either with its own forces or through other contractors and subcontractors, the activities described in Appendix B.
          2.15.2 Integration. Contractor shall use reasonable efforts to arrange the performance of the Work so that the Work and the work of PSGC’s forces or any of its Separate Contractors are properly coordinated, joined in an acceptable manner and performed in the proper sequence without any disruption or damage to the Work, or any work of PSGC’s forces or its Separate Contractors.
          2.15.3 Coordination. Contractor shall coordinate the activities of Contractor’s and its Subcontractors’ forces on the Facility Site with the activities of PSGC’s forces and each of its Separate Contractors for the activities defined in Appendix B such that the Work of Contractor and the work of such PSGC’s forces or Separate Contractors can be performed in accordance with the Project Schedule;

provided, that PSGC timely provides Contractor with the information reasonably requested in respect of activities of PSGC and its Separate Contractors, and that PSGC gives Contractor timely and reasonable notice of activities that would require such coordination. For the avoidance of doubt, Contractor shall have final authority over the coordination of activities on the Facility Site; provided, however, if Contractor’s exercise of such authority delays PSGC in performing its obligation such that PSGC cannot reasonably perform an obligation hereunder in accordance with the Project Schedule, Contractor will not be entitled to a Change Order on account thereof.
          2.15.4 PSGC Contractor Storage and Laydown. Contractor shall afford all of Owner Suppliers and PSGC’s Separate Contractors reasonable opportunity for storage of their materials and equipment and for performance of their work on the Facility Site. PSGC shall direct all Owner Suppliers and Separate Contractors to cooperate with Contractor and to avoid actions that could unreasonably interfere with the activities of Contractor. Prior to the Commencement Date, PSGC will provide Contractor with the storage and laydown requirements of PSGC’s Separate Contractors then known. After the Commencement Date, PSGC will provide Contractor with the storage and laydown requirements of PSGC’s additional Separate Contractors, with such notice provided thirty (30) days in advance of the actual need for storage and/or laydown.
     2.16 Transportation Costs. Contractor shall arrange and pay for all transportation, inland transit, storage and handling costs of every kind and nature in connection with the Work (other than as provided for in an Owner Contract) and such costs shall be Reimbursable Costs.
     2.17 Labor Matters. Prior to the Substantial Completion Date of a Unit, Contractor shall manage the labor workforce on the Facility Site with respect to that Unit in accordance with the Labor Plan, provided that the foregoing shall not be construed to require Contractor to manage the labor engaged by the Separate Contractors. On the Effective Date, Contractor, its Subcontractors, and Owner Suppliers performing construction work, as appropriate, shall have entered into, or will enter into (in the case of Subcontractors and Owner Suppliers engaged after the Effective Date), but in each case prior to and as a condition of working on the Facility Site, a labor agreement or agreements, containing “no-strike” clauses, covering all workers employed by them on or about the Facility Site in connection with the Work. Subject to Article 11, Contractor shall be responsible for managing all labor relations matters relating to the Work (including Owner Suppliers) on or about the Facility Site (except to the extent such labor relations matters involve PSGC’s Appendix B activities or PSGC’s operating personnel who are subject to Contractor’s supervision and technical direction during start-up and testing). Contractor shall advise PSGC promptly (and vice versa), in writing, of any actual, anticipated, or threatened labor dispute that might affect the completion of the Work by Contractor or by any of its Subcontractors in accordance with the Project

Schedule. As of the Effective Date, other than administrative, operations and/or maintenance Personnel, PSGC, either by itself or through an Owner or a separate contractor, does not intend to engage the services of any non-union labor on the Facility Site until the Substantial Completion Date; provided, however, if PSGC does employ or permit (through an Owner or a separate contractor) employment of non-union labor to work on the Facility Site prior to the Substantial Completion Date (other than administrative, operations and/or maintenance Personnel), it will do so on notice to Contractor and Contractor will be entitled to a Change Order to the extent that performance of the Work is delayed or otherwise adversely impacted by labor disturbances arising from the employment of such non-union labor.
     2.18 Discipline and Protection. Contractor shall enforce strict discipline and good order among its employees, Subcontractors’ employees, Owner Supplier employees and any other Persons carrying out portions of the Work on the Facility Site and provide for the protection and maintenance of the Work and Owner Equipment and Materials on the Facility Site and of all Persons and property related thereto. Contractor shall at all times take reasonable and appropriate actions to prevent any unlawful or disorderly conduct by or amongst its employees and those employees of Subcontractors and Owner Suppliers on the Facility Site. Contractor shall not permit the employment, by it or its Subcontractors, of unfit Persons or Persons not skilled in tasks assigned to them.
     2.19 Security. Except as provided in Section 2.12.2, Contractor shall be responsible for and shall take precautions and measures as may be necessary to secure those portions of the Facility Site on which Work is being performed at all hours, including evenings, holidays and non-work hours, including the requirements specified therefor in Appendix A; provided, however, upon the Substantial Completion of a Unit, access to and security for such Unit will be the responsibility of PSGC and Contractor shall observe the requirements imposed by PSGC, which shall be consistent with Prudent Industry Practices. Contractor is not entitled to rely on security provided by PSGC for tangible property associated with a Unit prior to the Substantial Completion Date. Contractor shall erect, maintain or undertake, as required by existing conditions and the performance of this Agreement, all reasonable safeguards for safety and protection, including banners, lighting, CCTV monitoring, security patrols, controlled access, posting danger signs and other warnings against hazards, promulgating safety regulations, and notifying PSGC and users of nearby sites and utilities. While Work takes place on any off-Facility Site area, Contractor shall be responsible for security with respect to its activities in those locations. Contractor shall also develop, implement and revise as necessary, a written security policy designed to assure that small tools are reasonably and continuously maintained and accounted for, with the objective of minimizing, to the extent practicable, the need for replacement. Upon the earlier of Final Completion or such other time as agreed by the Parties, care, custody and control of all or a portion of such small tool inventory, as requested by PSGC, shall be turned over to PSGC.

     2.20 Facility Site Fire Protection. Without limiting Contractor’s obligations pursuant to Appendix A, Contractor shall be responsible for providing all fire protection services, including liaison with the local fire and emergency authorities, necessary to safeguard and protect the areas associated with Unit 1 and the common areas until the earlier of (a) Substantial Completion of Unit 1, or (b) termination of this Agreement. Contractor shall be responsible for providing all fire protection services associated with Unit 2 until the earlier of (i) Substantial Completion of Unit 2 or (ii) termination of this Agreement. Contractor shall provide a Facility Site fire protection plan for PSGC’s review and comment no later than ninety (90) Days following the Commencement Date. Contractor shall give due consideration to PSGC’s comments and modify the plan appropriately.
     2.21 Coordination and Transition. At least twelve (12) months prior to the projected Substantial Completion Date of Unit 1, Contractor shall deliver to PSGC a proposed plan that provides for the coordination of (a) Contractor’s access to and use of the Facility Site for performance of the balance of the Work consistent with Section 6.4.1 and consistent with the right of PSGC and Owners to operate the Unit in the ordinary course of business, and (b) the security forces, facilities and safety procedures of the Parties that will be in effect for the remainder of the Term. Contractor and PSGC shall thereafter agree on the final plan no later that six (6) months prior to the projected date of Substantial Completion of Unit 1; provided, that at least six (6) months prior to the projected date of Substantial Completion of Unit 2, such plan shall be updated by the Parties. Such plan shall provide for separate access gates to the Facility and parking for PSGC’s administrative, operations and/or maintenance personnel, and other Personnel entering the Facility Site in connection with the business operations of PSGC and/or the operations and maintenance of the Facility in the ordinary course of business, as well as plans for fencing or other methods of separating operations and construction areas, and after Substantial Completion of Unit 1, for separate access gates and parking for the Affiliates, employees, agents and independent contractors of PSGC and Owners, other than those individuals performing services in connection with the oversight of construction start-up and/or testing of Unit 2.
     2.22 Surplus Equipment and Materials. Except as the Parties otherwise agree, any surplus Equipment, Materials, Construction Aids and Incidental Equipment shall be returned to the supplier or sold by Contractor when no longer required. The proceeds or credit, if any from such return and/or sale shall be promptly made available to PSGC. Such proceeds or credit made available to PSGC will be **** the ****.
ARTICLE 3
PSGC’S OBLIGATIONS
     3.1 Facility Site. In accordance with the Project Schedule, PSGC shall make available, and provide and maintain access to, the Facility Site as required by

Contractor for the performance of the Work, including access to the portions of the Facility Site (as more particularly described in the interface drawings set forth in Appendix A) required to effect those interconnections of the Facility to the Utility Facilities as described in Appendix A; provided, however, Contractor’s access is subject to PSGC’s (and Owners’ and the Engineers’, as appropriate) reasonable exercise of their respective rights and the performance of their respective obligations under and in accordance with this Agreement, including (a) to inspect the Work; (b) to operate and maintain Unit 1 and Unit 2 on and after the Substantial Completion Date therefor whether performed directly or pursuant to third party agreements; (c) to perform or cause to be performed the activities identified in Appendix B, subject to Section 2.15; (d) to prepare for, in accordance with Prudent Industry Practices, the operation of the Facility and related mine and Coal Combustion Waste operations, subject to Section 2.21; and (e) to conduct such other activities and obligations typically associated with an owner of real property, including compliance and communication with Governmental Authorities. PSGC has disclosed the information set forth in Appendix Y to Contractor.
     3.2 Permits. PSGC shall obtain, pay for and maintain in effect the Permits designated in Appendix F as PSGC’s responsibility together with other Permits required in connection with the Work that are customarily obtained by the owner (in its own name) for a facility similar to the Facility (“PSGC Permits”). Contractor shall reasonably cooperate with PSGC by providing information needed by PSGC in connection with PSGC’s efforts to obtain and maintain the PSGC Permits. Nothing herein shall be deemed to limit Contractor’s obligations with respect to the Environmental Compliance Target or any other Performance Target.
     3.3 PSGC Insurance. PSGC shall obtain and maintain the insurance required of PSGC in accordance with Appendix Q.
3.4 PSGC Taxes.
          3.4.1 Payment of Taxes. PSGC shall administer and pay Taxes properly imposed by any taxing authority on PSGC or on Owners or required to be collected or paid by PSGC, including Taxes: (a) that constitute property taxes, real or personal, assessed on the Equipment, Materials, the Facility, and the Facility Site, (b) that are measured by the sale of electricity or byproducts from the Facility, (c) upon services or labor provided by PSGC (other than by Contractor or any Subcontractor) in connection with the Facility, and (d) upon the gross receipts (except taxes on gross receipts that are deemed to be Sales Taxes) or net income of PSGC (collectively “PSGC Taxes”).
          3.4.2 Sales Taxes. With respect to Sales Taxes, PSGC shall, in a timely manner as reasonably required by Contractor in order to purchase items as necessary to comply with the Project Schedule: (a) furnish to Contractor all exemption certificates, information and reports required to be submitted to appropriate taxing authorities in connection with Sales Tax exemptions or rebates necessary for Contractor to perform its obligations with respect to Sales Tax rebates and exemptions pursuant to Section 2.2.9, as more particularly described in Appendix U, and (b) reimburse Contractor in connection with an Application for Payment or Reconciled Application for Payment, as the case may be, for the full amount of Sales Taxes properly paid by Contractor in accordance with this Agreement (recognizing Contractor’s obligation to seek and obtain Sales Tax exemptions as described in Section 2.2.9). Contractor shall use commercially reasonable efforts to minimize Sales Taxes and cooperate with PSGC in its efforts to minimize Sales Taxes.
     3.5 Start-up Personnel. PSGC shall provide operations and maintenance Personnel in accordance with Appendix P and the phase-in plan to be developed in accordance with Section 2.2.2.1 to assist Contractor in operating and maintaining the Facility during the Startup Period. Such Personnel will have the qualifications and experience required pursuant to Appendix P. Such phase-in plan, may be subsequently adjusted by agreement of the Parties; provided, however, Contractor must give Notice thereof to PSGC as soon as reasonably practicable but not less than six (6) months in advance of any proposed adjustment. Scheduling of such Personnel shall be undertaken by Contractor with the concurrence of PSGC and with due regard for minimizing overtime. Such Personnel shall be trained by Contractor and shall assist Contractor by performing normal operating, testing, check-out and maintenance duties during the Startup Period. If any of the Personnel provided by PSGC do not satisfy the criteria set forth in Appendix P, Contractor shall provide a detailed Notice describing any such deficiency to PSGC as soon as practicable, and, for adequate cause stated, PSGC shall replace such Personnel for training by Contractor promptly under the circumstances. Until the applicable Substantial Completion Date, Contractor shall be responsible for the direct supervision and technical direction of PSGC’s operations Personnel; provided, that PSGC shall be responsible for any failures of such operations Personnel to follow the directions of Contractor or the site procedures established by Contractor. Any additional Personnel required by Contractor during the Startup Period shall be provided by Contractor as a Reimbursable Cost.
     3.6 PSGC Project Manager and PSGC Engineer. PSGC shall designate by Notice to Contractor (a) a full-time PSGC employee or consultant (which consultant will not be an employee of a competitor of Contractor in the construction and engineering business) to serve as PSGC’s project manager (“PSGC Project Manager”), and (b) the PSGC Engineer. PSGC may by Notice to Contractor change the PSGC Project Manager or the PSGC Engineer. The authority of the PSGC Project Manager and the PSGC Engineer is described in Appendix O, which PSGC may amend at any time by Notice to Contractor. Contractor may rely upon the actions of the PSGC Project Manager or the PSGC Engineer taken within the limits of authority specified in Appendix O. The PSGC Project Manager shall be PSGC’s representative at the Facility Site and shall have authority to act on behalf of PSGC with respect to day-to-day decisions in the ordinary course of business; provided, however, the PSGC Project Manager has no authority to execute Change Orders or amend this Agreement. Further, the PSGC Project Manager will be responsible for furnishing information on a timely basis as reasonably requested by Contractor that is required by this Agreement to be provided by PSGC to Contractor, and will have the authority to agree upon procedures for coordinating PSGC’s efforts with those of Contractor. Neither the PSGC Project Manager nor the PSGC Engineer shall be PSGC’s Authorized Representative unless specifically appointed to such position by PSGC. Contractor may rely upon the actions of the PSGC Project Manager taken within the authority set forth in this Section 3.6. Any communication (other than a Notice) given to the PSGC Project Manager shall be deemed to be given to PSGC.
     3.7 Interconnection.
          3.7.1 Out of Scope Interconnection Facilities and Utility Connections. Upon completion of the site preparation and grading activities by Contractor with respect to that portion of the Facility Site to be utilized for the Transmission Owner Facilities as specified in Appendix S, which activities shall be performed in accordance with the Project Schedule and other applicable provisions of this Agreement, PSGC shall be responsible for the installation, operation and maintenance of the Transmission Owner Facilities and for payment of all fees to be paid to Utility Facilities providers for interconnection of the Facility. PSGC is responsible for ensuring the Transmission Owner Facilities and the Utility Facilities, as set forth in Appendix B, are available in accordance with the Project Schedule. Prior to the date specified therefor in the Project Schedule, PSGC shall cause the Transmission Owner or other transmission service provider to take from the Facility the net electricity generated during the Startup Period. The Project Schedule shall include the date when backfeed power will commence.
          3.7.2 Transmission Facilities. PSGC shall coordinate with the Transmission Owner under the Interconnection Agreement with respect to the inspection and start-up of the Contractor Transmission Facilities. Contractor shall give PSGC no less than thirty (30) Days’ prior initial Notice that Contractor is ready for energization and backfeed power, and PSGC shall coordinate the supply thereof. PSGC shall provide Notice to Contractor of any requirements for access to the Facility by the Transmission Owner or its designees as required by the Interconnection Agreement. Contractor shall reasonably cooperate with PSGC, the Transmission Owner and their respective designees in connection with these interconnection activities.
     3.8 Startup Period.
          3.8.1 Startup Period; Pre-Commercial Energy. The “Startup Period” for a Unit means the period from the First Fire Date until the Substantial

Completion Date of the Unit. Owners have all right, title and interest to all revenue resulting from electricity generated (net of auxiliary loads) by the Facility, and Contractor shall have no right to any such electricity or to the proceeds of the sale of such electricity.
          3.8.2 Unit Generated Waste. PSGC shall be responsible for the handling, transportation and placement of, in accordance with all Applicable Legal Requirements, all Coal Combustion Waste and other wastes generated by the operation of a Unit during its Startup Period, and thereafter, and made available by the Contractor to PSGC at the applicable delivery point specified in Appendix A, provided, however, cooling tower blow down generated by operation of a Unit will be pumped to the river by Contractor in accordance with the Illinois National Pollutant Discharge Elimination System Operating Permit (No. IL0076996) obtained by PSGC for such purpose. Excess wastewater generated during the Startup Period will be sent to the recycle basin and/or raw water pond for reuse or disposal by PSGC. PSGC will be responsible for utility and waste disposal costs associated with the work of PSGC’s Separate Contractors. PSGC will create and manage the inactive coal and inactive limestone storage piles at the Facility Site from and after that point in time that Contractor completes the necessary infrastructure and gives access to such infrastructure to permit PSGC to perform such obligations in accordance with Prudent Industry Practices.
     3.9 Hazardous Substances. In addition to the information referenced in Appendix Y, PSGC also shall disclose to Contractor, as information becomes available to PSGC, the existence of Hazardous Substances at the Facility Site as to which PSGC or any Owner has actual knowledge. PSGC shall be and remain responsible for any Hazardous Substances that are brought onto the Facility Site by PSGC or any other Person performing activities on behalf of PSGC (other than Contractor, its Subcontractors or Owner Suppliers) or that exist on the Facility Site prior to the Commencement Date or releases caused by PSGC (or any other Person acting on its behalf (other than Contractor, its Subcontractors and Owner Suppliers)) and not in accordance with Contractor’s direction (“PSGC Hazardous Substances”), including any required Remediation and/or site restoration in connection therewith. To the fullest extent permitted by Applicable Legal Requirements, PSGC agrees to release, defend, indemnify and hold Contractor, its directors, officers, employees, agents, and Affiliates harmless from and against all liability (except for any liability arising from the negligence or intentional Release by such indemnified Persons) arising out of PSGC Hazardous Substances, or otherwise arising out of fulfilling PSGC’s obligations under this Section 3.9, whether through suits or causes of action in a court of law or claim, complaints or penalties arising out of a violation or alleged violation of Applicable Legal Requirements. If Contractor discovers or encounters any PSGC Hazardous Substances, which under Applicable Legal Requirements or Professional Standards would require Contractor to suspend Work to avoid injury to individuals or damage to property, then Contractor shall promptly give Notice to PSGC and cease performance of the Work in and around the affected area. Except as provided in Section 2.2.13.2, Contractor shall have no responsibility for the removal, treatment, transportation, disposal or Remediation of PSGC Hazardous Substances. Contractor shall not have or exert any control over PSGC in PSGC’s performance of its obligations or responsibilities in connection with the storage, transportation or disposal of any PSGC Hazardous Substances. Contractor shall reasonably cooperate with PSGC in connection with the Remediation by PSGC of any PSGC Hazardous Substances identified at the Facility Site; provided, however, Contractor shall not be required to provide disposal services for PSGC Hazardous Substances.
     3.10 Compliance with Contractor’s Rules. Not less than ten (10) Business Days prior to the performance of any Work on the Facility Site by Contractor, Contractor will provide to PSGC a copy of its proposed written rules regarding activities at the Facility Site that are applicable to all Persons on the Facility Site prior to Substantial Completion of a Unit. Within fifteen (15) Business Days from receipt thereof, PSGC will be entitled to provide its comments thereto. Contractor shall give due consideration to such comments and thereafter promptly provide PSGC with a final copy of such rules. PSGC and all PSGC Personnel shall comply with such final written rules and, until the Substantial Completion Date of each Unit, as applicable, PSGC and its Separate Contractors shall only enter the Facility Site through Contractor-controlled access points.
     3.11 Road Access. PSGC shall, in accordance with the Project Schedule, perform improvements to upgrade the road access to the Facility Site as described in Appendix B.
     3.12 Performance of PSGC Obligations. PSGC shall perform its obligations under Article 3 and Appendix B that appear on the Project Schedule on or before the date specified therefor as such date may be adjusted in accordance with this Agreement.
     3.13 Compliance with Applicable Legal Requirements. PSGC shall comply with Applicable Legal Requirements in connection with the performance of its obligations hereunder and in connection with contracting for work or services to be performed by its Separate Contractors related to the Facility.
     3.14 Owner Suppliers.
          3.14.1 Contract Execution. PSGC is responsible for entering into the Owner Contracts, the execution of which will not occur later than the date set forth in Appendix G; provided, that Contractor has provided the support contemplated by Appendix W. The Parties agree that the negotiation of such Owner Contracts is a joint effort that requires cooperation.
          3.14.2 Payment. PSGC shall make payment to the Owner Supplier Payment Account in accordance with the provisions of Appendix W of all amounts properly due to each Owner Supplier under the terms of each Owner Contract after receipt and consideration of the recommendations therefor of Contractor.
     3.15 Discipline and Protection. PSGC shall enforce strict discipline and good order among its employees and its Separate Contractors’ employees carrying out PSGC activities set forth in Appendix B on the Facility Site and provide (or cause to be provided) for the protection and maintenance of such work and of such individuals and property related thereto. PSGC shall at all times take reasonable and appropriate actions to prevent any unlawful or disorderly conduct by or amongst its employees and those employees of its Separate Contractors. PSGC shall require that its Separate Contractors not employ unfit individuals or assign individuals to tasks as to which they inappropriately suited in connection with the performance of the activities of such Separate Contractors.
     3.16 PSGC-Provided Supplies. PSGC shall be responsible for providing the supplies set forth in Appendix C in the quantities, quality and location (as applicable) specified in Appendix C, subject to any technical limitations therein specified (collectively, “PSGC Provided Supplies”). At least three (3) months prior to the first Day of the calendar month in which any such supplies will first be required, Contractor shall give PSGC Notice of the amount of such supplies required by Contractor. Contractor shall provide monthly updates thereafter.
     3.17 Capital Spare Parts. Within one hundred eighty (180) Days after the Commencement Date, PSGC shall prepare and deliver to Contractor a plan for the acquisition of capital spare parts for the Facility. Such plan will, at a minimum, set forth the list of capital spare parts to be purchased and the dates on which such spare parts should be delivered to the Facility Site so that they are available for Contractor’s use during the Startup Period of each Unit. Contractor shall review such plan and provide comments to PSGC within thirty (30) Days of receipt. The Parties shall thereafter promptly meet to consider Contractor’s comments and revise and finalize the plan as necessary. PSGC shall proceed with the acquisition of capital spare parts in accordance with the finalized plan.
ARTICLE 4
PSGC’S RIGHT TO INSPECT, STOP AND RE-PERFORM WORK
     4.1 Inspection. PSGC and its designees (including the Engineers and PSGC’s Authorized Representative) will have the right to (a) have access to and inspect the Work, including Equipment and Materials, (b) be present on the Facility Site, and (c) be present at all tests and inspections, at any stage of completion on the Facility Site. The participation in or observation of any such inspections or testing by PSGC and its designees (or any failure by PSGC or its designees to participate in or observe such inspections and testing) will not be deemed to constitute a waiver of any of Contractor’s obligations under this Agreement or be construed as an approval or acceptance of the Work. So long as Contractor provides notice to PSGC of a test or inspection (such notice may be in the form of the identification of such test or inspection in the Project Schedule, Monthly Progress Report or other Submittal to PSGC), then the failure of PSGC, its designees or the Engineers to be present at such test or inspection will not invalidate or otherwise adversely affect the conduct or results of such test or inspection. PSGC, its designees or the Engineers exercising rights pursuant to this Section 4.1 shall not unreasonably interfere with Contractor’s performance of its obligations hereunder.
     4.2 Right to Reject and Re-Performance. Prior to the Warranty Period, if the Work is not in conformance with the requirements of this Agreement (“Defective Work”) and will not otherwise be included on the Unit 1 Punch List or the Unit 2 Punch List, then PSGC may give Contractor Notice of the Defective Work. If PSGC provides Notice to Contractor that PSGC requires a plan of correction for Defective Work, then Contractor shall, within seven (7) Business Days after PSGC’s Notice thereof, submit a plan of correction of the Defective Work to PSGC for review and Contractor shall give due consideration to any comments to such plan proposed by PSGC. Contractor shall provide Notice to PSGC of any modifications or supplements to the plan of correction reasonably implemented by Contractor. For purposes of this Agreement, “Defect,” “Defects” or “Defective” describes Work that is not in conformance with the requirements of this Agreement.
     4.3 Defects in Owner Suppliers’ Scope. Prior to the Warranty Period, if either Party obtains knowledge of any defect or deficiency in any Owner Suppliers’ Scope, such Party shall give Notice thereof to the other Party and Contractor shall thereafter enforce the provisions of the applicable Owner Contract and secure from the applicable Owner Supplier a plan of correction for such deficiency.
     4.4 Right to Suspend Work for Convenience. PSGC may, at any time and from time to time, by a Notice, suspend (and later reinstate) all or any portion of the Work. Upon receipt of such Notice, Contractor shall immediately suspend its performance of such Work consistent with a safe and orderly shut-down of such Work. Either Party may terminate this Agreement, with such termination being handled under Section 13.1 hereof, if (a) in the case of a suspension of all or substantially all of the Work by PSGC for convenience, the suspension of Work exceeds two hundred seventy (270) Days in the aggregate, or (b) in the case of a suspension resulting from the occurrence of a Change of Law or event of Force Majeure, a single suspension of all or substantially all of the Work exceeds three hundred sixty (360) Days. In the case of either (a) or (b) above, Contractor may reassign Key Personnel engaged in Work at the Facility Site if any such suspension of the Work exceeds one hundred twenty (120) consecutive Days. If Contractor reassigns Key Personnel in accordance with this Section 4.4, it shall use reasonable efforts to reassemble the original Key Personnel at such time as the suspension of the Work is lifted.

     Payment of Contractor’s Reimbursable Costs in accordance with Article 5 shall continue during the period of suspension. Contractor shall use reasonable efforts to minimize such Reimbursable Costs, including consultation with PSGC as to potential reassignment of Contractor’s personnel and/or suspension of the work of Subcontractors. In the event that a suspension lasts for more than thirty (30) consecutive Days, Contractor shall be entitled to invoice PSGC for an equitable proportion of the Milestone Values for partially completed Milestones.
     4.5 Uncovering Work. Without limiting PSGC’s or any Owner’s right to inspect the Work at any time on the Facility Site, at each weekly construction meeting at the Facility Site, Contractor shall provide to PSGC a copy of Contractor’s three (3) week look-ahead schedule for Work to be performed on the Facility Site. PSGC shall promptly advise Contractor in writing of those items of Work on such look-ahead schedule that it specifically wants to witness or inspect. For those items of Work that PSGC advises Contractor that it wants to witness or inspect, Contractor shall keep PSGC reasonably apprised of changes to the time and location of the performance of such events. If Contractor performs any such item of Work at a time as to which PSGC did not have Notice in accordance herewith, then, upon PSGC’s written request, given within seven (7) Days of the date on which PSGC was advised that such Work would be performed, Contractor shall expose, uncover or otherwise test such Work as PSGC may reasonably require. If PSGC fails to witness or inspect Work which it had requested the opportunity to witness or inspect, Contractor shall be entitled to proceed with such Work and PSGC shall not be entitled to enforce its rights under this Section 4.5, except upon issuance of a Change Order to Contractor in accordance with Article 10. With respect to any other Work that is covered by Contractor, Contractor, at PSGC’s written request prior to the commencement of the Warranty Period, shall uncover, expose, or otherwise make available for observation, inspection, or testing as PSGC may require. If Work that is not required to be inspected or tested is Defective, Contractor shall (a) be paid its Reimbursable Costs associated with the correction of such Defect but shall not be entitled to a Change Order on account thereof, including any delay associated therewith, and (b) prepare a Recovery Plan if there is a delay in the Project Schedule. If, however, such Work is not Defective, PSGC shall issue Contractor a Change Order in accordance with Article 10 for the associated impact, as demonstrated by Contractor in a Change Order Request.
     4.6 Right to Stop Work for Cause. PSGC, by a Notice, may order Contractor to stop performance of that portion of the Work that reasonably appears to PSGC to cause or threaten to cause an immediate danger to life or material damage to property. If it is reasonably determined by PSGC that such activities of Contractor or Contractor’s Personnel caused or threatened to cause immediate danger to life or material damage to property, Contractor shall not be entitled to a Change Order for the associated impact. PSGC’s right to stop Work under this Section 4.6 shall be without prejudice to any other right or remedy PSGC may have under this Agreement. Once the cause of the stop work order has been resolved by Contractor, PSGC shall promptly direct Contractor to resume performance of the Work that had been stopped. In the event that any stop work order Notice provided hereunder is subsequently determined to not have been properly issued in accordance with the provisions of this Section 4.6, PSGC shall issue a Change Order to Contractor in accordance with Article 10, to reflect any cost or schedule impact, as demonstrated by Contractor in a Change Order request.
ARTICLE 5
PRICE AND PAYMENT
     5.1 Compensation. Compensation payable to Contractor shall consist of (a) Reimbursable Costs and (b) the Fee, as more particularly described below:
          5.1.1 Reimbursable Costs. Except for Non-Reimbursable Costs, all of Contractor’s costs incurred in performing the Work and performing its other obligations under this Agreement, including costs of Contractor’s personnel engaged in performing the Work, will be reimbursable in accordance with Appendix I; provided, that Reimbursable Costs must be of similar types of costs which are (a) typically charged by Contractor to its customers in accordance with its generally applicable policies and procedures (which shall be made available to PSGC on request), or (b) in the absence of a specific policy or procedure, consistent with practices customarily employed by Contractor in the execution of its other power projects similar to the Facility. Contractor will be compensated for all Reimbursable Costs incurred in connection with the correction of Defective Work (except as provided in Article 9) and including Reimbursable Costs incurred in connection with efforts taken to achieve Substantial Completion, Final Completion and satisfaction of the Performance Targets.
          5.1.2 [Not Used]
          5.1.3 Fee. The Base Fee Component and the Earned Fee Component will be paid to Contractor on a milestone basis in the amounts and upon achievement of the Milestones therefor established in Appendix J. To the extent required by this Agreement, Contractor shall be liable to refund to PSGC the Earned Component paid to Contractor. The Fee will not be subject to adjustment, except (a) in accordance with Section 5.1.4 and (b) to reflect an adjustment of the Earned Fee Component in accordance with ****.
          5.1.4 Fee Adjustment. The Parties agree that the Fee will not be increased for any reason other than as set forth in this Section 5.1.4 and ****. If any one of the following events occurs:
                    (a) PSGC directs or initiates a change order that increases the scope of Work under this Agreement or scope of work under an Owner Contract, including an exercise of an option under an Owner Contract, in each case, net of any savings that otherwise results from such change or exercise, but excluding changes in Owner Contracts caused or requested by Contractor;
                    (b) a Change Event described in Sections 10.3(d), (h)(ii), (i) or (p);
                    (c) a Change of Law; or
                    (d) rework or restoration associated with a casualty to the Facility resulting from an event of Force Majeure or a portion thereof to the extent the cost thereof (and profit thereon) is **** from **** by PSGC;
then, Contractor will be entitled to an adjustment of the **** in an amount equal to **** percent (****%) of the (i) amount by which the Target Price will increase as a result of (a), (b), or (c) above, or (ii) the actual cost (excluding profit and contingency) associated with (d) above.
     If and to the extent that the Total Installed Cost is less than the Target Price upon Final Completion (subject to the reconciliation provisions of Section 5.5.3), Contractor shall be paid the increased amount of the Earned Fee Component calculated in accordance with ****. If, upon Final Completion (or upon any subsequent reconciliation), Contractor has been paid more of the Earned Fee Component than the amount it is entitled to under this Agreement, Contractor shall promptly refund such excess to PSGC no later than seven (7) Business Days following receipt of PSGC’s invoice therefor.
          5.1.5 Allowance. The Target Price includes the following allowances:
                    (a) **** dollars ($****) for the cost of procurement, installation, calibration and testing of continuous monitors relating to the emissions of mercury and PM10. Inasmuch as such certified monitors for such emissions are not commercially available as of the Effective Date, the Parties have agreed to cooperate to procure approved monitors for such purposes in the future. Should PSGC desire not to purchase such monitors, PSGC shall give notice to Contractor no later than ****, and in such event the **** will be **** the amount of such ****. Should the cost of procurement, installation, calibration and testing of such monitors exceed such **** then a Change Order shall be issued in order to **** the **** by the amount of such ****.
                    (b) **** dollars ($****) for the cost impact of compliance with the OSHA standard regarding hexavalent chromium as issued by the US Department of Labor on February 28, 2006. Should the aggregate amount of Reimbursable Costs in respect of such impact be less than the **** stated above, the **** will be **** the amount of ****. Should the aggregate amount of Reimbursable Costs in respect of such impact **** such ****, then a

Change Order shall be issued in order to **** the **** by the amount of such ****.
          5.1.6 Substituting Milestones. Upon the request of Contractor, PSGC (acting reasonably) may agree to substitute or reallocate Milestones on the schedule of Milestone Values in Appendix J; provided, that Contractor cannot increase the amount of the Fee Installments to be paid to it for any month as a result of such substitution. In addition, Contractor shall be entitled to invoice and be paid for Milestones achieved in advance of the schedule shown in Appendix J, but not for Milestones achieved more than two (2) months in advance of such schedule; provided, that payment for such Milestones does not cause the current cash flow forecast provided pursuant to Section 5.9 to be exceeded.
     5.2 Monthly Payment.
          5.2.1 Monthly Payments. Subject to Section 5.3, the Compensation will be paid to Contractor in monthly installments upon completion and delivery to PSGC of Applications for Payment and Reconciled Applications for Payment, as the case may be, in accordance with the payment procedures set forth in this Agreement.
          5.2.2 Application for Payment. Between the first (1st) and fifth (5th) Day of each month, Contractor shall submit to PSGC an Application for Payment filled out and signed by Contractor invoicing PSGC for (a) Contractor’s good faith estimate of Reimbursable Costs for the following month consistent with the monthly progress report delivered in accordance with Section 5.2.3 (the “Estimated Reimbursable Costs”), (b) the amount of Fee Installments to be paid for Milestones completed in the prior month in accordance with the Milestone Values in Appendix J, (c) any amount due for which payment was withheld from an earlier payment and where the cause for such withholding no longer applies, and (d) any other amount due to Contractor pursuant to this Agreement. On or before the seventh (7th) Business Day prior to the last Banking Day of such month, Contractor shall reconcile the current Application for Payment with a statement setting forth the actual Reimbursable Costs incurred in the performance of Work in the immediately prior month (the “Actual Reimbursable Costs”) and deliver such reconciled Application for Payment to PSGC in the form attached as Appendix R-2C (“Reconciled Application for Payment”). To the extent the Actual Reimbursable Costs for a prior month exceed the Estimated Reimbursable Costs for that month paid to Contractor, the amount of such excess shall be payable by PSGC pursuant to the current month’s Reconciled Application for Payment. To the extent the Estimated Reimbursable Costs for a prior month paid to Contractor exceed the Actual Reimbursable Costs for that month, the amount of such excess shall be credited to PSGC against the amount requested by Contractor in the current month’s Application for Payment and such credit shall be reflected in the current month’s Reconciled Application for Payment. Until delivery of the Full Notice to

Proceed by PSGC, the aggregate amount of Compensation for which Contractor may submit a monthly Application for Payment, or a Reconciled Application for Payment, as the case may be, will not exceed the total limit set forth in the Cash Flow Cap Curve contained in Appendix J. The Cash Flow Cap Curve will be adjusted whenever the Target Price is adjusted pursuant to a Change Order or as otherwise (a) provided in this Agreement, or (b) agreed by the Parties so as to allow timely and efficient completion of the Work. Notwithstanding the foregoing, on the Effective Date of this Agreement, Contractor shall submit an Application for Payment to PSGC for the Estimated Reimbursable Costs for the remaining portion of the then current month and for the next succeeding month without duplication of amounts paid under the Letter of Intent. PSGC shall make payment of such amount within ten (10) Days of the Effective Date. Thereafter, Applications for Payment and reconciliations between Estimated Reimbursable Costs and Actual Reimbursable Costs as described above shall continue on a monthly basis as otherwise contemplated by this Section 5.2.2; provided, however, payment of the Estimated Reimbursable Costs specified in the Application for Payment submitted by Contractor in September 2007, will not be due until October 1, 2007. The Parties recognize that, after Final Completion, the Application for Payment process will be utilized for the invoicing and payment of Reimbursable Costs incurred during the Warranty Period; provided, that because such amounts cannot be estimated, Contractor shall invoice such amounts in arrears. For example, Reimbursable Costs related to Warranty claims incurred in any month shall be invoiced in an Application for Payment delivered by Contractor between the first (1st) and fifth (5th) Day of the next month. During the Warranty Period, Applications for Payment and Reconciled Applications for Payment need not be submitted monthly.
          5.2.3 Progress Reports. Each Application for Payment submitted by Contractor must be supported by a monthly progress report, in a form and content in accordance with Appendix A, for the month preceding the Application for Payment. Such progress report shall also include a good faith forecast of (i) the estimated Reimbursable Costs and Fee Installments that PSGC will be liable to pay to Contractor, and (ii) the payments to be required to be made under all of the Owner Contracts, in each case, for the ninety (90) Day period commencing with the month following the month in which the Application for Payment is submitted. It is recognized that forecasts are forward-looking projections and variances from such forecasts shall not affect PSGC’s payment obligations hereunder.
          5.2.4 Lien Waivers and Sworn Statements.
          5.2.4.1 Lien Waivers from Contractors and Subcontractors. With each Reconciled Application for Payment, Contractor shall deliver to PSGC a Lien Waiver in the form of Appendix R-11-1, duly executed and acknowledged by Contractor, together with signed Lien Waivers in the form of Appendix R-11-3 duly executed and acknowledged by those Subcontractors with an aggregate contract value in excess of **** dollars

($****), in respect of the Work performed in the preceding month, provided that, even in the event of Contractor’s failure to provide Lien Waivers from such Subcontractor(s), Contractor shall still be entitled to receive payment of the amount set forth in the Application for Payment or Reconciled Application for Payment, as the case may be, if the aggregate amount for which Lien Waivers have not been provided remains less than **** dollars ($****).
          5.2.4.2 Sworn Statement from Contractor. At the same time as delivering the Lien Waiver provided above, Contractor shall deliver to PSGC a duly executed and acknowledged sworn statement by Contractor in the form of Appendix R-11-1, attaching a list of the entities that have entered into Contractor Subcontracts with an aggregate contract value in excess of **** dollars ($****), the value of each such subcontract, the amount paid as of the date of the listing and, as of the date of the listing, the balance of the amount due or to become due to each. The additional Contractor costs for preparing such statements shall be the basis of a Change Order.
          5.2.4.3 Sworn Statement from Subcontractors. Contractor shall also require all entities that have entered into Contractor Subcontracts with an aggregate contract value in excess of **** dollars ($****), and all other Subcontractors involved in performance of Work at the Facility Site with an aggregate contract value in excess of **** dollars ($****), to provide sworn statements satisfying the requirements of Section 22 of the Illinois Mechanics Lien Act.
          5.2.4.4 Lien Waivers and Sworn Statements from Owner Suppliers. Contractor shall also, exercising the authority granted to it pursuant to Appendix W, use its reasonable efforts to obtain for PSGC with each request for payment submitted by each Owner Supplier both (i) a Lien Waiver to the extent of such payment, in the form of Appendix R-11-3, duly executed and acknowledged by such Owner Supplier and (ii) a sworn statement by such Owner Supplier satisfying the requirements of Section 5 of the Illinois Mechanics Lien Act. The Parties agree that exceptions may be made to the foregoing requirements on a case by case basis. If Contractor is not able to obtain such a Lien Waiver and sworn statement from any Owner Supplier, in circumstances where the Owner Supplier is obliged to provide such Lien Waiver and sworn statement, as applicable, under the terms of its Owner Contract, Contractor will not recommend approval of the request for payment by such Owner Supplier and PSGC will be under no obligation to transfer funds to the Owner Supplier Payment Account in respect of such request for payment.

          5.2.5 Other Documentation. Each Application for Payment must be fully completed and also include the following in form and substance reasonably satisfactory to PSGC:
                    (a) a duly executed Contractor’s certification stating that it has reviewed all financial information contained in the Application for Payment is true, correct and complete;
                    (b) a copy of all invoices pursuant to which Contractor has paid Sales Taxes for which it seeks reimbursement;
                    (c) information in such detail and with such backup as indicated in Appendix R-2 so as to allow PSGC and the Independent Engineer to sign off on the reconciliation of Actual Reimbursable Costs for a month compared to the Estimated Reimbursable Costs for the same month; and
                    (d) such other information as may be reasonably required by PSGC in respect of Actual Reimbursable Costs; provided, however, if such information is not available and cannot reasonably be made available by Contractor and must be specifically prepared in response to PSGC’s request then Contractor will be entitled to receive payment (in connection with the current Application for Payment) for the amounts as to which such additional information relates, subject to the delivery of such information by Contractor together with the immediately following Application for Payment.
     Reconciled Applications for Payment must be accompanied by the documentation required pursuant to this Section 5.2.5 except to the extent previously provided.
          5.2.6 Failure to Comply. To the extent Contractor fails to comply with the foregoing requirements with respect to submission of documentation with the Application for Payment or Reconciled Application for Payment, PSGC shall, after issuing a Notice to Contractor, be entitled to withhold an equitable portion of the payment due to Contractor.
          5.2.7 Security for Fee At Risk. As a condition of payment of any portion of the Earned Fee Component and as security for the obligation that Contractor may have to refund the Earned Fee Component, Contractor shall tender to PSGC an Acceptable Letter of Credit, the stated amount of which (by amendment or otherwise) will at all times be at least as equal to the sum of (a) any amount of the Earned Fee Component requested in a current Application for Payment (or Reconciled Application for Payment as the case may be) delivered to PSGC and (b) the aggregate amount of the Earned Fee Component previously paid to Contractor, the sum of (a) and (b) being known as the “Threshold Amount”. PSGC will have the right to draw upon the Acceptable Letter of Credit as provided therein only in the event (i) of a lapse of or failure to renew or provide a substitute Acceptable

Letter of Credit, (ii) Contractor fails to refund a portion of the Earned Fee Component as required under this Agreement, or (iii) of termination of this Agreement for a Contractor Event of Default where Contractor fails to pay the amount for which it is liable under Section 13.4.2 within five (5) Business Days of receiving a demand therefor and where there are insufficient funds due to Contractor for PSGC to withhold in order to satisfy Contractor’s liability under Section 13.4.2. In the event of an improper draw on the Acceptable Letter of Credit, PSGC shall repay the full amount of the improperly drawn amount within three (3) Business Days of resolution of the dispute or agreement, with interest at the Late Payment Rate from the date of the improper draw. If the stated amount of the Acceptable Letter of Credit exceeds the Threshold Amount then, upon submission to PSGC of a reduction certificate by Contractor requesting a reduction of the stated amount (but not a reduction that would reduce the stated amount below the Threshold Amount), PSGC shall promptly execute such certificate and return it to Contractor. On the fourteenth (14th) Business Day following delivery to Contractor of the Certificate of Final Completion, the Acceptable Letter of Credit will be surrendered by PSGC to Contractor for cancellation.
     5.3 PSGC Review. Without prejudicing PSGC’s other rights under this Agreement, for purposes of determining the amount of payment to which Contractor is entitled in respect of an Application for Payment or Reconciled Application for Payment, PSGC shall promptly notify Contractor concerning any invoiced amount or portion thereof that is in dispute (including where PSGC contends that there is a deficiency with respect to such Application for Payment or Reconciled Application for Payment, as the case may be, and/or the accompanying documentation) and of the basis for such dispute as soon as reasonably practicable with the objective of allowing time for the Parties to resolve such dispute prior to the date on which payment on the disputed matter would otherwise be due. It is understood by Contractor that PSGC’s determination under this Section 5.3 may be made in conjunction with the Financing Parties, and the approval by the Financing Engineer may be required prior to payment.
     5.4 Monthly Payments. Except with respect to those amounts which may have been disputed in good faith by PSGC in accordance with Section 5.3, PSGC shall make full payment of the amounts invoiced by Contractor pursuant to Section 5.2 such that payment is received by Contractor in immediately available funds by the last Banking Day of the month in which the Application for Payment and Reconciled Application for Payment, if any, were submitted. All payments to Contractor under this Agreement shall be made to the bank account and in the manner as specified in Appendix J.
     5.5 Final Payment.
          5.5.1 Final Payment to Contractor. Within thirty (30) Days after the Final Completion Date, Contractor shall submit a reconciliation to PSGC which shows (a) all Reimbursable Costs and Fee Installments to which Contractor is entitled for Work performed through the Final Completion Date and (b) all Reimbursable Costs and Fee Installments previously received by Contractor for Work performed through the Final Completion Date. To the extent that there is a differential between such total amounts, Contractor shall, as appropriate, refund such differential amount to PSGC or submit an Application for Payment to PSGC for such differential amount, by way of request for final payment for Work performed through the Final Completion Date. PSGC shall not be required to make such final payment of Compensation to Contractor until the Final Completion Date occurs and Contractor has delivered all items and satisfied all conditions required under Section 6.5. The Application for Payment for such final payment submitted by Contractor must be accompanied by (i) a full Lien waiver and release from Contractor that is applicable to all of the Work performed through Final Completion, conditioned solely on receipt of such final payment, and (ii) a full Lien waiver and release from each Subcontractor for all Work performed through Final Completion under a Contractor Subcontract with an aggregate value equal to or exceeding three million dollars ($3,000,000), in each case in the forms attached hereto as Appendix R-11.
          5.5.2 Final Owner Supplier Payment Statement. Within thirty (30) Days after the Final Completion Date, Contractor shall submit a reconciliation to PSGC which shows: (a) all amounts payable to each Owner Supplier under the Owner Contracts through the Final Completion Date and (b) all amounts paid by PSGC to the Owner Supplier Payment Account through the Final Completion Date. To the extent that there is a differential between such total amounts, Contractor shall, as appropriate, require those Owner Supplier(s) who have been overpaid to refund such differential amount to the Owner Supplier Payment Account or Contractor shall submit a final Recommendation for Funding of Owner Supplier Payment Account to PSGC for any deficiency, by way of request for final payment of Owner Supplier costs incurred through the Final Completion Date. The Recommendation for Funding of Owner Supplier Payment Account for such final payment submitted by Contractor must comply with the requirements of Appendix W and Contractor shall use reasonable efforts to obtain full Lien waivers and releases from each Owner Supplier in the form attached hereto as Appendix R-11.
          5.5.3 Reconciliation. The Parties acknowledge that on the date of Final Completion, disputes between the Parties may be pending and liquidated damages and other amounts from Owner Suppliers and others may not have been recovered. Although the Parties will initially reconcile amounts due to Contractor or PSGC as provided in Appendix T-3 based on the comparison of the Total Installed Cost to the Target Price as of Final Completion, they hereby agree to further reconcile such amounts upon resolution of such disputes and receipt of payment of any such amounts. The final reconciliation shall occur no later than the second anniversary of the Target Final Completion Date, unless the Parties otherwise agree (such agreement not to be unreasonably withheld if one Party requests a later date for final reconciliation). The making of the final payment as provided in Section 5.5.1 above will constitute a waiver of all claims incurred or arising through the date of Final Completion (excluding claims (a) based on a reconciliation of the Total Installed Cost and the Target Price as contemplated by this Section 5.5.3, and (b) for unreimbursed Sales Taxes to which Contractor is entitled to be reimbursed hereunder and/or amounts to which Contractor is entitled to indemnity hereunder, in each case to the extent not known by Contractor on the date final payment is made) against PSGC and Owners (and the Facility) not previously made in writing by Contractor, except that nothing herein may be construed to imply a waiver of any right to any amount which is the subject of a written Dispute in accordance with Article 17 at the time final payment is made or relates to an obligation that survives in accordance with Section 20.6.
     5.6 Withholding to Protect PSGC from Loss.
          5.6.1 Withholding. PSGC may, without prejudice to any other rights PSGC may have hereunder, after issuing a Notice to Contractor, also withhold all or any portion of any payment to such extent as may be necessary in PSGC’s reasonable judgment to protect PSGC from losses, costs, expenses or damages for which Contractor is liable due to:
                    (a) unpaid overdue amounts due to PSGC by Contractor under this Agreement;
                    (b) Contractor Liens (with respect to Liens filed by Subcontractors) for which, twenty (20) Days after having received knowledge thereof, Contractor has failed to remove the Contractor Lien or provide a Contractor Lien Security; and
                    (c) with respect to the Earned Fee Component, failure to furnish or maintain an Acceptable Letter of Credit as required pursuant to Section 5.2.7.
          5.6.2 Lien Title Indemnity. Notwithstanding Section 5.6.1, PSGC shall release any payments withheld because of any Lien if Contractor obtains a Contractor Lien Security; provided, however, other than compliance with its obligation to deliver a Contractor Lien Security, the posting of such Contractor Lien Security does not relieve Contractor of any other obligations (including its indemnity obligations) under this Agreement.
     5.7 Delinquent Payments. Payments not made when due will bear interest from the due date thereof until the date paid at the Late Payment Rate. For the avoidance of doubt, any portion of any payment that is disputed and not paid in accordance with the provisions of this Agreement and subsequently determined to be payable on the original due date thereof will bear interest in accordance with the foregoing from the date such portion of the disputed amount was due (assuming there had been no Dispute) until the date of actual payment.
     5.8 Contractor Liens. Contractor shall cause each Contractor Lien to be canceled or discharged of record or furnish PSGC with a Contractor Lien Security. If Contractor does not promptly satisfy such Contractor Lien or fails to provide PSGC with a Contractor Lien Security in lieu thereof, in any event within the period specified in Section 5.6.1(c), then PSGC may, after Notice to Contractor and expiration of ten (10) Days after Contractor’s receipt of such notice, cure or release such Contractor Lien by payment of money or otherwise, and, if PSGC arranges a Contractor Lien Security with respect to such Contractor Lien, Contractor shall reimburse PSGC for the reasonable cost of arranging such Contractor Lien Security within thirty (30) Days after a request therefor by PSGC, if, based on the circumstances at the time, Contractor acted unreasonably in not making payment of the amount which is the subject of the Contractor Lien. .
     5.9 Forecasts. On the Effective Date, Contractor shall deliver to PSGC a cash flow forecast covering the period from the date of the forecast through Final Completion in the format specified in Appendix J. Contractor shall thereafter update such forecast semi-annually on or before the twentieth Day of January and July of each calendar year commencing with January 2008, and as otherwise necessary, in the reasonable opinion of Contractor or PSGC. It is recognized that forecasts are forward-looking projections and variances from such forecasts shall not affect PSGC’s payment obligations hereunder.
     5.10 Owner Supplier Payments. Invoicing for and payments to Owner Suppliers under Owner Contracts shall be handled by the Parties in accordance with Appendix W.
ARTICLE 6
COMPLETION AND ACCEPTANCE OF THE WORK
     6.1 Mechanical Completion.
             6.1.1 Criteria for Mechanical Completion of the Units Each of the following conditions must be met for “Mechanical Completion” of a Unit to occur:
                 6.1.1.1 Contractor has performed or provided the design, engineering, procurement, permitting (in respect of Contractor Permits only), construction and installation of such Unit in accordance with this Agreement and manufacturer’s requirements, including: (a) the installation of the Unit, and Equipment and Materials related to such Unit on foundations; (b) the connection of all such Equipment and Materials related to such Unit to other applicable Equipment and Materials as required by way of piping, wiring, controls, and safety systems, and (c) ensuring that, with respect to such Unit except as allowed under Section 6.3:

(i)	all such Equipment and related operating systems are individually cleaned, leak checked, lubricated and aligned in accordance with Professional Standards;

(ii)	all initial fills have been completed;

(iii)	all instruments are calibrated;

(iv)	all relays are set in their final configuration;

(v)	all Equipment is checked out in accordance with Professional Standards;

(vi)	all ground checks are complete;

(vii)	piping is hydro tested and flushed in accordance with Professional Standards;

(viii)	all motor rotation checks are complete;

(ix)	all electrical devices (including the generator panels) have been energized;

(x)	he connections from the step-up transformer to the Transmission Owner Facilities’ dead-end structure located as provided in Appendix A have been completed;

(xi)	all electrical circuits have been checked to verify that Equipment and operating systems have been correctly installed;

(xii)	all Equipment is ready for initial operation, and may be so operated, without damage thereto or to any other property and without injury to any person;

(xiii)	the Unit is on turning gear and ready for commissioning and start-up;

(xiv)	with respect to Unit 1, all of the Common Facilities required for Unit 1 operation have been completed and are ready for initial operation; and with respect to Unit 2, all of the Common Facilities have been completed and are ready for initial operation; and

(xv)	an initial Unit 1 Punch List or Unit 2 Punch List, as applicable, has been provided by Contractor.
          6.1.1.2 Contractor has completed the Work necessary to cause the Unit to be capable of operating safely and in accordance with Applicable Legal Requirements and Prudent Industry Practices.

          6.1.1.3 Contractor has completed the classroom training of PSGC-provided Personnel designated for operating and maintenance, as required by Appendix A.
          6.1.1.4 A draft Facility Manual, including vendor manuals related to the applicable Unit, has been provided as required by Appendix A.
          6.1.2 Notice and Report of Mechanical Completion. When Contractor determines that it has satisfied the conditions for Mechanical Completion of a Unit, Contractor shall deliver Notice of such determination (“Notice of Mechanical Completion”) to PSGC in the form set forth in Appendix R-4. The Notice of Mechanical Completion will contain a certification by Contractor that it has satisfied all of the conditions for Mechanical Completion pursuant to this Section 6.1 and Appendix A.
          6.1.3 Achievement of Mechanical Completion. Within five (5) Days of receipt of the Notice of Mechanical Completion with respect to a Unit by PSGC and the PSGC Engineer, PSGC shall inspect such Unit, and/or cause such Unit to be inspected by the PSGC Engineer and by its other designees and PSGC shall either: (a) deliver to Contractor a written acceptance of Contractor’s Notice of Mechanical Completion in the form set forth in Appendix R-3 (the “Certificate of Mechanical Completion”), or (b) notify Contractor in writing that it disputes Contractor’s certification that the conditions for Mechanical Completion have been met, stating with specificity the reasons therefor. If PSGC issues the Certificate of Mechanical Completion, the date of PSGC’s issuance of the Certificate of Mechanical Completion shall be deemed the “Mechanical Completion Date” of such Unit. If PSGC notifies Contractor that it disputes satisfaction of the conditions for Mechanical Completion, then Contractor shall either promptly undertake such action or Work as is necessary to meet such conditions and issue another Notice of Mechanical Completion to PSGC or refer the matter to dispute resolution in accordance with Article 17. In the event Contractor prevails in the Dispute, the fifth (5th) Day following the date of PSGC’s receipt of the then applicable Notice of Mechanical Completion will be deemed the “Mechanical Completion Date” of such Unit.
          6.1.4 Initial Synchronization. Contractor shall provide PSGC with at least thirty (30) Days prior written Notice of the projected time or times it will attempt Initial Synchronization and forty-eight (48) hours prior verbal notice of the actual time or times it will attempt Initial Synchronization.

     6.2 Substantial Completion.
          6.2.1 Criteria for Substantial Completion of the Units. Each of the following conditions must be met with respect to a Unit for Substantial Completion of the Unit to occur:
                    (a) Mechanical Completion of such Unit has been achieved;
                    (b) the most recent Completed Performance Test for the Unit demonstrates: (i) concurrent achievement of (A) at least **** percent (****%) of the Net Electrical Output Target, (B) not more than **** percent (****%) of the Net Heat Rate Target, (C) compliance with the Environmental Compliance Target, and (D) compliance with all Applicable Legal Requirements applicable to Contractor under this Agreement and necessary for the Unit to be capable of operations in compliance therewith, (ii) for each Unit, as applicable and in accordance with Appendix E, successful completion of the Common Facilities Capacity Test, and (iii) passage of the Unit Hundred Hour Test, all as more particularly set forth in Appendix E;
                    (c) during the most recent Completed Performance Test, the Unit, its individual components, systems, subsystem and Equipment were not operated outside their respective manufacturer’s designed continuous rated limits; provided, that for purposes of achievement of Substantial Completion, such requirement shall only apply to such items that are integral / essential to the continuous safe and reliable operation of the Unit in accordance with Prudent Industry Practices. Contractor shall develop a suitable plan to correct the cause(s) underlying operation of any Facility component, system, subsystem or item of Equipment (not integral / essential to the continuous safe and reliable operation of the Unit) that operated outside of its designed continuous rated limits and Contractor shall thereafter promptly implement such correction plan during the applicable Warranty Period;
                    (d) there are no Liens (except those for which a Contractor Lien Security has been provided in accordance with the terms of this Agreement) resulting from the actions or failure to act of Contractor, its Personnel or any of the Owner Suppliers, other than Liens resulting from the failure of PSGC to pay all amounts in respect of that portion of the Work out of which such Lien arises due to Contractor and/or Owner Suppliers in accordance with the terms of this Agreement;
                    (e) Contractor has provided to PSGC special tools and spare parts related to such Unit that are required to be provided pursuant to Appendix A. Special tools may be reconditioned subject to PSGC approval;

                    (f) the final Facility Manual related to the applicable Unit and all other Submittals required to be submitted prior to or as a condition of Substantial Completion of a Unit have been provided.
                    (g) Contractor has completed all Work on or with respect to such Unit so that the Unit is capable of being operated in the normal course of business in accordance with the operating procedures set forth in the Facility Manual and Prudent Industry Practices, except for any remaining items set forth in the Unit 1 Punch List or Unit 2 Punch List (as applicable);
                    (h) Contractor has obtained all Contractor Permits required for Substantial Completion; and
                    (i) Contractor has completed the training of PSGC-provided personnel pursuant to Appendix A.
          6.2.2 Notice and Report of Substantial Completion. When Contractor determines that it has satisfied the conditions for Substantial Completion of a Unit in accordance with Section 6.2.1, Contractor shall deliver a Notice of such determination (“Notice of Substantial Completion”) to PSGC in the form set forth in Appendix R-4. The Notice of Substantial Completion will contain a certification by Contractor that it has satisfied all of the conditions for Substantial Completion for the Unit pursuant to this Section 6.2 and a report with sufficient detail (including preliminary laboratory results sufficient for a reasonable person to conclude that there is a high probability that the final laboratory results will confirm that the applicable conditions of Substantial Completion have been achieved) to enable PSGC to determine whether Contractor has achieved such requirements with respect to such Unit.
          6.2.3 Achievement of Substantial Completion. Within five (5) Business Days of receipt by PSGC and the PSGC Engineer of the Notice of Substantial Completion with respect to a Unit, PSGC shall inspect such Unit, and/or cause such Unit to be inspected by the PSGC Engineer and/or the Financing Engineer, and PSGC shall either: (a) deliver to Contractor a written acceptance of Contractor’s Notice of Substantial Completion in the form set forth in Appendix R-3 (the “Certificate of Substantial Completion”), or (b) notify Contractor in writing that it disputes Contractor’s certification that the conditions for Substantial Completion have been met, stating the reasons therefor. If PSGC delivers the Certificate of Substantial Completion, the date of the Certificate of Substantial Completion will be deemed the “Substantial Completion Date” of such Unit; provided, however, for purposes of Sections 8.2.3 and 8.3.2 only, the Substantial Completion Date of a Unit will be deemed to be the date on which PSGC received Contractor’s Notice of Substantial Completion. If PSGC notifies Contractor that it disputes satisfaction of the conditions for Substantial Completion, then Contractor shall either promptly undertake such action or Work as is necessary to meet such conditions and issue another Notice of Substantial Completion to PSGC or refer the matter to dispute resolution in accordance with Article 17. In the event Contractor prevails in the Dispute, the date of PSGC’s receipt of the then applicable Notice of Substantial Completion will be deemed the Substantial Completion Date of such Unit.
     If PSGC fails to respond to a Certificate of Substantial Completion within such five (5) Business Day period and subsequently disputes that Substantial Completion has been achieved, PSGC shall waive any Late Completion Damages, if any, that would have otherwise accrued for the number of days equal to the number of days by which PSGC’s response was delayed.
          6.2.4 Care, Custody and Control of the Unit During a Dispute Regarding Substantial Completion. In the event of a Dispute regarding whether Substantial Completion of a Unit has been achieved, Contractor shall maintain care, custody and control of the Unit. If the Dispute is resolved in favor of Contractor determining that Substantial Completion was achieved, then Substantial Completion will be deemed to have occurred on the date on which PSGC received Contractor’s then applicable Notice of Substantial Completion; provided, however, (a) turnover of the care, custody and control of the Unit to PSGC will occur on the Business Day following the Day on which the Dispute is resolved, and (b) for purposes of Sections 8.2.3 and 8.3.2 only, the Substantial Completion Date will be deemed to be the date on which Contractor’s then applicable Notice of Substantial Completion was received by PSGC. If the Dispute is resolved in favor of PSGC, Contractor shall (i) provide PSGC with a Recovery Plan for achievement of Substantial Completion of such Unit, and (ii) maintain care, custody and control of such Unit until it satisfies the conditions for Substantial Completion and PSGC issues the Certificate of Substantial Completion for such Unit in accordance with Section 6.2.3.
     6.3 Creation of Punch Lists.
          6.3.1 Unit 1 Punch List. When Contractor believes that a system or Unit is ready for commissioning and startup, Contractor shall prepare and deliver to PSGC an initial list setting forth (a) all those certain minor, non-safety items that do not impact the performance (including availability, output or heat rate, operability, safety or mechanical or electrical integrity) of the Unit or compliance with Applicable Legal Requirements, including Permits, and which remain to be performed to complete the Work related to Unit 1, (b) the proposed time limits within which Contractor will complete such remaining Work, and (c) Contractor’s plan to complete such Work on or before the Target Final Completion Date. Upon its receipt of such list, PSGC shall review the same and notify Contractor of any proposed revisions thereto. Such list shall be subject to additions and deletions as systems are completed. PSGC’s Authorized Representative and Contractor’s Authorized Representative shall then meet, consult in good faith and, prior to the

Substantial Completion Date of Unit 1, agree upon the final list and plan, including the approved time limits within which Contractor shall perform such remaining Work and the resources to be utilized to complete such Work (the “Unit 1 Punch List”). Once the items on the Unit 1 Punch List have been identified, Contractor shall promptly begin working on the items thereon. The plan for completing the Work specified in the Unit 1 Punch List may be amended by Contractor at any time prior to Final Completion upon Notice to PSGC to reflect the progress of completing such Work; provided, however, any such amendment to the plan must reasonably provide for the completion of all such Work by the Target Final Completion Date. The review and comment by PSGC or its representatives of any matter relating to a Unit 1 Punch List will not relieve Contractor of its obligations under this Agreement.
          6.3.2 Unit 2 Punch List. When Contractor believes that a system or Unit is ready for commissioning and startup, Contractor shall prepare and deliver to PSGC an initial list setting forth (a) all those certain minor, non-safety, items that do not impact the performance (including availability, output or heat rate, operability, safety or mechanical or electrical integrity) of the Unit or compliance with requirements of Applicable Legal Requirements including Permits that remain to be performed to complete the Work related to Unit 2 and the remainder of the Facility (excluding Unit 1), (b) the proposed time limits within which Contractor shall complete such remaining Work, and (c) Contractor’s plan to complete such Work by the Target Final Completion Date. Upon its receipt of such list, PSGC shall review the same and notify Contractor of any proposed revisions thereto. Such list shall be subject to additions and deletions as systems are completed. PSGC’s Authorized Representative and Contractor’s Authorized Representative shall then meet, consult in good faith and, prior to the Substantial Completion Date of Unit 2, agree upon the final list and plan, including the approved time limits within which Contractor shall perform such remaining Work and the resources to be utilized to complete such Work (the “Unit 2 Punch List”). Once the items on the Unit 2 Punch List have been identified, Contractor shall promptly begin working on the items thereon. The plan for completing the Work specified in the Unit 2 Punch List may be amended by Contractor at any time prior to Final Completion upon Notice to PSGC to reflect the progress of completing such Work; provided, however, any such amendment to the plan must reasonably provide for the completion of all such Work by the Target Final Completion Date. The review and comment by PSGC or its representatives of any matter relating to the Unit 2 Punch List will not relieve Contractor of its obligations under this Agreement.
     6.4 Transfer of Possession and Control of each Unit to PSGC.
          6.4.1 Possession and Control. On or before the Substantial Completion Date for each Unit, Contractor and PSGC shall agree upon a schedule of the dates and times when Contractor will require a partial or complete shut down of the Unit or the imposition of operating restrictions on the Unit in order to complete the Work (other than the Unit 1 Punch List or Unit 2 Punch List) under this Agreement; provided, however, such schedule will (a) provide for such partial or complete shutdown of, or the imposition of operating restrictions on, such Unit only during a scheduled outage, if any, or off-peak hours so as to accommodate Owners’ reliance on the electrical output from the Facility, and (b) be subject to the dispatch requirements of the Midwest Independent System Operator, Inc. Subject to Section 6.2.4, on the Substantial Completion Date for each Unit or the date of termination of this Agreement in accordance with Article 13 (as the case may be), PSGC shall take and thereafter be solely responsible for the care, custody, control, operation, and maintenance of such Unit. Following transfer of possession and control of a Unit to PSGC, Contractor (and its Subcontractors and the Owner Suppliers) will have reasonable access to such Unit consistent with the schedule established in accordance with, and the other requirements of, this Section 6.4 and the cooperation of PSGC as necessary for Contractor to complete any Work still remaining to be performed hereunder, including the Unit 1 Punch List items and the Unit 2 Punch List items. More particularly, PSGC shall (a) provide for full or partial shutdown of, or the imposition of operating restrictions on, a Unit’s operation as provided in the schedule agreed to by Contractor and PSGC, pursuant to this Section 6.4 and (b) provide the supplies required to be provided by PSGC pursuant to Appendix C in support of Unit operations. Following issuance of the Certificate of Substantial Completion for a Unit to PSGC, Contractor shall comply with health, safety and security rules of PSGC supplied reasonably in advance (including permit-to-work procedures and requirements), which will be consistent with Prudent Industry Practices, regarding activities at the portion of the Facility and the Facility Site so transferred and shall coordinate its activities at such portion of the Facility and the Facility Site with any other Person performing work, operation, maintenance or other activities at such location.
          6.4.2 Common Facilities Support. PSGC understands that completion of Unit 2 requires that the Common Facilities turned over to PSGC at Substantial Completion of Unit 1 must be operated by PSGC as reasonably required by Contractor. Contractor understands that operation of such Common Facilities is also necessary for the operation of Unit 1 in the normal course of business. PSGC agrees to operate and maintain (including the performance of warranty work) such Common Facilities from and after turnover of care, custody and control of such facilities to PSGC in accordance with Prudent Industry Practices and, consistent therewith, both Parties agree to cooperate and support the objectives of the other to the maximum extent practicable. The Parties will work together to create a workable advance plan as a basis to allow achievement of their respective objectives.
     6.5 Final Completion.
          6.5.1 Criteria for Final Completion of the Facility. Each of the following conditions must be met for “Final Completion” to occur:

                    (a) the Substantial Completion Dates for both Units have occurred;
                    (b) the Completed Equivalent Availability Test for each Unit demonstrates that the Unit Equivalent Availability Target has been achieved in accordance with the requirements of Appendix E and Applicable Legal Requirements or, to the extent that there is a deficiency in achieving the Unit Equivalent Availability Target, the applicable **** have been **** the ****;
                    (c) the Completed Performance Test for each Unit demonstrates that each Unit has achieved each Performance Target set forth in Sections 8.1.1.1, 8.1.1.2, and 8.1.1.3 of Appendix Z, while in compliance with the Environmental Compliance Target and Applicable Legal Requirements; provided, however, to the extent that there is a deficiency in achieving a Performance Target set forth in Sections 8.1.1.1, 8.1.1.2, and/or 8.1.1.3 of Appendix Z, all applicable **** in respect thereof have been **** the ****;
                    (d) all Late Completion Damages and Limestone Interim Damages which have been **** have been **** the ****;
                    (e) during the most recent Completed Performance Test, the Unit, its individual components, systems, subsystem and Equipment were not operated outside their respective manufacturer’s designed continuous rated limits;
                    (f) Contractor has completed all Work and other obligations (except obligations requiring future performance (e.g., warranty Work)), including all Unit 1 Punch List items and all Unit 2 Punch List items in accordance with this Agreement;
                    (g) Contractor has provided all Submittals as required under this Agreement;
                    (h) Each Owner will have good and undefeasible title to its Proportionate Share of each portion of the Work free and clear of all Contractor Liens; provided, that PSGC has paid the amount properly due to Contractor for such portion of the Work and PSGC has deposited the amount properly due into the Owner Supplier Payment Account in accordance with Appendix W; provided, further, that, with respect to any Contractor Lien which is filed, Contractor may satisfy such requirement by delivering Contractor Lien Security in respect thereof;.
          6.5.2 Notice and Report of Final Completion. When Contractor determines that it has satisfied the conditions for Final Completion in accordance with Section 6.5.1, Contractor shall deliver a Notice of such determination (“Notice of Final Completion”) to PSGC in the form set forth in Appendix R-4.

The Notice of Final Completion will contain a certification by Contractor that it has satisfied all of the conditions for Final Completion pursuant to this Section 6.5 and a report with sufficient detail to enable PSGC to determine whether Contractor has achieved such requirements with respect to the Facility.
          6.5.3 Achievement of Final Completion. Within five (5) Business Days of receipt of the Notice of Final Completion by PSGC and the PSGC Engineer, PSGC shall inspect the Facility and/or cause the Facility to be inspected by the PSGC Engineer and/or the Financing Engineer and PSGC shall either: (a) deliver to Contractor a written acceptance of Contractor’s Notice of Final Completion in the form set forth in Appendix R-3 (the “Certificate of Final Completion”), or (b) notify Contractor in writing that it disputes Contractor’s certification that the conditions for Final Completion have been met, stating with specificity the reasons therefor. If PSGC issues the Certificate of Final Completion, the date of PSGC’s receipt of the Notice of Final Completion will be deemed the “Final Completion Date.” If PSGC notifies Contractor that it disputes satisfaction of the conditions for Final Completion, then Contractor shall either promptly undertake such action or Work as necessary to meet such conditions and issue another Notice of Final Completion to PSGC or refer the matter to dispute resolution in accordance with Article 17. In the event Contractor prevails in the Dispute, the date of PSGC’s receipt of the then applicable Notice of Final Completion shall be deemed the Final Completion Date.
ARTICLE 7
PERFORMANCE TESTING
     7.1 Performance Tests. After the Mechanical Completion of a Unit, Contractor shall perform, and re-perform if necessary, the Performance Tests. In the event the Parties do not agree that Contractor has achieved Mechanical Completion, Contractor may undertake the Performance Tests at any date not earlier than one hundred twenty (120) Days prior to the Contractual Target Substantial Completion Date, subject to certifying in writing to PSGC of Contractor’s good faith belief (including providing detailed reasons therefor) that Mechanical Completion has been achieved; provided, further, in such event, Contractor shall also commence and diligently carry out such Work as PSGC has specified in a Notice to Contractor to achieve Mechanical Completion. The commencement of Performance Tests pursuant to this Section 7.1 shall, however, in no way limit Contractor’s obligation to achieve Mechanical Completion. In the event Contractor commences the Performance Tests while PSGC continues to dispute the achievement of Mechanical Completion, and it is subsequently determined by agreement or through the procedures set forth in Article 27 that Mechanical Completion had not been achieved, PSGC may require Contractor to re-perform the Performance Tests. Notwithstanding the foregoing, Contractor may not proceed to perform the Performance Tests if a dispute exists as to whether Mechanical Completion has been achieved and PSGC gives notice to Contractor in writing that in PSGC’s good faith belief (including providing detailed reasons therefor), that proceeding with the Performance Tests poses undue risk to the safety of individuals or the risk of material damage to property and/or would not otherwise be consistent with Prudent Industry Practices. At such time as the Parties agree that such risks have been abated, without regard to any continuing dispute as to the achievement of Mechanical Completion, Contractor may proceed to perform the Performance Tests. All Performance Tests will be conducted in accordance with the requirements of this Agreement and the applicable testing requirements specified in Appendix E. Notwithstanding anything to the contrary contained herein, Contractor, may request PSGC to timely approve Contractor’s use of temporary equipment, systems or operating practices for purposes of commencing and executing the Performance Tests to satisfy the requirements of Substantial Completion; provided, that: (a) the Unit can be operated in a safe and prudent manner based on such use; (b) all components and systems that are directly related to the production and delivery of electrical energy to the high side of the main step-up transformer are mechanically complete; (c) any temporary equipment, system or operating practice used to sustain operation shall be replaced with the permanent equipment, system or operating practice prior to Final Completion; (d) the absence of any such permanent equipment, system, or operating practice neither will, nor could be expected to, have any material adverse impact on the accuracy or reliability of the test data; and (e) such use neither will nor could be expected to adversely affect the commercial operation of the Unit.
     7.2 Notice to PSGC. Contractor shall give PSGC and the PSGC Engineer at least ten (10) Business Days’ advance Notice of the date on which Contractor intends to commence the initial Performance Tests on each Unit to determine Substantial Completion of that Unit. Thereafter, Contractor shall give PSGC and the PSGC Engineer at least three (3) Business Days’ advance Notice of all subsequent Performance Tests (other than a Unit Equivalent Availability Test), unless a shorter notice period is agreed to in advance and in writing by PSGC. Contractor shall notify PSGC and the PSGC Engineer of such Performance Tests so that they may be present or represented to witness and monitor all aspects of such tests.
     7.3 Completed Performance Test.
          7.3.1 Certain Performance Tests. After Contractor has completed Performance Tests demonstrating Unit performance necessary to achieve Substantial Completion of a Unit or Final Completion, it shall give Notice to PSGC and the PSGC Engineer that it nominates such Performance Tests as a “Completed Performance Test.” Each such Notice will be accompanied by a preliminary test report for such Completed Performance Test as soon as reasonably practicable but in no event more than twenty-four (24) hours after the completion of such Completed Performance Test (or as soon thereafter as such reports are first available to Contractor) providing a summary of the Performance Tests on which it is based and including all raw data taken during such Performance Tests, and a final test report within thirty (30) Days thereafter. A Final Completed Performance Test report must be delivered to PSGC in accordance with Appendix E. Contractor shall include sufficient results of testing in the preliminary test report to allow PSGC to reasonably determine that there is a high probability that the final test results will confirm that the applicable conditions of Substantial Completion or Final Completion have been achieved. As soon as practicable, but in any event within five (5) Business Days after receipt of Notice by PSGC and the PSGC Engineer, PSGC shall give Notice to Contractor either concurring with, or rejecting, the Completed Performance Test report and stating its reasons for rejection of such Notice, as the case may be. Such procedure shall be repeated until Contractor submits a Notice demonstrating Unit performance necessary to achieve Substantial Completion or Final Completion, as applicable. Subject to Article 17, if Contractor’s Notice of a Completed Performance Test is rejected by PSGC, such test shall not constitute a Completed Performance Test.
          7.3.2 Completed Equivalent Availability Test. After Contractor believes that the Unit Equivalent Availability Target with respect to a Unit has been achieved, it shall give Notice to PSGC and the PSGC Engineer of its belief and identify the specific **** (****)  hour period of Unit performance upon which it bases its belief (such period to constitute the “Completed Equivalent Availability Test”). Such Notice will be accompanied by a final test report which shall include both the raw data on which the report is based and Contractor’s analysis of such data. As soon as practicable, but in any event within five (5) Business Days after receipt of Notice by PSGC and the PSGC Engineer, PSGC shall give Notice to Contractor either concurring with, or rejecting, the report and stating its reasons for rejection of such Notice, as the case may be. Such procedure shall be repeated until Contractor submits a Notice demonstrating Unit performance necessary to achieve the Unit Equivalent Availability Target. Subject to Article 17, if Contractor’s Notice of a Completed Equivalent Availability Test is rejected by PSGC, such test shall not constitute a Completed Equivalent Availability Test.
          7.3.3 Individual Test Reports. After Contractor has completed any Performance Test, it shall provide to PSGC a preliminary test report for each such test as soon as reasonably practicable but in no event more that twenty-four (24) hours after the completion of such test (or as soon thereafter as such reports are first available to Contractor) providing a summary of such test and including all raw data taken during such test and, if Contractor believes such test has been passed, a final test report within thirty (30) Days thereafter. If Contractor believes such test has been passed, Contractor shall include sufficient results of such testing in the preliminary test report to allow PSGC to determine that there is a high probability that the final test results will confirm that such test has been passed. Contractor shall not be required to provide an individual test report (preliminary or final) pursuant to this Section 7.3.3 if the results of such test are, at the same time, to be included in the reports to be provided by Contractor pursuant to Section 7.3.1.
     7.4 Repetition of Tests. If a Performance Test fails to demonstrate that a Unit meets or exceeds the Performance Targets required for Substantial Completion of a Unit, then Contractor shall, as part of the Work, (a) promptly take all actions necessary to correct any deficiencies in order to cure such failure, and (b) re-perform the Performance Tests as many times as required until achievement of the applicable Performance Targets is demonstrated pursuant to this Agreement, subject, when applicable, to the determination pursuant to Section 8.2.1 to **** the ****.
     7.5 Re-Setting of Facility. Promptly after the completion of any Performance Test on each Unit, Contractor shall perform whatever Work is necessary, including re-setting of Equipment (to the extent settings were allowed to be changed during any Performance Test) and repairs of damage or modifications caused by testing, to ensure that the normal operating control settings and configurations for the relevant Unit(s) are maintained.
ARTICLE 8
PERFORMANCE AND COMPLETION TARGETS, BUYDOWN AMOUNTS, INTERIM
AND LATE COMPLETION DAMAGES AND BONUS AMOUNTS
     8.1 Performance and Completion Targets.
          8.1.1 Performance Targets. Each Unit shall meet the Performance Targets described in Sections 8.1.1.1 through 8.1.1.3 and Section 8.1.1.5 of Appendix Z when tested pursuant to a Completed Performance Test performed in accordance with the requirements of Appendix E and Applicable Legal Requirements. In addition to the foregoing, each Unit must meet the target in Section 8.1.1.4 of Appendix Z while in compliance with the Environmental Compliance Target and all Applicable Legal Requirements applicable to Contractor under this Agreement and necessary for the Unit to be capable of operations in compliance therewith and demonstrate its ability to follow load during the Completed Equivalent Availability Test, as more particularly set forth in Appendix E. The targets set forth in Sections 8.1.1.1 through 8.1.1.5 of Appendix Z are the “Performance Targets”.
          8.1.2 Early Target Substantial Completion Date. Contractor shall perform the Work with the objective that the Substantial Completion Date for each Unit will occur on or before the Early Target Substantial Completion Date.
          8.1.3 Target Final Completion Date. Contractor shall perform the Work with the objective that Final Completion of the Facility will occur on or before the Target Final Completion Date.

          8.1.4 Sound Level Targets. Contractor shall perform the Work with the objective that each Unit and the Facility will comply with the Sound Level Targets. It is understood and agreed that Contractor will not be prevented from achieving Substantial Completion of a Unit or Final Completion of the Facility, and that no Completed Performance Test or Completed Unit Equivalent Availability Test will be invalidated, on account of the failure of either Unit or the Facility to meet the Sound Level Targets, and that the causes of such failure are not to be considered Warranty Defects. However, if at any time it is determined that a Unit or the Facility does not meet the Sound Level Targets, then promptly upon PSGC’s direction, Contractor will undertake a detailed analysis of the causes of such failure and present a plan to correct such failure to PSGC. Contractor’s analysis, investigation and plan preparation shall be undertaken with dispatch and presented to PSGC as soon as is practicable. Such plan shall identify Contractor’s good faith estimate of the cost and timing of implementation. Such analysis and the actual implementation of any such plan, as it may be modified, shall take place following execution of a Change Order in accordance with Article 10.
     8.2 Late Completion Damages and Buydown Amounts.
          8.2.1 Substantial Completion Buydown Amounts. Once the Substantial Completion Date for a Unit has occurred, Contractor, in lieu of achieving each applicable Performance Target set forth in Sections 8.1.1.1 through 8.1.1.3 of Appendix Z in a Completed Performance Test in accordance with Appendix E and Applicable Legal Requirements, may elect to have the **** associated with any such **** the ****; provided, however, that the Parties shall have consulted with each other as to the comparative advantages and disadvantages of spending additional Reimbursable Costs in order to achieve improved levels of Facility performance with respect to such Performance Target and the Parties shall have agreed (each acting reasonably and in good faith) that the **** should be **** the ****. If the Parties are not in agreement, Contractor will be entitled to proceed with Work directed at improving Facility performance with respect to any Performance Target that has not been achieved; provided, that (a) Contractor presents a reasonably detailed plan, identifying the problems to be corrected and the steps to be undertaken to address such problems and the timeline associated therewith, and (b) provides to PSGC a weekly written status report outlining the progress made by Contractor and adjusting, if necessary, the expected cost and expense of such correction plan. Contractor agrees that it will not withhold its consent to **** the applicable **** the **** if the **** to be expended to correct the cause(s) of an **** would not be incurred by a reasonable person objectively considering the circumstances of the Parties. Notwithstanding anything to the contrary herein, the **** applicable to any **** will be **** the **** on the Target Final Completion Date (if not previously so ****), based on the most recent Completed Performance Test, as follows:

                    (i) Unit Limestone Consumption Buydown Amount. The “Limestone Consumption Buydown Amount” for a Unit means the amount determined in accordance with Appendix L for each **** unit by which the actual limestone Ca/S ratio for the Unit is greater than the Limestone Consumption Target.
                    (ii) Unit Net Electrical Output Buydown Amount. The “Net Electrical Output Buydown Amount” for a Unit means the amount determined in accordance with Appendix L per kilowatt (rounded to the nearest kilowatt) for every kilowatt by which the Net Electrical Output for the Unit is less than the Net Electrical Output Target.
                    (iii) Unit Net Heat Rate Buydown Amount. The “Net Heat Rate Buydown Amount” for a Unit means the amount determined in accordance with Appendix L per BTU/kWh (HHV) (rounded to the nearest tenth of a BTU/kWh) for every BTU/kWh by which the Net Heat Rate for the Unit is greater than the Net Heat Rate Target.
          8.2.2 Unit Equivalent Availability Buydown Amount. Once Contractor has demonstrated in a Completed Equivalent Availability Test that a Unit has achieved at least **** percent (****%) of the **** but less than **** percent (****%) of the **** while in compliance with the Environmental Compliance Target, Appendix E and all Applicable Legal Requirements applicable to Contractor under this Agreement and necessary for the Unit to be capable of operations in compliance therewith, Contractor may elect to have the Unit Equivalent Availability Buydown Amount **** the **** achieving **** percent (****%) of the ****; provided, however, that the Parties shall have consulted with each other as to the comparative advantages and disadvantages of spending additional Reimbursable Costs in order to achieve improved levels of Facility performance with respect to the Unit Equivalent Availability Target and the Parties shall have agreed (each acting reasonably and in good faith) that the **** should be **** the ****. If the Parties are not in agreement, Contractor will be entitled to proceed with Work directed at improving Unit Equipment Availability; provided, that (a) Contractor presents a reasonably detailed plan to PSGC, identifying the problems to be corrected and the steps to be undertaken to address such problems and the timeline associated therewith, and (b) thereafter provides to PSGC a weekly written status report outlining the progress made by Contractor and adjusting, if necessary, the expected cost and expense of such correction plan. Contractor agrees that it will not withhold its consent to **** the applicable **** the **** if the **** to be expended to **** the cause(s) of the **** would not be incurred by a reasonable person objectively considering the circumstances of the Parties. PSGC agrees to operate each Unit from and after Substantial Completion in accordance with the Facility Manual and, in the absence of specific direction in such Facility Manual, Prudent Industry Practices. Notwithstanding anything to the contrary herein, the **** applicable to an **** will be **** the **** on the Target Final Completion Date (if not previously so ****). “Unit Equivalent Availability Buydown Amount” means an amount determined in accordance with Appendix L for every **** percent (or portion thereof) by which the Unit Equivalent Availability is less than the Unit Equivalent Availability Target.
          8.2.3 Late Completion Damages. If the Substantial Completion Date for a Unit occurs after the applicable Contractual Target Substantial Completion Date therefor, the **** in accordance with Appendix L will be **** the **** for each Day by which the Substantial Completion Date of the applicable Unit is later than the applicable Contractual Target Substantial Completion Date (the “Late Completion Damages”). The Parties agree that it would be extremely difficult and impracticable to determine precisely the amount of actual damages that would be suffered by PSGC and Owners as a result of Contractor’s failure to achieve the applicable Contractual Target Substantial Completion Dates. The Parties further agree that the Late Completion Damages are a fair and reasonable substitute therefor. The Parties agree that each is estopped to argue the invalidity, unenforceability or otherwise question the reasonableness of the Late Completion Damages, as they represent the allocation of risk between the Parties and the basis of the bargain. **** the **** will not (i) limit Contractor’s liability for its failure to perform any of its other obligations hereunder, including Defects in the Work, or its obligations to achieve Mechanical Completion, (ii) affect Contractor’s obligation with respect to each Unit to achieve Substantial Completion and Final Completion, or (iii) limit PSGC’s remedies for Contractor’s failure to perform any of its other obligations hereunder.
          8.2.4 Buydown Amounts. The Parties agree that it would be extremely difficult and impracticable to determine precisely the amount of actual damages that would be suffered by PSGC and Owners as a result of Contractor’s failure to achieve, as applicable, the Limestone Consumption Target, the Net Electrical Output Target, the Net Heat Rate Target or the Unit Equivalent Availability Target (as the case may be). The Parties further agree that once **** of a Unit and **** percent (****%) of the Unit Equivalent Availability Target has been achieved, the applicable **** are a fair and reasonable substitute therefor. PSGC and Contractor agree that each is estopped to argue the invalidity, unenforceability or otherwise question the reasonableness of the Buydown Amount provisions, as they represent the allocation of risk between the Parties and the basis of the bargain. **** the **** will not (a) limit Contractor’s liability for failure to perform any of its other obligations hereunder, (b) affect Contractor’s obligation to perform the Work with the objective of causing the Substantial Completion Dates or the Final Completion Date to occur by the applicable Target Contract Dates, or (c) limit PSGC’s remedies for Contractor’s failure to perform any of its other obligations hereunder. Buydown Amounts will be determined based on the last Completed Performance Test or Completed Unit Equivalent Availability Test, as applicable.

          8.2.5 Minimum Achievement. The **** of any **** the **** with respect to the ****, the **** and the **** will not be available to Contractor unless and until the Substantial Completion Date has occurred with respect to a Unit. The **** of any **** the **** with respect to the **** will not be available to **** unless and until (a) **** and (b) **** percent (****%) of the **** has been achieved in a Completed Equivalent Availability Test.
          8.2.6 Buydown Damages. **** and **** the **** will not affect PSGC’s rights to terminate this Agreement pursuant to Article 13 because of reasons other than the events giving rise to Late Completion Damages or Buydown Amounts.
          8.2.7 Recovery from Owner Suppliers.
          8.2.7.1 Performance Liquidated Damages. In the event that a failure to achieve a Performance Target is attributable (in whole or in part) to one or more of the Owner Suppliers, Contractor shall give notice to PSGC to that effect (together with reasonable supporting documentation) and Contractor shall assist PSGC in recovering the applicable performance liquidated damages from the responsible Owner Supplier(s) under the terms of the Owner Contract(s) in question. To the extent that **** are **** under the Owner Contract(s) in question, such **** will be **** to **** and **** the ****.
          8.2.7.2 ****. In the event that a failure to achieve Substantial Completion of a Unit by the Target Substantial Completion Date is attributable (in whole or in part) to one or more Owner Supplier(s), Contractor shall give notice to PSGC to that effect (together with reasonable supporting documentation) and Contractor shall assist PSGC in recovering the applicable late completion damages from the responsible Owner Supplier(s) under the terms of the Owner Contract(s) in question. To the extent that **** are **** under the Owner Contract(s) in question, such **** will be **** the ****.
          8.2.8 Limestone Interim Damages. The Parties agree that, without limiting Contractor’s obligations under Section 8.2.1, it would be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages that PSGC and Owners would incur should Contractor fail to achieve the Limestone Consumption Target by the Contractual Target

Substantial Completion Date. Accordingly, in such event, as PSGC’s sole and exclusive remedy for such failure, an amount equal to **** dollars ($****) shall be **** the **** as ****, and not as a **** (“Limestone Interim Damages”), for each Day after the Contractual Target Substantial Completion Date until the Limestone Consumption Target is achieved in a Completed Performance Test or the Parties have agreed to **** the **** the **** in accordance with Section 8.2.1; provided, that no amount hereunder shall be **** the **** for any Day on which actual limestone consumption is **** then **** percent (****%) of the Limestone Consumption Target.
     8.3 Bonus Amounts.
          8.3.1 Performance Bonuses. Bonus Amounts with respect to a Unit pursuant to this Section 8.3.1 will be earned based on (a) the Completed Performance Test used for purposes of determining achievement of Final Completion or (b) the Completed Equivalent Availability Test, as applicable. The Bonus Amounts pursuant to this Section 8.3.1 are as follows:
               (i) Unit Limestone Consumption Bonus Amount. If a Unit’s limestone consumption performance is better than the Limestone Consumption Target, the “Limestone Consumption Bonus Amount” equals the amount set forth therefor in Appendix L for each **** unit (rounded to the nearest **** unit) by which the actual limestone Ca/S ratio of the Unit is less than the Limestone Consumption Target;
               (ii) Unit Net Electrical Output Bonus Amount. If a Unit’s Net Electrical Output performance is better than the Net Electrical Output Target, the “Net Electrical Output Bonus Amount” equals the amount set forth therefor in Appendix L per kilowatt (rounded to the nearest kilowatt) for every kilowatt by which the Net Electrical Output of the Unit is better than the Net Electrical Output Target; and
               (iii) Unit Net Heat Rate Bonus Amount. If a Unit’s Net Heat Rate performance is better than the Net Heat Rate Target, the “Net Heat Rate Bonus Amount” equals the amount set forth therefor in Appendix L per BTU/kWh (HHV) (rounded to the nearest tenth of a BTU/kWh) for every BTU/kWh by which the Net Heat Rate of the Unit is less than the Net Heat Rate Target.
          8.3.2 Early Substantial Completion Bonus Amount and Related Limits. If the Substantial Completion Date for a Unit occurs before the **** for that Unit, then Contractor will earn a bonus equal to (a) the amount set forth therefor in Appendix L **** for each **** by which the **** of **** is earlier than the **** of ****, and (b) the amount set forth therefor in Appendix L **** for each **** by which the **** of **** is earlier than the **** of **** (in each case, the “****”).
          8.3.3 Earned Bonus Amounts. All Bonus Amounts will be calculated on a Unit basis and will be **** the **** on the date which such Bonus Amount is earned. Bonus Amounts for Performance Targets will only be **** the **** upon in respect of Sections 8.3.1(i), (ii) and (iii), the occurrence of the Substantial Completion Date and demonstration in most recently completed Completed Performance Test that performance better than the Performance Targets therein tested has been achieved.
     8.3.4 Maximum Amounts. Notwithstanding anything to the contrary in this Agreement, subject to Section 5.1.4 of this Agreement, the Earned Fee Component will not be **** by **** than **** dollars ($****).
ARTICLE 9
THE WARRANTY PERIODS
     9.1 General Warranty of Work, Materials and Equipment. Contractor hereby warrants to PSGC that:
                    (a) the Work will be designed, furnished and performed (i) in accordance with Professional Standards, and (ii) in compliance with the provisions of this Agreement and all Applicable Legal Requirements;
                    (b) the Work will be free from Defects in workmanship and material; and
                    (c) all Contractor Equipment and Materials provided by Contractor will be new and unused at the time of their delivery to the Facility Site, except as provided in Section 6.2.1(e).
     9.2 Owner Supplier Work. During the applicable Warranty Period, at PSGC’s written request, Contractor shall:
                    (a) assist PSGC in enforcing PSGC’s warranty rights under Owner Contracts and managing the warranty response by Owner Suppliers; and
                    (b) perform such construction, disassembly and testing and related services as are necessary to complete warranty repairs or corrections of defects manifest in Owner Suppliers’ Scope under the Owner Contracts.
The services to be provided by Contractor under this Section 9.2 are Reimbursable Costs. Notwithstanding anything to the contrary in this Agreement, Contractor has no warranty obligation under this Agreement in respect of any defect in Owner Equipment and Materials or in work performed pursuant to Owner Contracts.
     9.3 Nonconforming Work. During the applicable Warranty Period, PSGC, PSGC’s Authorized Representative, and/or other Persons that PSGC has given Contractor Notice that such Persons are authorized by PSGC to act on its behalf (“PSGC Authorized Parties”), to the extent of their authority, shall have the authority to require Contractor to reperform, repair or replace any Work (including Contractor Equipment and Materials) that does not conform to the requirements of Section 9.1 (“Warranty Defect”), including the obligation to perform any Work or activity necessary to access the Work to be reperformed, repaired or replaced and any Work or activity necessary to recover, finish or otherwise cover and return to full operating status the Work to be reperformed, repaired or replaced; provided, however, neither the identification of a Warranty Defect nor any decision made by PSGC in good faith either to exercise or not to exercise their rights under this Article 9, will give rise to any duty or responsibility of PSGC. Defects that are known to the PSGC Project Manager or the PSGC Engineer prior to Substantial Completion are not Warranty Defects.
     9.4 Contractor’s Warranty Work. If PSGC gives Contractor Notice of a Warranty Defect during the applicable Warranty Period, Contractor shall, at its sole expense, promptly (consistent with the access provided by PSGC) correct such Warranty Defect by repair or replacement at Contractor’s sole option, which repair or replacement will include all access and restoration Work associated therewith. To the extent that correction of the Warranty Defect involves the reperformance, repair, resupply or replacement of any item supplied or performed pursuant to an Owner Contract, Contractor shall assist PSGC in procuring such reperformance, repair, resupply or replacement by the Owner Supplier and the **** by PSGC on account thereof to **** such Warranty Defect will be **** the ****. The plan for the repair or replacement of a Warranty Defect shall be made in consultation with PSGC and Contractor shall schedule any Work in respect of the Warranty Defect during off-peak hours consistent with (a) PSGC’s operating requirements so as to minimize, to the maximum possible extent, loss of production or use of any portion of the Facility, and (b) Midwest Independent System Operator, Inc.’s dispatch requirements. Contractor shall use reasonable commercial efforts to conduct its Work associated with a Warranty Defect on a timely basis (with overtime if appropriate) if PSGC reasonably determines that an expedited schedule is necessary to avoid or minimize the effects of an outage or load reduction. Except as provided above and subject to Section 9.13, Contractor shall bear all costs and expenses associated with correction of any Warranty Defect notified to Contractor during the applicable Warranty Period, which amounts do not constitute Reimbursable Costs. Such costs shall include the costs of necessary disassembly, transportation, reassembly, retesting, reworking, repair, or replacement of such Warranty Defect, engineering, and the costs of testing reasonably required to verify that the repaired or replaced Work conforms to the applicable Warranties and the requirements of this Agreement. Contractor shall collect and assemble all warranty documents and deliver them to PSGC prior to the expiration of the applicable Warranty Period or termination of this Agreement, whichever is earlier. Any repair and replacement performed by Contractor pursuant to this Article 9 shall constitute Work and the provisions of this Article 9 apply to such Work.

     9.5 Warranty Periods.
          9.5.1 Duration. The “Warranty Period” for each Unit commences on the Substantial Completion Date and expires on the first anniversary thereof. If any Work is required to be repaired, replaced, or otherwise corrected pursuant to this Article 9, the Warranty Period for such repaired, replaced or corrected Work will be one year from the date that such repair, replacement, or correction is completed; provided, however, in no case will the Warranty Period for such repaired, replaced or corrected Work extend beyond the second (2nd) anniversary of the Substantial Completion Date of the applicable Unit.
          9.5.2 Transfer. Upon the earlier of (a) the termination of this Agreement, or (b) the end of the Warranty Period, Contractor shall, promptly and without any other obligation on the part of PSGC, transfer to PSGC all Subcontractor warranties that extend beyond the applicable Warranty Period under this Article 9. Prior to transferring the extended warranties to PSGC, Contractor shall maintain and enforce such warranties and shall not materially modify or amend such warranties without the prior written consent of PSGC, which may be withheld for any reason.
     9.6 Subcontractor Warranties. Contractor shall use its commercially reasonable efforts to obtain other warranties, including additional and extended warranties, for the benefit of Contractor, PSGC and Owners from Subcontractors in relation to their respective portions of the Work. Copies of all such warranties obtained by Contractor shall be provided to PSGC promptly upon execution of the applicable Contractor Subcontract by Contractor. Such warranties will be written to survive Contractor’s tests, inspections and approvals and will be assignable, as provided in the next sentence, to PSGC and/or Owners without Subcontractor’s consent. On the earlier of (a) expiration of the Warranty Period or (b) the termination of this Agreement, Contractor shall assign to PSGC and/or Owners any Subcontractor warranty for Work or Equipment provided by Contractor hereunder.
     9.7 Root Cause Repairs. If there are two (2) or more failures of any component (whether or not the failure occurs in components of the same Unit or different Units) during the Warranty Period (either original or as may be extended as a result of failures during the original Warranty Period), then, at the request of PSGC, Contractor shall perform a root cause analysis investigation of such failures and, if such investigation (a) reveals a Warranty Defect, make such repairs, replacements or adjustments necessary to correct the Warranty Defect; or (b) reveals a defect in Owner Suppliers’ Scope (“Owner Supplier Defect”), provide the assistance described in Section 9.2 in respect thereof if requested by PSGC. As requested by PSGC, Contractor shall submit, as part of its root cause analysis investigation and report, all design and performance calculations related to such component failure. The cost of the root cause analysis investigation performed by Contractor pursuant to this Section 9.7 shall be treated as a Reimbursable Cost, irrespective as to whether or not the investigation reveals the existence of a Warranty Defect.
     9.8 Cure Rights of PSGC for Breach of Warranty. Within ten (10) Days of receipt by Contractor of Notice from PSGC identifying a Warranty Defect (which period will be as short as possible, but in no event longer than two (2) Business Days if a Unit is forced out of service or is operating on a restricted basis), Contractor shall give notice to PSGC of its approach for when and how such Warranty Defect will be remedied; provided, however, such approach shall provide for Contractor to conduct its cure activities in a commercially reasonable and prompt manner; provided, further, in cases of imminent danger to life or property or forced outage of a Unit, Contractor shall remedy such Warranty Defect as soon as possible, taking into consideration mobilization to the Facility Site and availability of Contractor Personnel. If Contractor does not begin and diligently proceed to complete said remedy within the time period specified in the corrective approach, PSGC after Notice to Contractor, shall have the right to perform or to have performed by third parties the necessary remedy, and the costs thereof (including a warranty thereon) shall be borne by Contractor; provided, that any such warranty Work performed by a third party shall no longer be subject to the provisions of Section 9.1.
     9.9 Title to Warranty Work. Title to all Contractor Equipment and Materials provided in performing warranty Work, including all repairs, replacements and corrections, will pass to PSGC immediately upon the inclusion thereof into the Facility and otherwise will be subject to the provisions of Section 2.5.1.
     9.10 Exclusions. The warranty set forth in Section 9.1 will not apply to Defects in, damage to or breakdown of the Facility after care, custody and control has been turned over to PSGC in accordance with this Agreement to the extent such Defect, damage or breakdown is caused by:
                    (a) PSGC’s failure to operate or maintain the Facility in accordance with the Facility Manual or, in the absence thereof, with Prudent Industry Practices;
                    (b) PSGC’s failure to give Contractor Notice of a Warranty Defect actually known to PSGC promptly after its discovery by PSGC;
                    (c) continued operation of the Facility following identification of the Defect, to the extent such continued operation exacerbates the Defect or creates additional Defects that require warranty Work;
                    (d) normal wear and tear; or

               (e) PSGC’s denial of Contractor’s reasonable request for access to the Defect for the performance of Contractor’s warranty obligations, such access to be consistent with Facility operations and Prudent Industry Practices.
     9.11 Primary Liability. Contractor has primary liability with respect to the warranties set forth in Sections 9.1 and 9.4 of this Agreement, whether or not any Defect or other matter is also covered by a warranty of a Subcontractor, and PSGC needs only look to Contractor for corrective action. The refusal of a Subcontractor or other third party to correct defective Work will not excuse Contractor from its liability as to the warranties provided herein.
     9.12 General Limitations on Warranties and Remedies. THE REMEDIES PROVIDED IN THIS ARTICLE 9 ARE THE EXCLUSIVE REMEDIES OF PSGC AND OWNERS AND THE SOLE OBLIGATION AND LIABILITY OF CONTRACTOR ARISING OUT OF CLAIMS FOR WARRANTY DEFECTS OR DEFECTS IN THE WORK IDENTIFIED AFTER THE SUBSTANTIAL COMPLETION DATE FOR THE APPLICABLE UNIT. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 9, CONTRACTOR DOES NOT MAKE ANY OTHER EXPRESS WARRANTIES, OR ANY IMPLIED WARRANTIES, OF ANY KIND WHATEVER RELATING TO THE WORK TO BE SUPPLIED BY CONTRACTOR UNDER THIS AGREEMENT OR TO THE FACILITY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE, CUSTOM OR USAGE OR OTHERWISE.
     9.13 Warranty Cap. Notwithstanding anything to the contrary in this Agreement, Contractor’s liability pursuant to this Article 9, **** (a) the costs of **** of ****, and (b) costs which are ****, will be limited in the ****to **** dollars ($****), which amount shall not be **** amounts **** by **** from **** with respect to the **** of **** (the “Warranty Cap”). Except as provided in clauses (a) and (b) above, the performance of Contractor’s Work in connection with Warranty Defects pursuant to Section 9.3 or 9.4 shall be borne by Contractor up to the Warranty Cap, which amounts will not be **** the ****. Any costs incurred in connection with such Work in excess of the **** will constitute ****.
ARTICLE 10
CHANGES
     10.1 Changes. Without invalidating this Agreement, by issuance of a written order, in the form set forth in Appendix R-5, (each such order, a “Change Order”) (a) changes to the Work or the Facility may be made, including any addition to, deletion from, suspension of or other modification to the quality, function or intent of the Work or the Facility, and (b) to the extent specifically provided for in this Article 10, adjustments may be made to the Project Schedule (including the Target Contract Dates), Performance Targets, the Target Price, the Milestone Values, the Cash Flow Cap Curve, the Fee (as provided in Section 5.1.4) or the other obligations or liabilities of the Parties under this Agreement (all of the foregoing, “Changes”). Changes may only be authorized by Change Orders issued in accordance with this Article 10; provided, however, Contractor shall not be required to make any Change that (i) requires it to perform Work that is not rationally or functionally related to the Work described in this Agreement on the Effective Date, or (ii) requires Contractor to transport and dispose of PSGC Hazardous Substances for which PSGC is responsible under this Agreement. Except for an emergency in which imminent harm to Persons or damage to property can only be avoided by proceeding with a Change without approval by PSGC, in no event shall Contractor unilaterally undertake a Change until (x) a Change Order has been approved by PSGC, or (y) if a disagreement exists as described in Section 10.2.2, Contractor has received Notice from PSGC to proceed under protest.
     10.2 Procedure for Changes.
          10.2.1 Changes Initiated by Contractor. Within five (5) Business Days after Contractor becomes aware of any circumstances, including Change Events, which Contractor has reason to believe may necessitate a Change, but in no event later than forty-five (45) Days following the act, occurrence or condition giving rise to a Change, Contractor shall issue to PSGC a “Change Order Request.” All Change Order Requests will include, to the extent then reasonably available (and thereafter promptly updated as information becomes available) to provide, documentation sufficient to enable PSGC to determine: (a) the factors necessitating the possibility of a Change, (b) the impact the Change is likely to have on the Target Price, (c) the impact the Change is likely to have on the timely achievement of the Project Schedule (including the Target Contract Dates, as applicable), (d) the impact the Change is likely to have on any of the other obligations or liabilities of the Parties under this Agreement, and (e) such other information which PSGC may reasonably request in connection with such Change; provided, that the information required by clause (a) is the only essential element to be provided within the initial five-day period. PSGC may, but except as provided in Section 10.3 below will not be obligated to, issue a Change Order pursuant to a Change Order Request. PSGC must provide its response to Contractor’s Change Order Request within ten (10) Business Days after receipt thereof. Unless otherwise stated by PSGC in writing or in the case of an emergency in which imminent harm to Persons or damage to property can only be avoided by proceeding with work outside the Work, any work outside the Work described in this Agreement performed by Contractor prior to its having received an executed Change Order from PSGC will be considered unauthorized work and will be at Contractor’s sole risk and expense. In no event will a Recovery Plan or other document or Submittal constitute a Change Order under this Agreement, unless such document is clearly titled a "Change Order” and otherwise satisfies all of the requirements of a Change Order under this Article 10.
     10.2.2 Changes Initiated by PSGC. If PSGC desires to make a Change constituting a modification to the quality, schedule, execution, function, intent or scope of the Work (including aspects of the Work relating to the operation or care, custody and control of the Facility), it shall submit a “Change Order Notice” to Contractor. Contractor shall promptly review the Change Order Notice and provide Notice to PSGC of the estimated cost to develop the Change Order, which Notice will be accompanied with reasonable supporting documentation. Within ten (10) Business Days (or if ten (10) Business Days is not reasonably adequate, then as promptly thereafter as practicable) after PSGC and Contractor agree to the cost of developing the Change Order estimate, Contractor shall provide PSGC with Notice of the options for implementing the proposed Change (including, if possible, any option that does not involve an extension of time or additional cost) and the estimated effect(s), if any, that each such option would have on the Performance Targets, Target Price, the Milestone Values, the Cash Flow Cap Curve, the Fee (as provided in Section 5.1.4), the Project Schedule (including the Target Contract Dates), and any of the other obligations or liabilities of the Parties under this Agreement. The timing of Work to be performed pursuant to a Change directed by PSGC must be consistent with resources available to Contractor. Based upon such information, PSGC may, but will not be obligated to, issue a Change Order making a Change based upon such Change Order Notice. If PSGC and Contractor cannot promptly reach agreement on the matters listed in the Change Order Notice, or cannot agree that the matters under discussion constitute a Change, PSGC may, at its sole discretion, order Contractor by Notice to promptly proceed to complete the Change in accordance with PSGC’s interpretation of the matter under Dispute. Contractor may refuse to implement a Change ordered pursuant to this Section 10.2, only if such Change (a) would constitute a violation of Applicable Legal Requirements, (b) requires Contractor to perform Work that is not rationally or functionally related to the Work, or (c) requires Contractor to transport and dispose of Hazardous Substances for which PSGC is responsible under this Agreement.
     10.3 Specified Change Events. Except as otherwise provided herein, if and to the extent that:
               (a) a Force Majeure event or Change of Law (other than any Excluded Change of Law);
               (b) a suspension of the Work in accordance with Section 13.5, 4.4, or 4.6 (for an improperly issued stop work order);

               (c) adverse impact on the Work pursuant to Section 2.2.13.3 or Section 3.9, other than for a Hazardous Substance for which Contractor is responsible;
               (d) a delay or other adverse impact arising from a discovery pursuant to Section 2.5.5 or a deviation relating to subsurface conditions as provided in Section 2.6;
               (e) a delay or failure of PSGC to perform its obligations in accordance with this Agreement (except to the extent such delay or failure is attributable to Contractor or Subcontractors);
               (f) a change in PSGC’s policies and procedures after Substantial Completion that adversely affect the performance of the Work;
               (g) any Separate Contractor of PSGC, any of the Engineers, or any other designee or invitee of PSGC performing work on the Facility Site fails to comply with the reasonable coordination requirements Contractor is entitled to impose under this Agreement, causing a material interference with the performance of the Work, except to the extent such interference results from the fault of Contractor or its Subcontractors;
               (h) PSGC’s direction to Contractor to make an award to a local supplier pursuant to Section 2.8.7 which award causes (i) a delay or (ii) a cost differential when compared to the cost that would have been incurred had the award been made to the supplier recommended by Contractor;
               (i) delay in issuance of the Full Notice to Proceed after ****;
               (j) a delay or other net impact on Contractor resulting from a change order executed or option exercised under an Owner Contract, except to the extent arising from failure of Contractor (or its Subcontractors) to perform obligations in accordance with this Agreement;
               (k) a delay or other adverse impact on Contractor resulting from PSGC’s exercise of its right to (i) require Contractor to withdraw or retract Contractor’s exercise of authority under Appendix W, or (ii) supersede Contractor’s exercise of authority under Appendix W, except to the extent attributable to the fault of Contractor or its Subcontractors;
               (l) an **** occurs;
               (m) labor disturbances delay or adversely impact the Work as set forth in the last sentence of Section 2.17;

               (n) the impact of the Tax Increase Prevention and Reconciliation Act of 2005 (Public Law No. 109-222);
               (o) costs are incurred as provided in Section 1.2.1.8 of Appendix I (subject to the proviso set forth in such Section 1.2.1.8);
               (p) the cost differential resulting from a disagreement between PSGC and Contractor as to the award of an Owner Contract where the contract price offered by the Owner Supplier under such Owner Contract selected by PSGC is greater than the contract price offered by the bidder recommended by Contractor, assuming similar scope;
               (q) the failure of the **** to achieve any of the **** for **** and **** as set forth in the **** for the ****, except to the extent that such failure is attributable to the **** of **** or its ****;
               (r) a Target Assumption proves inaccurate, except to the extent caused by the failure of Contractor or its Subcontractors to perform the Work in accordance with this Agreement; and
               (s) a PSGC Test Interruption occurs.
     (each, a “Change Event”), causes Contractor to suffer a delay in the critical path of the Work, increases Contractor’s costs in performing the Work or otherwise increases the costs of the Facility, impacts the ability of the Facility to achieve the Performance Targets, or adversely impacts Contractor’s ability to perform any of its other material obligations under this Agreement, then PSGC shall, by Change Order, equitably adjust the Target Contract Dates in accordance with Section 10.4, equitably increase the Target Price in accordance with Section 10.5, equitably adjust the Milestone Values, equitably adjust the Cash Flow Cap Curve, equitably increase the Fee (to the extent permitted by Section 5.1.4), and/or equitably adjust the Performance Targets or other obligations of Contractor so adversely impacted.
     10.4 Changes Involving Schedule Extensions. To the extent that Contractor demonstrates that a Change (or the Change Event necessitating a Change) as described in Section 10.2.2 or Section 10.3 will delay the achievement of the Target Completion Dates, then PSGC shall cause a Change Order directing such Change (or resulting from such Change Event) to equitably extend the Target Contract Dates to account for the delay in the critical path of the Work. The Parties agree that the measure of leeway in starting or completing an activity without affecting the duration of time between Contractor’s Base Target Substantial Completion Date for each Unit and the Contractual Target Substantial Completion Date for each such Unit belongs to Contractor when determining whether there has been an impact to the critical path for which Contractor may be entitled to schedule relief under this Agreement.

     10.5 Changes to the Target Price. In the event a Change Order or Change Event under Article 10 increases or decreases the cost of the Work or the cost of the Facility, subject to Contractor’s reasonable efforts to mitigate the impact of such event, an equitable adjustment shall be made to the Target Price.
     10.6 Continued Performance Pending Resolution of Disputes. Notwithstanding and pending resolution of any Dispute with respect to a Change, Contractor shall proceed on a Reimbursable Cost basis in accordance with Appendix I, upon Notice from PSGC, with the performance of any Change Order issued by PSGC. If PSGC and Contractor cannot reach agreement on the schedule adjustment or estimated cost of the Change within a reasonable period (not to exceed fifteen (15) Days after Contractor is ordered to proceed under protest) either Party may submit the matter for dispute resolution pursuant to Article 17.
     10.7 Options for Implementing Changes. Whenever there are different possible Changes that can be made in response to a Change Event and those Changes have different effects on the Project Schedule (including the Target Contract Dates), Target Price, Performance Targets or other obligations or liabilities of the Parties under this Agreement, then PSGC may in its sole discretion (but consistent with the objective of achieving the lowest Total Installed Cost) select from among such Changes, with the concomitant adjustments to the Project Schedule (including the Target Contract Dates), Target Price, and Performance Targets and other obligations or liabilities of the Parties under this Agreement in accordance with this Article 10.
     10.8 Remedy. Except as otherwise provided in this Agreement, Contractor shall not be entitled to adjustment of the Targets under this Agreement for changes of any kind (whether arising because of hindrance or delay or any other cause whatsoever), whether such hindrances or delays be reasonable or unreasonable, foreseeable or unforeseeable, contemplated or not contemplated, or avoidable or unavoidable. Contractor shall be entitled to extensions in the Project Schedule only as specifically provided in this Article 10.
     10.9 Documentation. All claims by Contractor for adjustments to the Target Price, the Fee, Performance Targets, Project Schedule (including the Target Contract Dates) and/or other obligations or liabilities of the Parties under this Agreement as a result of any Change shall be supported by verifiable detailed documentation provided to PSGC.
     10.10 Insurance. If, by July 1, 2007, PSGC believes that it will not be able to obtain insurance which satisfies its obligations under Appendix Q, PSGC shall give notice to Contractor to that effect, with relevant details, and the Parties shall, in good faith, discuss and seek to reach agreement upon the equitable adjustment to which Contractor shall be entitled under this Article 10 on account of such failure by PSGC to satisfy its obligations under Appendix Q. Such equitable adjustment may include agreement by PSGC to pay Contractor for the cost of Contractor purchasing additional primary and excess liability insurance, with corresponding adjustment to the Target Price.
ARTICLE 11
FORCE MAJEURE
     11.1 Force Majeure Event. As used in this Agreement, an event of “Force Majeure” will mean any event that: (a) prevents or hinders the affected Party (the “Affected Party”) from performing its obligations under this Agreement or complying with any conditions required of it under this Agreement, resulting in an actual delay in the performance of the Work, increases the cost of performing the Work, or otherwise materially and adversely affects the Affected Party’s performance hereunder, (b) is beyond the reasonable control of and not the result of the fault or negligence of the Affected Party (including such Affected Party’s Personnel), and (c) could not have been prevented by the exercise of reasonable diligence by the Affected Party or its Personnel or Subcontractors.
     For purposes of clause (b) above, the following events will, by way of example, be considered to be beyond the reasonable control of an Affected Party: acts of God, war, civil insurrection, epidemic, earthquake, tornado, quarantine, hurricane and other natural disasters, terrorism and sabotage (in each case, domestic and foreign) and the threat and results thereof, public disorder, lightning and other abnormal or severe climatic conditions, national or regional strikes or labor stoppages, and imminent threat of any of the foregoing that could reasonably affect the safety or security of individuals on, or damage to, the Facility Site.
     In no instance will the following be considered events beyond Contractor’s reasonable control or constitute a Force Majeure event: (i) strikes or labor disturbances involving the Personnel of Contractor or any of its Subcontractors at the Facility Site (unless such strike or labor disturbance is national or regional in nature or as otherwise provided in Section 2.17 due to actions of PSGC or entities acting on its behalf), (ii) weather other than as described in the second paragraph of this Section 11.1, (iii) any delay or failure of Contractor to obtain Equipment or Materials for the Facility because of the delay or failure of any Subcontractor or Owner Supplier to perform any obligation to Contractor, unless such delay or failure is caused by an independent event of Force Majeure, (iv) the failure of or delay in delivery in the issuance of Contractor’s Permits, unless such delay or failure is caused by an independent event of Force Majeure, (v) Equipment and Materials failure, unless such failure is caused by an independent event of Force Majeure, (vi) domestic and/or foreign transportation delays, unless such delays are caused by an independent event of Force Majeure, or (vii) Excluded Changes in Law.

     11.2 Burden of Proof . The burden of proof as to whether a Force Majeure event has occurred and the associated relief will be upon the Party claiming relief from such event.
          11.2.1 Excused Performance. The Affected Party will not be held in default or be liable for delay or failure in performing its obligations hereunder because of a Force Majeure event if, and to the extent that (a) the Affected Party has taken reasonable alternative measures to mitigate the consequences thereof, and (b) such Force Majeure event is not the result of any failure of the Affected Party to perform any of its obligations under this Agreement; provided, however, the Affected Party gives Notice within five (5) Business Days after it became aware of the occurrence of such Force Majeure event, but in no event later than forty-five (45) Days after the occurrence of such Force Majeure event. Such Notice will, to the extent practicable, specify the nature of the occurrence, the reasons why adjustments to this Agreement should be granted, and the projected length of the delay occasioned by reason of such Force Majeure event. Within ten (10) Business Days after submission of such Notice, the Affected Party shall provide a more detailed Notice of the impact of the occurrence, its recovery plan (the “Preliminary Mitigation Plan”) and a more detailed estimate of the effect on this Agreement. Such Notice will be updated as soon as possible after additional information becomes available to the Affected Party, but in no event less frequently than weekly. Strict compliance with this Section 11.2.1 is required.
          11.2.2 Scope of Excused Performance. The suspension of performance resulting from such Force Majeure event will be of no greater scope and of no longer duration than is reasonably required by the Force Majeure event.
          11.2.3 Prior Obligations and Liabilities. No obligations or liability under this Agreement that arose before the occurrence of the Force Majeure event will be excused (except to the extent adversely impacted by the Force Majeure event) as a result of the occurrence of such Force Majeure event for any period prior to the occurrence of such Force Majeure event.
          11.2.4 Continued Performance. The Affected Party shall continue to perform its obligations under this Agreement to the maximum extent possible. When the Affected Party is able to resume performance of its obligations hereunder, the Affected Party shall give Notice to the other Party to that effect and shall promptly resume such performance.
          11.2.5 No Affect on Payment Obligations. Under no circumstance will an event of Force Majeure excuse a Party’s obligations to make payments when due under this Agreement, unless such Force Majeure event results in a failure of the Federal Reserve wire system or other failure of the banking system that deprives a Party access to otherwise available funds. Payment of Contractor’s Reimbursable Costs in accordance with Article 5 shall continue during the period of any Force Majeure event. Contractor shall use reasonable efforts to minimize such Reimbursable Costs, including consultation with PSGC as to potential reassignment of Contractor’s personnel or suspension of Subcontractors.
ARTICLE 12
INDEMNIFICATION
     12.1 Indemnity. To the fullest extent permitted by Applicable Legal Requirements, Contractor hereby assumes liability for, and shall indemnify, defend and hold harmless PSGC and each Owner and their respective shareholders, members, partners, Affiliates, officers, employees, representatives, agents, the Engineers, as well as the Financing Parties and their employees, officers, representatives and agents (collectively, the “PSGC Indemnitees”) from and against all liability, claims, suits, actions, costs (including reasonable attorneys’ fees, charges and disbursements), expenses, damages, losses, fines, interest, penalties, assessments, judgments, demands, causes of action, and other litigation of any kind and character (collectively “Claims”) that may be imposed on, incurred by or asserted against any PSGC Indemnitee arising out of performance of the Work or otherwise arising under this Agreement and in any way relating to or arising out of:
               (a) any bodily injury (including death) to any of Contractor’s and its Affiliates’ personnel (but excluding, for this purpose, officers, directors and employees of PSGC, Owners, the Engineers, the Financing Parties and each of their respective Affiliates);
               (b) any bodily injury (including death) to any third party (excluding, for purposes of this clause (b), any of Contractor’s or its Affiliates’ Personnel covered by the indemnity set forth in clause (a) above and PSGC’s, Owners’, the Engineers’, the Financing Parties’ and each of their respective Affiliates’ Personnel covered by the indemnity set forth in Section 12.4(a)) or any third party tangible property damage (excluding damage to the Facility or any property of a PSGC Indemnitee), to the extent resulting from or in connection with the **** or **** of Contractor, any Subcontractor or their respective Personnel or Affiliates;
               (c) fines, penalties, and the cost of any remedial requirements imposed on PSGC or Owners by any Governmental Authority because of a violation by Contractor or its Personnel of any Applicable Legal Requirements; provided, however, Contractor will not be responsible for paying any portion of a fine that is imposed upon PSGC or the Owners as a result of a prior violation for which Contractor or its Subcontractors were not responsible.
     12.2 Obligations with Respect to Liens. Contractor shall indemnify, save harmless and defend the PSGC Indemnitees from and against any and all

Contractor Liens (excepting Liens filed by Owner Suppliers) filed in connection with the performance of the Work, except to the extent PSGC has failed to pay the amount due to Contractor in accordance with the terms hereof for such portion of the Work in respect of which a Lien has been filed, including all costs and expenses and attorneys’ fees, charges and disbursements incurred in discharging or defending such Contractor Liens; provided, that Contractor shall not be obligated to so indemnify PSGC if Contractor acted reasonably in not making payment of the amount which is the subject of the Contractor Lien. Contractor shall cause such Contractor Lien to be canceled or discharged of record or furnish PSGC with a Contractor Lien Security. If Contractor does not promptly satisfy such Contractor Lien or fails to provide PSGC with a Contractor Lien Security in lieu thereof within the period specified in Section 5.6.1(c), then PSGC may, after at least ten (10) Days prior Notice to Contractor, cure or release such Contractor Lien by payment of money or otherwise, and if PSGC arranges a Contractor Lien Security with respect to such Contractor Lien, Contractor shall reimburse PSGC for the reasonable cost of arranging such Contractor Lien Security, within thirty (30) Days after request therefor by PSGC, if, based on the circumstances at the time, Contractor acted unreasonably in not making payment of the amount which is the subject of the Contractor Lien. Solely for the purposes of this Section 12.2, a title insurer providing title insurance to PSGC, an Owner, or Financing Parties of an Owner with respect to the Facility shall be deemed a PSGC Indemnitee.
     12.3 Obligations with Respect to Intellectual Property. Contractor shall fully indemnify, save harmless and defend the PSGC Indemnitees from and against any and all Claims for the infringement (actual or alleged) or misappropriation of any Intellectual Property, proprietary or confidentiality rights with respect to materials and information designed, specified or used by any of Contractor or Contractor’s Personnel in performing the Work or in any way incorporated in or related to the Work, unless the infringing item was specified by PSGC or arises from the infringement or misappropriation of any Intellectual Property by an Owner Supplier. If, in any such Claim, a temporary restraining order or preliminary injunction is granted, then Contractor shall make every reasonable effort, by giving a satisfactory bond or otherwise, to secure the suspension of the injunction or restraining order as soon as possible. If, in any such Claim, the Facility, or any part, combination or process thereof, is held to constitute an infringement and its use is enjoined, then Contractor, at Contractor’s sole option, cost and expense, shall either promptly (a) secure for PSGC and Owners an irrevocable, royalty free, perpetual, non-exclusive license, at no cost to PSGC or Owners, authorizing continued use of the infringing process, item or other Work without impairing the performance or operating cost of the Facility, or (b) either replace the affected Work or portion, combination or process thereof with non-infringing, without impairing the performance or operating cost of the Facility, components or parts or modify the same so that they become non-infringing; provided, however, in connection with any such replacement or modification, Contractor shall be responsible for any Work necessary to access the item to be replaced or modified, and any Work necessary to recover, finish or otherwise cover and return to full operating status the item to be replaced or modified and removing the item to be replaced or modified, or reinstalling the item so replaced or modified, in each case as and to the extent necessary, to fully complete the replacement or modification of such item into the Facility. Furthermore, if such Claim for infringement or misappropriation threatens to affect the operation of the Facility or any portion thereof in the reasonable judgment of PSGC, Contractor shall promptly undertake the obligations set forth in the previous sentence.
     12.4 PSGC Indemnity. To the fullest extent permitted by Applicable Legal Requirements, PSGC hereby assumes liability for, and shall indemnify, defend and hold harmless Contractor and its shareholders, officers, Affiliates, employees, representatives, Subcontractors, and agents (collectively, the “Contractor Indemnitees”) from and against all Claims that may be imposed on, incurred by or asserted against any Contractor Indemnitee and in any way relating to or arising out of:
               (a) any bodily injury (including death) to any of PSGC’s, Owners’, the Engineers’, the Financing Parties’ and each of the respective Affiliates’ Personnel (but excluding, for this purpose, any of Contractor’s Personnel;
               (b) any bodily injury (including death) to any third party (excluding, for purposes of this clause (b), any of PSGC’s, Owners’, the Engineers’, the Financing Parties’ and each of their respective Affiliates’ Personnel covered by the indemnity set forth in clause (a) above and Contractor’s and its Affiliates’ Personnel covered by the indemnity set forth in Section 12.1(a)) or any third-party tangible property damage (excluding damage to the Facility or any property of a Contractor Indemnitee), to the extent resulting from or in connection with the negligence or intentional misconduct of PSGC or any PSGC Personnel, except to the extent that such Personnel are under the supervision and technical direction of Contractor and have properly followed Contractor’s express directions;
               (c) fines or penalties and the cost of any remedial requirements imposed on Contractor or its Subcontractors by any Governmental Authority because of a violation by PSGC or any PSGC Personnel of any Applicable Legal Requirements, provided, however, PSGC will not be responsible for paying any portion of a fine that is imposed upon Contractor or its Subcontractors as a result of a prior violation for which PSGC was not responsible; or
               (d) the use of Contractor’s Intellectual Property, any Submittals and any Record Documents in violation of the requirements of Section 2.5.3.5.
     12.5 Notice and Legal Defense. Promptly after receipt by a PSGC Indemnitee or a Contractor Indemnitee (an “Indemnitee”) of any Claim or notice of the commencement of any action, administrative or legal proceeding, or investigation in connection with an actual or potential Claim as to which any indemnity provided for in this Article 12, Section 2.2.13.2(d) or Section 3.9 may apply, the Indemnitee shall give Contractor or PSGC, as the case may be, Notice of such fact; provided, however, the failure to give such Notice will not relieve the indemnifying Party of its obligations to indemnify the Indemnitee, except to the extent that the indemnifying Party is materially and adversely affected thereby. The indemnifying Party shall assume on behalf of the Indemnitee, and conduct with due diligence and in good faith, the defense thereof with counsel reasonably satisfactory to the Indemnitee; provided, further, the Indemnitee shall have the right to be represented therein by counsel of its own selection and at its own expense (such expense not to be subject to indemnification hereunder); provided, further, if the defendants in any such action include both the indemnifying Party and the Indemnitee, and if the Indemnitee has reasonably concluded that there may be legal defenses available to it that are different from, additional to or inconsistent with those available to the indemnifying Party, then the Indemnitee will have the right to select separate counsel to participate in the defense of such action on its own behalf. The indemnifying Party shall consult with each Indemnitee throughout the pendency of the Claim regarding the investigation, defense, settlement, compromise, trial, appeal or other resolution thereof, and without the prior consent of each Indemnitee, the indemnifying Party shall not enter into any settlement of any Claim that would lead to liability, constitute an admission of liability, dismiss a Claim without prejudice, or create any financial or other obligation on the part of any such Indemnitee for which such Indemnitee is not entitled to indemnification hereunder.
     12.6 Failure to Defend Action. If any Claim arises as to which any indemnity provided for in this Article 12, Section 2.2.13.2(d) or Section 3.9 may apply, and the indemnifying Party fails to assume the defense of such Claim promptly after the receipt by the indemnifying Party of notification thereof, then the Indemnitee against which the Claim is made, instituted or commenced may, at the indemnifying Party’s expense, contest, or settle, such Claim, providing the indemnifying party with reasonable advance notice of any settlement decision. All costs and expenses incurred by the Indemnitee in connection with any such contest, settlement or payment may be deducted from any amounts due to the indemnifying Party under this Agreement, with all such costs in excess of the amount deducted to be reimbursed by the indemnifying Party to the Indemnitee promptly following, but not later than fifteen (15) Days following, the demand therefor.
     12.7 No Limitation to Workers’ Benefits. In any and all Claims against any Indemnitee by any employee of a Party or its Personnel, the indemnification obligations under Article 12 (except Sections 12.1(a) and 12.4(a)) shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the Party under workers’ or workmen’s compensation acts, disability benefit acts or other employee benefit acts.

     12.8 Limitation on Indemnification. In no event shall the indemnification provisions of this Article 12, Section 2.2.13.2(d) or Section 3.9 require an indemnifying Party to provide indemnification under this Agreement for any Claim, loss, liability or other damage incurred by an Indemnitee to the extent caused by the **** or **** of such Indemnitee or to the extent such indemnification is prohibited under Applicable Legal Requirements.
ARTICLE 13
REMEDIES AND TERMINATION
     13.1 Termination for Convenience. PSGC shall have the right, in its sole discretion, to terminate this Agreement, including portions of the Work to be performed by Contractor hereunder, in each case for its sole convenience (without necessity of giving a reason to Contractor), at any time upon two (2) Business Days’ prior written Notice thereof to Contractor. In the event of any termination for convenience by PSGC pursuant to this Section 13.1 and compliance by Contractor of its obligations under Sections 13.1.2, 13.4.1 (as applicable) and 13.4.3 in connection with such termination, Contractor shall be relieved of its obligations and liability under this Agreement with respect to the portion of this Agreement or Work so terminated from and after the date of such termination.
     13.1.1 Termination Payment. If this Agreement is terminated under Section 13.1, then, subject to Sections 13.1.1, 13.1.2, 13.4.1 (as applicable) and 13.4.3, as Contractor’s sole and exclusive remedy hereunder, (a) Contractor will be entitled to payment of (i) the Reimbursable Costs incurred through the effective date of termination, (ii) Fee amounts and Bonus Amounts as determined in accordance with Section 5.0 of Appendix T-3, (iii) all cancellation charges necessarily incurred by Contractor in relation to its Subcontractors, (iv) an amount equal to other reasonable termination-related actual costs necessarily incurred by Contractor, including its obligations under this Article 13, (v) reasonably incurred actual costs of demobilization, and (vi) Sales Taxes properly paid by Contractor for which it has not been reimbursed (the “Termination Payment”). The Acceptable Letter of Credit provided to PSGC pursuant to Section 5.2.7 shall be released by PSGC on or before the fifth (5th) Day following the effective date of the termination (to include a termination under Section 13.5). Contractor shall calculate amounts due pursuant to clause (iii) of this Section 13.1.1, which amounts will be subject to audit by PSGC. Notwithstanding a termination hereunder, the Parties shall remain liable to each other for liabilities that have accrued under other provisions of this Agreement prior to such termination, and provided, further, the Parties shall remain obligated and liable for obligations under this Agreement that by their express terms survive termination. The Parties recognize, agree and acknowledge that PSGC’s termination right hereunder is a permitted action under this Agreement and not a breach hereof or a default hereunder. Payment of the Termination Payment (or any portion thereof) will be made by PSGC within thirty (30) Days following an invoice therefor accompanied by reasonable documentation in support thereof.
          13.1.2 Termination Obligations. The following shall be obligations of Contractor in connection with any full or partial termination of this Agreement: (a) Contractor’s execution and delivery of all documents and taking reasonable steps, including the assignment of Contractor’s contractual rights, as PSGC may require, for the purpose of fully vesting in PSGC (or Owners, as directed by PSGC) all right, title and interest of Contractor in and to all Subcontracts which PSGC elects to assume, warranties, guarantees, Work and other agreements pertaining to the Work that PSGC elects to assume; provided, however, such Work, upon transfer, will not be subject to Article 9, (b) Contractor’s execution and delivery (and using reasonable commercial efforts to cause Subcontractors and Owner Suppliers to execute and deliver) to PSGC of all waivers and releases, in form and substance reasonably acceptable to PSGC, required to establish that the Facility and the Facility Site, and any and all interests, estates or improvements related thereto, are free from any and all Liens arising out of or in connection with performance by Contractor, any Subcontractor or any Owner Supplier so terminated, but only to the extent that (i) Contractor (or, in the case of any Owner Contract, an Owner Supplier) has been paid for such work in accordance with the terms of this Agreement or with respect to Owner Suppliers, funds to enable Contractor to make payments to such Owner Suppliers have been deposited into the Owner Supplier Payment Account as required hereunder, and (ii) only with respect to the portion of the work so terminated, (c) Contractor’s prompt delivery to PSGC of any other information reasonably requested by PSGC, and (d) Contractor’s removal from the Facility Site of all of Contractor’s waste, debris, Personnel and property of Contractor (except as provided in Section 13.4.1).
          13.1.3 Termination Due to Force Majeure. Either Party shall have the right to terminate this Agreement at any time by giving Notice thereof to the other Party if the Work is suspended for more than three hundred sixty (360) Days due to Force Majeure, with such termination being handled under this Section 13.1.
     13.2 Termination Upon Contractor Event of Default. If a Contractor Event of Default occurs, then PSGC may, without prejudice to any other right or remedy PSGC may have under this Agreement, at any time terminate this Agreement, such termination becoming effective as provided in Section 13.4.3. For purposes hereof, a “Contractor Event of Default” shall occur if:
               (a) Contractor abandons or suspends progress of the Work for more than ten (10) Days for any reason other than Force Majeure or as otherwise permitted by this Agreement;

               (b) Contractor assigns or attempts to assign its rights or obligations under this Agreement or any part thereof to any Person without the prior written consent of PSGC;
               (c) a Contractor Act of Bankruptcy occurs;
               (d) Contractor does not perform any of its material obligations under this Agreement;
               (e) Contractor fails or refuses to comply with any Applicable Legal Requirements applicable to Contractor under this Agreement, which failure or refusal could result in a material adverse effect on Owners, PSGC, the Work or the Facility;
               (f) any representation or warranty made by Contractor herein or in any Application for Payment or Reconciled Application for Payment or other document submitted to PSGC under this Agreement is false in any material respect when made;
               (g) Contractor fails or refuses to pay any amount that is due to PSGC under this Agreement within thirty (30) Days after receipt by Contractor of Notice from PSGC stating that unless the delinquent amount is paid within thirty (30) Days after this demand the failure will constitute a Contractor Event of Default;
               (h) Contractor does not obtain and maintain the insurance required of it pursuant to Section 2.9; provided, however, if Contractor’s failure to maintain such insurance is caused by the bankruptcy of a carrier providing its insurance, without limiting PSGC’s rights to procure insurance pursuant to Section 2.9, a Contractor Event of Default pursuant to this clause will not occur if Contractor’s failure is rectified within seven (7) Business Days of such failure; or
               (i) Contractor fails or refuses or is unable at any time during the course of the Work, except in the event of Force Majeure event or during a suspension of the Work for reasons that give Contractor the right under this Agreement to so suspend the Work, to provide or implement a Recovery Plan required hereunder to the reasonable satisfaction of PSGC;
     Notwithstanding anything in this Agreement to the contrary, the events described in this Section 13.2 will not constitute a Contractor Event of Default unless and until: (i) PSGC has given Notice to Contractor specifying with particularity the existence of such default which, unless cured (if a cure period applies), constitutes a Contractor Event of Default that gives PSGC a right to terminate its obligations to Contractor for cause under this Section 13.2, and (ii) in the case of Sections 13.2(a), 13.2(d), 13.2(e), 13.2(f), or 13.2(i) only, Contractor has failed to cure such default within thirty (30) Days after receipt of such Notice, or in the case such default cannot be cured within thirty (30) Days, has failed within thirty (30) Days to initiate and thereafter diligently and continuously pursue actions reasonably likely to cure such default within an additional ninety (90) Days.
     13.3 Termination for Agreed Circumstances. PSGC has the right, in its sole discretion, to terminate this Agreement or any portion hereof at any time by giving Notice thereof to Contractor upon the occurrence of any of the following events:
               (a) **** does not occur within **** (****) Days following the ****; provided, however, that such **** (****) Day period will be reduced on a **** basis (but no lower than ****) for the number of **** that **** of **** occurred after the **** for ****; or
               (b) **** of either Unit does not occur within **** (****) months following the **** for such ****.
     13.4 Consequences of Termination; Actions upon Termination.
          13.4.1 Assumption and Succession. Upon any termination pursuant to this Article 13, in addition to any other rights or remedies that PSGC may have under this Agreement, PSGC may at its option elect to: (a) assume responsibility for and take title to and possession of the Facility and any or all work, Materials or Equipment remaining at the Facility Site that are part of the Work, Construction Aids (other than construction equipment), and Incidental Equipment, and any and all other Materials or Equipment located outside the Facility Site that are part of the Work, with suitable compensation therefor; provided, however, such Work, upon transfer, will not be subject to Article 9, and (b) succeed to the interests of Contractor in any or all Subcontracts (including leases). Upon termination of this Agreement by PSGC in accordance with Article 13, if requested by PSGC, Contractor shall (a) withdraw from the Facility Site, and (b) as requested by PSGC in writing, assign one or more of its Subcontracts to PSGC or any designee of PSGC; provided, however, such assignee assumes the obligations of Contractor thereunder and Contractor is relieved of liability thereunder for work performed, services rendered and obligations incurred after the date of assumption of such subcontract by PSGC, and (c) turn over to PSGC any Submittals prepared prior to such termination and any Materials, Equipment, Construction Aids (other than construction equipment), and Incidental Equipment and any other designs, purchase orders prepared or ordered prior to such termination, and any tools, schedules, computer files and drawings (in native or original format) that are part of the Work, with suitable compensation therefor (to the extent not previously paid but subject to Section 13.4.2). PSGC may employ any other Person (hereinafter, a "Replacement Contractor”) to finish the Work in accordance with the terms of this Agreement by whatever method that PSGC may deem expedient. In addition,

Contractor shall not remove any Equipment, Materials or tools that (a) have been fabricated especially for or are unique to the Facility, (b) are incorporated in or are attached to, or are intended to be incorporated in or attached to, the Facility, (c) constitute temporary or permanent scaffolding or supporting elements for the construction of the Facility, or (d) the removal of which could damage the Facility or any portion thereof then constructed, or otherwise materially adversely affect or delay the construction, use or maintenance of the Facility, with suitable compensation therefor (to the extent not previously paid but subject to Section 13.4.2). Contractor shall not have any further responsibility therefor upon such termination.
          13.4.2 Completion of the Work. In the event of any termination for a Contractor Event of Default, PSGC may, at its option and at its expense, finish the Work by whatever method PSGC reasonably deems expedient, provided that, as Contractor’s sole liability on account of such termination, Contractor shall be liable to PSGC for the reasonable costs of cover and transitioning the Work to the Replacement Contractor up to an amount equal to the Earned Fee Component previously paid to Contractor. PSGC shall be entitled to withhold payments which Contractor determines are due to it prior to the date of termination, along with other amounts for which Contractor is entitled to compensation under Section 13.4.1, until completion of the Work and determination by PSGC that Contractor is entitled to such payments. Any amounts not paid hereunder if ultimately due shall bear interest at the Late Payment Rate. PSGC may in its discretion employ the Replacement Contractor to finish the Work by whatever method or means PSGC in its discretion may deem expeditious; provided, however, the balance of Work will be completed utilizing reasonable methods of construction management and construction consistent, to the maximum feasible extent, with the Project Schedule and as otherwise provided herein. In the event that any termination of this Agreement by PSGC because of a Contractor Event of Default pursuant to Section 13.2 is later adjudicated to have been improper, then Contractor shall be entitled to recover such amounts as Contractor is entitled to under Section 13.1.
          13.4.3 Actions Upon Termination. Upon receipt of Notice from PSGC of termination of this Agreement pursuant to either Section 13.1, Section 13.2 or Section 13.3, Contractor shall: (a) cease performance of the Work to the extent directed by PSGC in the Notice and complete necessary demobilization in connection with such termination, (b) take all actions that PSGC may direct, for the protection and preservation of the Work and the Facility (in whatever stage of completion), (c) transition the administration of the Owner Contracts to PSGC, (d) enter into no further Subcontracts related to the Facility or the Work, and (e) at PSGC’s instruction, assign its rights under any or all Subcontracts to PSGC or PSGC’s designee. In addition, upon any such termination of this Agreement, Contractor shall be relieved of its obligation for performance under any Subcontracts assigned to PSGC or its designee for work performed, services rendered or materials or equipment supplied after the effective date of such assumption. The effective date of any termination of this Agreement pursuant to this Article 13 shall be the date established in the Notice of such termination delivered by the Party exercising its termination right hereunder.
     13.5 PSGC Monetary and Non Monetary Defaults.
          13.5.1 Non-Payment. If Contractor has not received any undisputed payment due it hereunder within ten (10) Days after Contractor has provided Notice to PSGC of its failure to make the specified payment when due and owing or if a PSGC Act of Bankruptcy occurs, then Contractor may stop Work until such PSGC default is cured, at which time Contractor shall re-commence performance of the Work in a timely fashion. If Contractor has not received any undisputed payment within thirty (30) Days after the date such payment is due or if a PSGC Act of Bankruptcy continues for more than thirty (30) Days, then Contractor may terminate this Agreement upon providing Notice of termination to PSGC. In the event of such termination, Contractor shall receive compensation in accordance with Section 13.1.1 (together with any payment that has accrued but has not been paid to it under this Agreement as of the date of such termination) as its sole remedy and the exclusive damages resulting from such termination. In the event that the cumulative total of invoiced amounts of Reimbursable Costs which have been disputed or otherwise withheld by PSGC exceeds **** dollars ($****), such amounts shall either be paid into an escrow account in accordance with Appendix M or a letter of credit (in a form and from a bank reasonably acceptable to Contractor) for such amounts shall be delivered to an escrow agent jointly selected by the Parties and held as security for the payment of such amounts upon final resolution of the dispute. The Parties will resolve such dispute or disputes by agreement or through the adjudication process described in Appendix M. Upon a resolution of any such dispute, either the monies in the escrow account shall be released as appropriate, along with any interest earned thereon, or a draw (to include interest at the Late Payment Rate in respect of the amount due) may be made on, a reduction of the stated amount of, or a surrender of such letter of credit, as appropriate, shall be effected in accordance with the terms of such resolution.
          13.5.2 Non-Monetary Default. If any PSGC Event of Default (other than a payment default as described in Section 13.5.1 above) occurs, then (a) to the extent such PSGC Event of Default materially and adversely affects Contractor’s ability to achieve any of the Target Contract Dates, increases Contractor’s cost to perform the Work or otherwise adversely affects the provisions of this Agreement, Contractor, if it so requests, shall be entitled, and PSGC shall execute, a Change Order as provided in Section 10.3, (b) Contractor shall be entitled to any other right or remedy permitted under this Agreement (other than termination if such PSGC Event of Default can be fully cured by a Change Order issued in accordance with Article 10 and in compliance with Applicable Legal Requirements) as a result of such PSGC Event of Default, and (c) Contractor shall be entitled to suspend its performance of the Work, such suspension to become effective upon PSGC’s receipt of Notice thereof from Contractor. “PSGC Events of Default” shall occur if:
               (a) PSGC or Owners fail or refuse to comply with any Applicable Legal Requirements under this Contract, which failure or refusal results in a material adverse effect on Contractor;
               (b) any representation or warranty made by PSGC or any Owner herein or in any other document submitted to Contractor under this Agreement is false in any material respect when made;
               (c) PSGC or any Owner fails to perform any of its material obligations under this Agreement;
               (d) the occurrence of (i) a PSGC Act of Bankruptcy, (ii) one or more Owner Acts of Bankruptcy or (iii) one or more similar acts of bankruptcy of Persons providing Qualified Backup Guaranties, where, in the case of clause (ii) and (iii), one or more Owners having Proportionate Shares equal to or exceeding twenty-five percent (25%) of all Proportionate Shares is involved, occurs;
               (e) PSGC fails to maintain insurance required hereunder;
               (f) PSGC or any Owner makes an assignment in violation of the provisions hereof;
               (g) any Owner Guaranty fails to be in full force and effect or any Peabody Guaranty or Qualified Backup Guaranty fails to be in full force and effect for the period required under this Agreement; or
               (h) any one or more of the Owners having aggregate Proportionate Shares equal to or exceeding twenty-five percent (25%) is in default under its or their respective Financing and PSGC has not provided reasonable evidence to Contractor of PSGC’s ability to pay the balance of the Compensation payable to Contractor for performance of the Work.
     Notwithstanding anything in this Agreement to the contrary, the events described in the definition of an PSGC Event of Default will not constitute a PSGC Event of Default, unless and until: (i) Contractor has given Notice to PSGC specifying with particularity the existence of such default that, unless corrected (if a cure period applies), constitutes an PSGC Event of Default, and (ii) in the case of Section 13.5.2(g), such default has not been cured within thirty (30) Days after receipt of such Notice, and (iii) in the case of Sections 13.5.2(a), (b), (c), or (h), such default has not been cured within thirty (30) Days after receipt of such Notice, or in the case that such default cannot be cured within thirty (30) Days, PSGC has not within thirty (30) Days initiated or caused to be initiated and thereafter diligently pursued actions reasonably likely to cure such default within an additional ninety (90) Days; provided, however, if the event described in Section 13.5.2(h) occurs and PSGC has not provided the reasonable evidence therein required within ten (10) Days of Notice by Contractor, Contractor may suspend performance of the Work until such evidence is provided or it has the right to terminate upon PSGC’s failure to cure as hereinbefore provided.
     13.6 Duty to Mitigate Damages. Each Party shall have the duty to mitigate damages to it arising from any default hereunder by the other Party.
ARTICLE 14
SECURITY
     14.1 Owner Guaranties. PSGC shall furnish to Contractor the Initial Guaranty on the Effective Date. Each Owner identified as an “Owner” in accordance with the Notice given to Contractor pursuant to Section 2.0 of Appendix X (as such list of Owners may be amended pursuant to Section 20.1) shall furnish to Contractor, at such time as it becomes an Owner, a guaranty for its Proportionate Share as shown in Appendix X (as such Proportionate Share may be amended pursuant to Section 20.1) (each an “Owner Guaranty”) substantially in the form set forth in Appendix R-9.
ARTICLE 15
REPRESENTATIONS AND WARRANTIES
     15.1 Representations and Warranties of Contractor. Contractor hereby represents and warrants to PSGC as follows:
               (a) Due Organization of Contractor. Contractor is duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization, as applicable, and has all requisite corporate power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in the State of Illinois and in any other jurisdiction in which the transaction of its business makes such qualification necessary;
               (b) Due Authorization of Contractor; Binding Obligation. Contractor has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Contractor have been duly authorized by all necessary action on the part of Contractor. This Agreement has been duly and validly executed and delivered by Contractor and, assuming due execution and delivery by PSGC, constitutes the legal, valid and binding obligation of Contractor enforceable against Contractor in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights in an action (whether considered in an action at law or in equity) generally, or (ii) general equitable principles (whether considered in any action at law or in equity);
               (c) Non-Contravention. The execution, delivery and performance of this Agreement by Contractor and the consummation of the transactions contemplated hereby do not and shall not contravene the governing documents of Contractor and do not and shall not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Contractor is a party or by which it or any of its properties is bound or affected;
               (d) Regulatory Approvals. All governmental or other authorizations, approvals, orders or consents required in connection with the execution, delivery and performance of this Agreement by Contractor have been obtained or shall be obtained in due course; and
               (e) Intellectual Property. Contractor has the right to grant all of the Intellectual Property rights it has purported to grant under this Agreement.
     15.2 Representation and Warranties of PSGC. PSGC hereby represents and warrants to Contractor as follows:
               (a) Due Organization of PSGC. PSGC is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in the State of Illinois;
               (b) Due Authorization of PSGC; Binding Obligation. PSGC has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement by PSGC have been duly authorized by all necessary limited liability company action on the part of PSGC. This Agreement has been duly and validly executed and delivered by PSGC and, assuming due execution and delivery by Contractor, constitutes the legal, valid and binding obligation of PSGC enforceable against PSGC in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights in an action (whether considered in an action at law or in equity) generally, or (ii) general equitable principles (whether considered in any action at law or in equity);

               (c) Regulatory Approvals. All governmental or other authorizations, approvals, orders or consents required in connection with the execution or delivery of this Agreement by PSGC have been obtained; and
               (d) Non-Contravention. The execution, delivery and performance of this Agreement by PSGC and the consummation of the transactions contemplated hereby do not and shall not contravene the certificate of formation or limited liability company agreement of PSGC and do not and shall not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which PSGC is a party or by which it or any of its properties is bound or affected.
ARTICLE 16
LIMITATIONS OF LIABILITY
     16.1 Aggregate Limitation of Contractor’s Liability. To the fullest extent permitted by Applicable Legal Requirements, Contractor’s and its Affiliates’ overall cumulative monetary liability to PSGC and Owners arising under or in relation to this Agreement will in no event exceed (a) an amount equal to the **** to **** but in no event more than **** dollars ($****), as such amount may be increased in accordance with Section ****and ****, and (b) with respect to Contractor’s obligations under Article 9, the amount of the Warranty Cap, and PSGC releases Contractor and its Affiliates from, and waives all right of recovery against Contractor and its Affiliates for, any recovery of amounts beyond such limit of liability; provided, that (i) the foregoing limitation shall not limit Contractor’s obligations under Sections 12.1 through 12.3 and Section 2.2.13.2(d), and (ii) the aggregate amount of Contractor’s liability under this Agreement shall not be reduced by (1) any proceeds of the **** described in **** that are received by **** or paid to **** or any **** or (2) the **** of **** of Contractor’s engineering Work in connection with the correction of a Warranty Defect pursuant to Article 9. The Parties agree that Contractor’s obligation to refund all or a portion of the Earned Fee Component previously paid to Contractor shall be treated as a liability of Contractor for the purpose of the first sentence of this Section 16.1. The foregoing limitation of liability shall be without prejudice to Contractor’s obligation to be responsible for Non-Reimbursable Costs, without entitlement to reimbursement for such Non-Reimbursable Costs from PSGC.
     16.2 Consequential Damages. In no event will either Party (or its Affiliates, or any Owner) be liable to any other Party, Affiliate, or to any Owner or to Contractor’s Subcontractors for any special, incidental, indirect, exemplary, punitive, or consequential costs or damages of any nature (including damages from the use of or loss of any facility, equipment or property; loss of anticipated profits or revenues; loss of opportunity; loss of productivity; loss of shop space; claims of customers; costs of obtaining or maintaining loans; or loss of goodwill). The foregoing limitation is not intended to limit a Party’s liability to any Person indemnified under this Agreement. The Parties agree that any Late Completion Damages, Buydown Amounts and Bonus Amounts as provided under this Agreement or the direct damages of PSGC or any Owner payable by Contractor in connection with termination of this Agreement because of a Contractor Event of Default will not be considered "special, incidental, indirect or consequential” costs or damages under this Section 16.2.
     16.3 Application. Limitations and waivers of liability, releases from liability and exclusive remedies provided for herein will be applicable, valid and enforceable irrespective of whether any claim or liability is based on breach of contract, breach of warranty, indemnity, tort (including negligence) or any other legal theory, and benefits thereof will extend to each Party and its members, officers, directors, Affiliates and Personnel.
     16.4 Sole Remedies. PSGC’s sole remedy and Contractor’s sole liability for overruns of the Target Price, for delays and for deficiencies in plant performance (whether pertaining to the Facility, the Equipment or otherwise) arising out of the performance or non-performance of the Work shall be limited to the loss of all or a portion of the Earned Fee Component in accordance with Appendix T-3, including the liability to refund all or a portion of the Earned Fee Component to the extent previously paid to Contractor. The foregoing shall not limit or otherwise prejudice Contractor’s obligations pursuant to Articles 9 and 12.
     16.5 Time Limit .1
ARTICLE 17
DISPUTE RESOLUTION
     17.1 Dispute Resolution Between the Parties.
          17.1.1 Cooperation. PSGC and Contractor desire that this Agreement operate between them fairly and reasonably. If any disputes or differences (collectively, “Disputes”) arise between the Parties in respect of this Agreement or the subject matter hereof, representatives of the Parties shall cooperate, in good faith, to attempt to amicably resolve the Dispute. If any Party believes that such representatives will not be able to resolve the Dispute, such Party may invoke the further dispute resolution procedures of this Section 17.1 and of Section 17.2.
          17.1.2 Management Discussions. If representatives of the Parties cannot resolve a Dispute within fifteen (15) Days, each Party shall prepare a written statement of its position and deliver it to the other Party within ten (10)

[1]	Time limit on indemnities to be resolved in conjunction with resolution of insurance issues.

Days after the expiry of the initial fifteen (15) Day period, and one or more senior officers from each Party shall meet in person within fifteen (15) Days in an effort to resolve the Dispute. If the senior officers of either Party determine at any time that the Dispute cannot be resolved without referral of the Dispute to an independent third party, such Party shall notify the other Party that it wants to submit the Dispute to mediation or arbitration in accordance with Sections 17.1.3 or 17.2, respectively; provided, however, no Party shall seek arbitration of any Dispute until a period of at least twenty (20) Days has elapsed since the Dispute was referred to such senior officers, without a resolution having been reached. The pendency of a Dispute shall not delay progress of the Work or relieve either Party from its duty to perform its obligations under this Agreement.
          17.1.3 Voluntary Mediation. If a Dispute cannot be resolved by the Parties pursuant to Sections 17.1.1 or 17.1.2, the Parties shall endeavor to resolve such Dispute by mediation which, unless a Party objects to mediation by giving Notice to the other Party prior to commencement of the mediation, shall be a condition precedent to arbitration. Unless the Parties mutually agree otherwise, mediation shall be in accordance with the then-current Construction Industry Mediation Rules of the American Arbitration Association. Requests for mediation shall be filed in writing with the other Party and with the American Arbitration Association.
     17.2 Arbitration.
          17.2.1 Rules and Arbitrators. All Disputes that cannot be resolved by the Parties pursuant to Section 17.1 shall be exclusively and finally settled by self-administered arbitration with three (3) arbitrators conducted in accordance with the then-current Construction Industry Arbitration Rules of the American Arbitration Association or any successor thereto (the “Rules”), except as modified herein. Each Party to the arbitration shall select one arbitrator and the two (2) arbitrators selected by the Parties shall select a third arbitrator within fifteen (15) Days. If the two (2) arbitrators fail to reach agreement on the third arbitrator within such time limit, either Party may initiate the selection of the third arbitrator by resort to the Appointing Authority. In any proceeding conducted by the Appointing Authority, (a) no discovery shall be allowed with respect to appointment of an arbitrator and limited discovery shall be allowed with respect to disqualification of an arbitrator, (b) the arbitration hearing may be scheduled upon not less than ten (10) Days prior written notice to the Parties and shall not exceed three (3) Days in length, (c) direct testimony shall be presented by the Parties solely through written submissions, and (d) the decision of the arbitrator shall be rendered within thirty (30) Days of submission.
          17.2.2 Impartiality, Independence and Qualifications of Arbitrators. Each Person serving as an arbitrator (including the arbitrators selected by each Party) shall be impartial and independent third parties, shall perform his or her duties with diligence and in good faith, and have practiced law as a licensed attorney for at least twenty (20) years and have substantial legal experience in connection with the design, construction and operation of fossil fuel-fired electric generating facilities. If a person with such expertise is not reasonably available, then an arbitrator with at least twenty (20) years experience in the design, construction and operation of equivalent heavy industry experience (e.g. refineries, chemical facilities, etc.) may be selected. Upon objection of a Party, under the Rules, to the appointment or continued service of an arbitrator, the Parties shall attempt to reach agreement upon such disqualification and, in the absence of such agreement, shall submit the matter to the Appointing Authority for resolution. If a Party-appointed arbitrator is disqualified, his or her replacement shall be selected by the Party appointing the original arbitrator. If the third arbitrator is disqualified, his or her replacement shall be selected in accordance with the procedure outlined in Section 17.2.1.
          17.2.3 Costs and Discovery. Subject to the remaining terms of this Agreement, each Party shall bear the cost of the arbitrator which it selects and the Parties shall equally bear all other costs of arbitration, including the cost of the third arbitrator. If the arbitrators find that a frivolous claim has been pursued by a Party or a Party engages in egregious conduct, the arbitrators may award all (or any portion) of any expenses of arbitration incurred in connection with the Dispute (including attorney fees, charges, disbursements, expenses of expert witnesses and fees of the arbitrators) to the Parties in such proportion as may be determined by the arbitrators. The arbitrators may permit and/or limit the scope of discovery as may be reasonable under the circumstances. Time is of the essence in any Dispute, and the arbitrators shall be permitted to issue monetary sanctions against any Party if, upon a showing of good cause, such Party is unreasonably delaying the proceedings. Except as may be determined by the arbitrators pursuant to the second sentence of this Article 17.2.3, costs incurred by Contractor in prosecuting a dispute under this Article 17 do not constitute Reimbursable Costs.
          17.2.4 Limitations. No Party shall submit a Dispute to arbitration when institution of legal or equitable proceedings based on such Dispute would be barred by the applicable statute of limitations. The arbitrators may not amend or modify this Agreement, enter an award for damages that are prohibited hereunder or limit any of the remedies set forth in this Agreement.
          17.2.5 Additional Relief. Nothing in this Article 17 will preclude any Party from taking (or requesting any judicial or other authority to order) any measure in aid of arbitration prior to the commencement of or during the arbitration proceedings for the preservation of its rights and interests.
          17.2.6 Venue and Timing. The arbitration shall take place in Chicago, Illinois, and shall be conducted in English. The arbitrators shall render their award (the “Award”) within one hundred eighty (180) Days from submission of the Dispute to arbitration. The Award shall be final and binding on the Parties hereto and non-appealable and may be confirmed and enforced in any court of competent jurisdiction, unless the Award is procured by corruption or fraud. Except as provided in this Section 17.2, each Party hereby excludes and waives irrevocably any rights or application or appeal to the courts of any jurisdiction to the fullest extent permitted by Applicable Legal Requirements. The court may correct the Award before confirmation, if (a) there was manifest error in any mathematical calculation or manifest error in the description of any Person, thing or property referred to in the Award, (b) the arbitrators exceeded their powers by including in the decision or award a matter not submitted to them and the decision or award may be corrected without affecting the merits of the decision upon the matter submitted, and (c) the Award is imperfect in a matter of form, which can be corrected without affecting the substance of the Award. If an Award is vacated, the matter will be resubmitted for resolution according to the terms of this Agreement.
          17.2.7 Continued Performance. Unless otherwise agreed in writing, Contractor shall continue to perform the Work and PSGC shall continue to make payments, both in accordance with this Agreement, pending the resolution of any Dispute hereunder.
          17.2.8 Consolidation. The Parties agree that if a third party (including an Owner Supplier or a Subcontractor) is substantially involved in a common question of fact or law or whose presence is necessary if complete relief is to be afforded and/or inconsistent decisions are to be avoided, then, the Parties will use their respective reasonable efforts to consolidate such third party into the dispute resolution process herein contained, making such accommodating adjustments as are fair and appropriate to accommodate additional parties; provided, however, such third party has consented to such inclusion and agrees to be bound by the Award of the arbitrators.
          17.2.9 When Inapplicable. The provisions relating to mandatory arbitration will not be applicable to a claim asserted in an action in court by a person who is under no obligation to arbitrate such claim with either of the Parties to this Agreement insofar as the Parties to this Agreement may desire to assert any rights of indemnity or contribution with respect to the subject matter of such action.
          17.2.10 Cross Examination. Testimony may be admitted by sworn affidavit, provided, however, the opposing Party must be given the right to cross-examine any witness whose testimony is so admitted.
          17.2.11 Survival. The provisions of this Article 17 will survive the expiration or earlier termination of this Agreement.

ARTICLE 18
CONFIDENTIALITY
     18.1 Confidential Information. The Parties and Owners have a proprietary interest in information that will be furnished pursuant to this Agreement. The Parties and Owners shall keep in confidence and will not disclose any such information which in good faith is proprietary and which is specifically designated in writing as being proprietary (“Confidential Information”) without the prior written permission of the disclosing Person (the “Disclosing Party”) or use any such information for other than the purpose for which it is supplied, except as provided herein. Information relating to commercial terms of this Agreement shall also be treated as Confidential Information; provided, however, such restriction is intended only to prevent disclosure of the Compensation terms, the Target Price, specific performance (including emissions) targets, Unit Equivalent Availability Target provisions, Functional Test provisions, limits of liability, liquidated damage categories and amounts, warranty provisions, and Intellectual Property provisions, and is not intended to restrict PSGC or Owners from use of the form of agreement. Each Party and Owner agrees that the other Party and Owners may disclose any Confidential Information to its or their consultants, representatives and to such other Persons, including the Financing Parties and potential Owners or Affiliates, as may be necessary to perform its or their obligations under this Agreement or any document related to the Facility or the Financing thereof to which it is a Party or, in the case of Owners, to develop, finance or sell an interest in the Facility or any entity owning an equity interest directly or indirectly in the Facility, provided that any disclosure of Confidential Information to the PSGC Engineer shall be limited to the information contemplated in the separate confidentiality agreement signed between Contractor and the PSGC Engineer dated October 16, 2006, as amended, provided, further, that any disclosure of Confidential Information to the Financing Engineer shall be limited to the information contemplated in the separate confidentiality agreement signed between Contractor and the Financing Engineer dated April 11, 2007. Each Party shall be responsible for requiring any third party (excluding such Party’s (or its Affiliates) officers, directors, employees and counsel who, in each case, will be informed of the requirement to comply with the terms of this Section 18.1) to which it wishes to disclose Confidential Information to enter into a confidentiality agreement on substantially the terms of this Article 18 or, in the case of Financing Parties, if a Party or Owner is unable to get any Financing Party to agree to such terms after expending a reasonable effort to do so, on reasonable terms and conditions that are customary for confidentiality agreements for similarly situated parties receiving proprietary information comparable to the Confidential Information; provided, however, if a third party (a party other than PSGC, Owners or their Affiliates, officers, directors, employees and counsel) has agreed in a writing provided to Contractor prior to the Effective Date to maintain the confidentiality of Confidential Information in connection with the Facility, such third party shall not be required to enter into another confidentiality agreement pursuant to this

Article 18. Each Party and Owner agrees with respect to Confidential Information, to hold the same confidential for the shorter of a period of five (5) years from receipt or for a period of three (3) years from the earlier to occur of termination or Final Completion. The provisions of this Article 18 shall not apply
               (a) to information which the receiving Person (the “Receiving Party”) can substantiate:
(i)	was in the possession of the Receiving Party at the time it was initially furnished, without a breach of this provision;

(ii)	is or becomes part of the public domain without a breach of this provision;

(iii)	is received from a third party who is, as far as reasonably can be determined, under no limitation or restriction regarding disclosure; or

(iv)	information the Disclosing Party authorizes the Receiving Party to describe.
Such information shall not be deemed to be within one of the foregoing exceptions if it is merely embraced by more general information available on a non-confidential basis to the Receiving Party;
               (b) to the extent that a Receiving Party is required to disclose Confidential Information pursuant to Applicable Legal Requirements (including in connection with a Financing), or uses information in connection with any legal proceeding or Dispute under Article 17 hereof; provided, however, promptly upon a Receiving Party or any Owner, as applicable, becoming aware that Confidential Information may be required to be disclosed pursuant to Applicable Legal Requirements, the Receiving Party or Owner gives notice to the other Party and, in consultation with the Disclosing Party, takes reasonable steps to make the Disclosing Party’s Confidential Information subject to reasonably available procedures for maintaining its confidentiality; or
               (c) to any Record Documents or other Submittals related to the Facility to the extent disclosure thereof is reasonably necessary in connection with the design, engineering, construction, operation, maintenance, improvement, modification, expansion or other activity related to the Facility; provided, however, PSGC shall require the recipient of Confidential Information contained therein to maintain the confidentiality of such Confidential Information on terms substantially similar to the terms of this Article 18 and to limit use of such Confidential Information to the Facility.
     18.2 Publicity. Contractor agrees that all public relation matters arising out of or in connection with the Work will be the sole responsibility of PSGC.

Therefore, Contractor shall obtain PSGC’s prior written approval of the text of any announcement, publication, technical report, article, photograph or any other media release, or general public communication concerning the Work that specifically mentions PSGC or any of its Affiliates or the Facility or the Facility Site or any of the Financing Parties which Contractor or its Subcontractors or vendors or any of their respective Affiliates wish to release for publication. Contractor shall include in each Contractor Subcontract a provision requiring each Subcontractor to adhere to the requirements of this Section 18.2. PSGC shall obtain Contractor’s prior written approval of the text of any announcement, publication, technical report, article, photograph or any other media release or general public communication concerning the Work that specifically mentions Contractor or any of its Affiliates which PSGC wishes to release for publication.
     18.3 Prior Confidentiality Agreements. The provisions of this Article 18 supersede all prior agreements (including confidentiality obligations under the Letter of Intent) between Contractor and PSGC and/or Owners regarding the confidentiality of any information or documents regarding the Facility or the matters described in this Agreement; provided, however, with respect to Permitted Owners identified in Appendix X, PSGC may provide Confidential Information to Permitted Owners and the confidentiality provisions of the Letter of Intent (as if it remained in effect) will continue to apply to such Confidential Information to and until any such Permitted Owner becomes an Owner. Any such prior agreements between either of the Parties or any Owner or their respective predecessors or Affiliates shall have no force or affect on or after the Effective Date; provided, however, the provisions of this Article 18 shall also apply to all information shared under the prior confidentiality agreements and/or the Letter of Intent.
     18.4 Injunctive Relief. The Parties agree that both injunctive relief and monetary damages, alone or in combination, are appropriate remedies for any breach of this Agreement by the other Party, its partners, parents, subsidiaries or affiliates, or the employees, agents or consultants of any of them.
ARTICLE 19
COST RECORDS
     19.1 Records. Contractor shall maintain fiscal records, books and accounts pertaining to the Project in accordance with generally accepted accounting principles consistently applied.
     19.2 Inspection of Books, Records and Audit Rights. Contractor shall keep and maintain (a) full, complete and detailed records, books, accounts and invoices of all of its costs and expenses relating to any Application for Payment, Reconciled Application for Payment, Recommendation for Funding of Owner Supplier Payment Account, Owner Supplier Reconciliation Reports, allowances provided in Section 5.1.5 and Termination Payment, (b) Subcontracts, tax records and other documents relevant to the Work, (c) books, records and invoices relating to its administration of the Owner Contracts, and (d) the Target Price Estimate. At all times during the progress of the Work and for a period of two (2) years after the Final Completion Date, or, if the Final Completion Date does not occur, for two (2) years after the termination of this Agreement, Contractor shall afford PSGC and Owners, and their respective auditors and counsel, access at reasonable times to any of the above relative to the Reimbursable Costs, Applications for Payment, Reconciled Applications for Payment, Statements of Owner Supplier Costs, Owner Supplier Reconciliation Reports, and any Termination Payment or other amounts paid to Contractor on the basis of its costs or damages (including indemnifications) in order to inspect, copy and audit the same or to verify compliance by Contractor with all of the terms and conditions of this Agreement; provided, however, the right to inspect, access, copy and/or audit Contractor’s books, records, invoices, and accounts shall not extend to agreed rates, agreed lump sum amounts, agreed allowances or to amounts expressed as a percentage of other costs.
ARTICLE 20
MISCELLANEOUS
     20.1 Change in Owners.
          20.1.1 Initial Ownership Transfers. Contractor agrees that on or after the Effective Date, Peabody Energy Corporation (which at the Effective Date is the parent of PSGC) has the right to take such actions as are necessary to allow the Persons set forth in Tables A and C of Appendix X, together with other Eligible Persons, to become Owners.
          20.1.2 Subsequent Ownership Transfers. Owners have the right to change, increase the number of, or substitute any one or more of the Persons that constitute Owners hereunder or to change the respective Proportionate Share percentages of existing Owners, as reflected from time to time in Table B as referenced in Appendix X (any such change an “Owner Change”); provided, however, that any Owner Change which would increase the Proportionate Share percentage of any existing Owner in excess of such Owner’s Maximum Permitted Proportionate Share set forth in Appendix X or that would transfer an interest in the Facility to a new Owner must at the time of such transfer be to an Eligible Person.
          20.1.3 Transfer Deliveries. Subject to the foregoing requirements, in the event of any Owner Change in the identity or Proportionate Share percentages of Owners, such Owner Change will be effective hereunder upon delivery to Contractor of (a) in connection with the addition of a new Owner (i) an agreement of assumption by the new Owner of all of the rights and obligations acquired by such new Owner under this Agreement, to include agreement to be bound by the releases and limitations of liability set forth herein, (ii) a revised Table

B as referenced in Appendix X dated and revised to reflect the Proportionate Shares of the Owners, (iii) an Owner Guaranty executed by such new Owner, and, (iv) where the Owner is an Eligible Person defined in clause (d) of such term, a Qualified Backup Guaranty; and, (b) in connection with the change of the Proportionate Share percentages held by all or a portion of Owners, (i) a certificate executed by each Owner whose Proportionate Share is changing certifying the percentage of its Proportionate Share, and (ii) a revised Table B as referenced in Appendix X dated and revised to reflect the revised Proportionate Shares of the Owners. An Owner Change shall be effective and this Agreement deemed amended as of the date specified in the documents required to be provided to Contractor under this Section 20.1.
          20.1.4 Security Release.
          20.1.4.1 If any Owner’s Proportionate Share is reduced to zero, Contractor will, subject to Section 20.24, return its Owner Guaranty to such Owner for cancellation within five (5) Business Days upon its receipt of one or more Owner Guaranties in substitution thereof.
          20.1.4.2 If at any time an Owner that has furnished a Qualified Backup Guaranty to the Contractor (a) has closed on a Financing, the proceeds of which are sufficient (taking into account any equity contributions required by such Financing) to pay its Proportionate Share of the unpaid balance of the Compensation payable to Contractor for performance of the Work; or (b) reduces its Proportionate Share to zero in accordance with the provisions of this Section 20.1 and furnishes to Contractor the Owner Guaranties and/or Qualified Backup Guaranties required by this Section 20.1, or (c) provides to the Contractor a substitute Qualified Backup Guaranty, then, Contractor shall, subject to Section 20.24, surrender the applicable guaranty to Peabody Energy Corporation or other issuer of the Qualified Backup Guaranty for cancellation within five (5) Business Days.
     20.2 Authorized Representatives. In order to secure effective cooperation and to deal on a prompt and orderly basis with the various scheduling and administrative issues that may arise in connection with the rights and obligations of the Parties hereunder, each Party shall appoint its own authorized representative (“Authorized Representative”) and notify the other Party in writing of such representative’s name, address, facsimile and telephone number within ten (10) Days after the execution of this Agreement. Either Party may, at any time, change the designation of its Authorized Representative; provided, however, such Party shall promptly notify the other Party in writing of such change. Each Party’s Authorized Representative shall be authorized to amend this Agreement (including the execution of Change Orders) on behalf of the designating

Party and agree upon procedures and provide such information as is necessary for coordinating the efforts of the Parties.
     20.3 Assignment/Delegation.
          20.3.1 Assignment/Delegation by Contractor. Except as provided in Sections 20.1, 20.3.2 or 20.18, it is expressly understood and agreed that this Agreement is personal to each of the Parties hereto, and that neither Party shall have the right, power or authority to assign or delegate its rights or obligations under this Agreement or any portion thereof, either voluntarily or involuntarily, or by operation of law without the written consent of the other Party, except that a Party’s rights to payments hereunder may be assigned without the other Party’s consent and except as provided in Section 20.18(a)(iii). Notwithstanding the above, Contractor may have portions of the Work performed by its Affiliates or their Personnel, in which event Contractor shall be responsible for such portions of the Work, such portions of the Work shall be deemed to have been performed by Contractor for all purposes under this Agreement, and PSGC will look solely to Contractor in connection with such portions of the Work.
          20.3.2 Assignment/Delegation by PSGC.
          20.3.2.1 Affiliates. PSGC reserves the right, in its sole discretion and without the prior consent of Contractor, to assign all or any of its rights and/or to delegate all or any of its obligations under this Agreement to one or more of its Affiliates. PSGC shall give Contractor Notice of such assignment and/or delegation. Upon its receipt of Notice of a delegation or assignment of PSGC’s obligations under this Agreement, Contractor shall be deemed to have released PSGC from all of the obligations so delegated or assigned so long as the assignee/delegate of such obligations assumes the obligations so assigned or delegated and each Owner either reissues or affirms the continued effectiveness of its Owner Guaranty. If PSGC or Contractor so requests, then Contractor or PSGC (as the case may be) shall, without delay or conditions, execute a written release that confirms PSGC’s release from such obligations or such assignee’s/ delegate’s assumption of such obligations (as the case may be).
          20.3.2.2 Third Parties. PSGC may assign any or all of its rights and/or delegate any or all of its obligations under this Agreement to any Person other than an Affiliate; provided, however, PSGC will not be relieved of its obligations hereunder so assigned or delegated, unless Contractor consents to such assignment or delegation; provided, further, such consent will not be unreasonably withheld, unreasonably conditioned or unreasonably delayed. If, upon its request for such consent, Contractor has concerns that may lead to its withholding such consent, then Contractor shall promptly identify such concerns to PSGC, meet and in good faith discuss with

PSGC appropriate steps that may be taken to address and resolve such concerns so as to allow for such consent to be granted. If Contractor consents to such assignment, Contractor shall be deemed to have released PSGC from all of the obligations so delegated or assigned so long as the assignee/delegate of such obligations assumes the obligation so assigned or delegated; provided, that each Owner either reissues or affirms the continued effectiveness of its Owner Guaranty. If Contractor has consented to the delegation of PSGC’s obligations as provided above, then, if PSGC so requests, Contractor shall execute documentation evidencing such consent and releasing PSGC from such delegated obligations. Contractor shall be entitled to reject any such assignment and/or delegation where such assignment and /or delegation would be to one of Contractor’s competitors in the engineering and construction business.
          20.3.3 Successors and Assigns. Subject to Sections 20.3.1 and 20.3.2, the provisions of this Agreement shall extend to the benefit of and will be binding upon the successors and assigns of the Parties.
     20.4 Reviews, Inspections, Approvals by PSGC. The inspection, review, and/or comment by PSGC, PSGC Project Manager, the PSGC Engineer, any Financing Party or the Financing Engineer of any drawing, document, or any other Work or services performed by Contractor, any Subcontractor or Owner Supplier will not (a) alter, amend, waive or relieve any obligation of Contractor under this Agreement, other than the obligation to have allowed such inspection, review and/or comment, (b) impose any liability on PSGC, PSGC Project Manager, the PSGC Engineer, any Financing Party or the Financing Engineer under this Agreement or (c) result in any adjustment of the Target Price, Project Schedule, Performance Targets or other obligations or liabilities of the Parties under this Agreement. Notwithstanding the foregoing, Contractor will be entitled to rely upon any fully executed Change Order or fully executed amendment to this Agreement.
     20.5 Governing Law; Choice of Forum. This Agreement will in all respects be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice of law rules thereof, which may direct the application of the laws of another jurisdiction. For purposes of resolving any Dispute arising under this Agreement, and subject to Article 17, the Parties hereby submit to the non-exclusive jurisdiction of the courts of the State of Illinois and the federal district courts, in each case located in Springfield, Illinois.
     20.6 Surviving Obligations. The provisions of Article 20, the indemnification provisions set forth in this Agreement, and other provisions of this Agreement that are by their nature intended to survive termination, cancellation, completion, or expiration of this Agreement, and any expressed limitations or releases from liability, will continue as valid and enforceable obligations of the Parties, notwithstanding any such termination, cancellation, completion, or expiration. Further, termination of this Agreement will not relieve either Party of any obligation hereunder which expressly or by implication survives termination hereof and, except as expressly provided in Article 13 or this Article 20, will not relieve either Party of any obligations or liabilities for loss or damage to the other Party arising out of or caused by acts or omissions of such Party prior to the effectiveness of such termination or arising out of such termination.
     20.7 Severability. If any provision of this Agreement is held void, voidable, invalid or inoperative, no other provision of this Agreement will be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement will remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein. To the extent that any provision is held void, voidable, invalid or inoperative, the Parties shall negotiate an equitable adjustment in the provisions of this Agreement with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions, or portions or applications thereof, will not be affected thereby.
     20.8 Notices. All Notices permitted or required to be given under this Agreement will be in writing and will be deemed duly given when received: (a) when sent by telefacsimile transmission; provided, however, the sender has received electronic or voice confirmation of the recipient’s receipt of such transmission; (b) when confirmation of receipt by the recipient is confirmed by the delivery service, if sent by overnight (or next Business Day) or international courier service; or (c) when received by the recipient, if delivered by personal delivery or mail. All Notices must be in English. Notices will not be effective if given by electronic mail. All Notices shall be delivered or sent to the Parties at their respective address(es) or number(s) shown below or to such other address(es) or number(s) as a Party may designate by prior Notice given in accordance with this provision to the other Party:
If to PSGC:
Prairie State Generating Company, LLC
c/o Peabody Energy Corporation
701 Market Street
St. Louis, Missouri 63101
Attention: ****
Telefacsimile Number: (314) 342-7602
Telephone Number: ****
and copies to:
[to be specified by PSGC after the Effective Date]
and,

****
Attention: ****
Telefacsimile Number: ****
Telephone Number: ****
If to Contractor:
Bechtel Power Corporation
5275 Westview Drive
Frederick, MD 21703
Attention: ****
Telefacsimile Number: ****
Telephone Number: ****
and
Bechtel Power Corporation
5275 Westview Drive
Frederick, MD 21703
Attention: ****
Telefacsimile Number: ****
Telephone Number: ****
and copy to:
Bechtel Power Corporation
5275 Westview Drive
Frederick, MD 21703
Attention: ****
Telefacsimile Number: ****
Telephone Number: ****
     20.9 Article and Section Headings. The Article and Section headings herein have been inserted for convenience of reference only and will not in any manner affect the construction, meaning or effect of anything herein contained nor govern the rights and liabilities of the Parties. References to “Articles” and “Sections” in this Agreement shall mean the Articles and Sections of this Agreement unless otherwise expressly noted.
     20.10 Duties and Remedies. Except as provided in Article 8, Article 9, Article 16 and any other provision of this Agreement pursuant to which an exclusive remedy is expressly provided, the duties and obligations imposed by this Agreement and the rights and remedies available hereunder will be in addition to and not in limitation of any duties, obligations, rights and remedies otherwise imposed or available at law or in equity to the Parties.
     20.11 No Waiver of Rights. Except as may be specifically agreed in writing, the failure of PSGC or Contractor to insist in any one or more instances upon the strict performance of any one or more of the provisions of this Agreement or to exercise any right herein contained or provided by law or equity, will not be construed as, or constitute in any way, a waiver, modification or relinquishment of the performance of such provision or right(s), or of the right to subsequently demand such strict performance or exercise such right(s), and all such rights will continue unchanged and remain in full force and effect. No payment to Contractor by PSGC will constitute an acceptance of any Work furnished by Contractor or shall relieve Contractor of any of its obligations or liabilities with respect thereto.
     20.12 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous written and oral agreements, proposals, negotiations, warranties, guarantees, understandings and representations pertaining to the subject matter hereof, except to the extent provided in Section 18.3 with respect to the confidentiality provisions of the Letter of Intent and that certain letter dated the date hereof from Peabody Energy Corporation to Contractor, and as acknowledged by Contractor.
     20.13 Amendments. Except as provided in Section 10.2, no amendments or modifications of this Agreement will be valid unless evidenced in writing and signed by both Parties.
     20.14 No Third Party Rights. Except as expressly provided herein, this Agreement and all rights hereunder are intended for the sole benefit of the Parties and, to the extent expressly provided, for the benefit of the Parties, Owners and the Indemnitees, and will not imply or create any rights on the part of, or obligations to, any other Person.
     20.15 Obligations Non-recourse. Each Party acknowledges that it will not have any recourse against any Affiliates, members, partners, joint venturers, officers, directors, employees of the other Party, Owners, or the Engineers, except that the foregoing shall not prejudice Contractor’s rights pursuant to any Owner Guaranty, the Initial Guaranty or any Peabody Guaranty.
     20.16 Relationship of the Parties. Except with respect to the administration of Owner Contracts pursuant to Appendix W as indicated in Section 2.2.20, Contractor will be an independent contractor with respect to the Facility, each part thereof, and the Work, and neither Contractor nor its Subcontractors nor the Personnel of either will be deemed to be agents, representatives, employees or servants of PSGC in the performance of the Work, or any part thereof, or in any manner dealt with in this Agreement. PSGC shall neither have the right to control, nor have any actual, potential or other control over, the methods and means by which Contractor or any of its Personnel or Subcontractors conducts their respective independent business operations. Except with respect to the administration of Owner Contracts in accordance with Appendix W, Contractor shall not perform any act or make any representation to any Person to the effect that Contractor, or any of its Personnel or Subcontractors, is the agent, representative, employee or servant of PSGC.
     20.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     20.18 Cooperation with Financing Efforts. Contractor shall use reasonable efforts to cooperate with Owners in connection with their respective efforts to obtain and maintain Financing; provided, however, PSGC agrees to act as a single point of contact between the Financing Parties of the respective Owners and Contractor to the maximum extent possible. Without limiting the generality of the foregoing, Contractor:
               (a) shall execute such documents as reasonably requested in connection with obtaining and maintaining Financing whereby Contractor (i) certifies to the Financing Parties that this Agreement is in full force and effect and has not been modified and that there are no defaults under this Agreement (except, in each case, as specifically stated in such certification), (ii) represents and warrants to the Financing Parties that this Agreement is enforceable against Contractor, (iii) consents to the collateral assignment of this Agreement to the Financing Parties as security for the debt relating to the Financing, (iv) agrees to give the Financing Parties Notice of a PSGC Event of Default contemporaneously with the Notices provided to PSGC and an opportunity to cure such defaults, (v) clarifies provisions of this Agreement as reasonably requested by the Financing Parties, and (vii) agrees to cooperate with PSGC and Owners in the negotiation of such amendments to this Agreement as the Financing Parties may reasonably request;
               (b) at PSGC’s reasonable request, shall attend and participate in presentations to potential Financing Parties;
               (c) hereby authorizes PSGC and any Owner to (i) provide this Agreement to potential Financing Parties and equity participants (subject to Article 18), and (ii) include a description of the material provisions of this Agreement in any offering circular required for the Financing and/or, if the Financing must be registered in accordance with Applicable Legal Requirements, that PSGC may, after consultation with Contractor, file this Agreement as an exhibit to such registration statement (which filing will include requests for confidentiality with respect to pricing and other key commercial terms);
               (d) at PSGC’s request, shall reasonably cooperate with the Financing Engineer and any rating agencies or other credit enhancement entities associated with a Financing;
               (e) at PSGC’s request, shall reasonably cooperate in connection with tax-exempt financing or any financing or other arrangements effected to reduce Taxes on the Facility or the Work; and
               (f) Contractor shall provide PSGC with legal opinions of counsel to Contractor regarding the execution, delivery and validity of this Agreement and the status of Contractor as PSGC will reasonably request in connection with obtaining and maintaining the Financing.
     20.19 Financing Engineer. Contractor acknowledges that the Financing Engineer will be engaged for the purpose of providing to the Financing Parties a neutral, third party overview of the Work. The Financing Engineer will be a recognized engineering and consulting firm selected by the Financing Parties and bound by confidentiality obligations substantially similar to those contained in Article 18. The Financing Engineer is expected to provide the Financing Parties with independent opinions with respect to: (a) the status of the Work, (b) the performance of the Work and associated Equipment, (c) Contractor’s Performance Test procedures, (d) Contractor’s quality assurance program for the Work and major components thereof, (e) the results of the Performance Tests, and (f) Applications for Payment, Reconciled Applications for Payment, Recommendations for Funding of Owner Supplier Costs and Change Orders submitted by Contractor. The Financing Engineer may attend all monthly meetings. Notwithstanding anything else to the contrary contained herein, the Financing Engineer will have no right to direct Contractor or any portion of the Work or to make any changes to the Work.
     20.20 PSGC’s Engineer. PSGC’s Engineer shall act on PSGC’s behalf, subject to Appendix O in relation to various Facility-related matters, including the review of contract documents, attending design and progress meeting, carrying out inspections and the review and approval of test results and most particularly all Performance Test results.
     20.21 Review Committee.
          20.21.1 Formation and Meetings. The Parties recognize that the most efficient and cost effective implementation of the Work will necessitate continual monitoring of the Labor Plan and other strategic decisions that may have a material effect on the Total Installed Cost or Project Schedule that the Parties agree to have considered by the Review Committee. Because the nature of labor compensation decisions is expected to require the balancing of interests and tradeoffs among project objectives, each Party will select two (2) representatives to comprise a committee (the “Review Committee”) to consider adjustments to the Labor Plan and other Project execution strategies. The initial members of this Review Committee are to be appointed within thirty (30) Days of the Effective Date. Each Party may change its representatives on Notice to the other Party. Each Party shall ensure that its members on the Review Committee act reasonably at all times. The Review Committee will meet on an as-needed basis, but no less frequently than quarterly. With respect to each issue considered by the Review Committee, Contractor and PSGC, as appropriate, shall provide adequate materials and information sufficient to allow a reasonable basis on which decisions can be made. The Review Committee will meet promptly and work cooperatively to adopt recommendations that support achievement of the Targets at the lowest Total Installed Cost, except as they otherwise unanimously agree. The Review Committee shall appoint one of its members to provide adequate notice of meetings to the other members and to keep and distribute accurate minutes of its meetings. The PSGC Project Manager and Contractor’s Project Director (as shown in Appendix H) may be invited to attend meetings of the Review Committee but will not have any voting rights.
          20.21.2 ****. At such time as Contractor believes that the **** of **** being **** to **** with respect to a particular **** is or will, in the foreseeable future, not be sufficient to **** Craft Labor or **** Craft Labor, in each case in a ****, for the construction of the Facility to support the ****, Contractor will give Notice to PSGC and the Parties, acting through their representatives on the Review Committee, shall take the following actions:
               (a) Contractor will provide a reasonably detailed labor analysis, supported by a reasonable level of factual compensation information, with respect to the **** as to which Contractor believes **** are necessary. Such analysis shall include (i) Contractor’s recommended changes to the **** of **** to be **** to such Craft Labor; (ii) a direct comparison with the **** of **** being **** to the same **** at the Key Benchmark Projects and the Other Benchmark Projects; (iii) a forecast as the projected impact on the **** of the Facility that would result from Contractor’s recommended changes and (iv) an analysis of any reasonably cost effective alternative to achieve the same goal;
               (b) no later than two (2) Business Days after receipt by the members of the Review Committee of the labor analysis described in clause (a) above, the members shall consult with each other in good faith and attempt to reach a unanimous decision as to the **** of **** (or alternative)

to be **** to Craft Labor within such **** and as to when any changes should be implemented;
               (c) no later than four (4) Business Days after receipt by the members of the Review Committee of the labor analysis described in clause (a) above, if the members are not able to reach a unanimous decision, then Contractor may implement its recommended changes, provided, that the **** of the **** to be **** to Craft Labor within the **** in question is **** than **** percent (****%) in excess of (i) the **** of **** to **** within such **** working on Key Benchmark Projects; or (ii) the **** of **** to **** within such **** working on Other Benchmark Projects, whichever is the greater between (i) and (ii); provided further that, notwithstanding the foregoing, Contractor shall be permitted to **** a **** than such **** percent (****%) **** so long as the **** to be **** to Craft Labor within the **** in question is **** percent (****%) **** of (x) the **** then being **** with respect to the Key Benchmark Projects; or (y) the **** with respect to Other Benchmark Projects, whichever is the **** between (x) and (y). Notwithstanding the foregoing, PSGC will have the right to prevent the implementation of any such recommended change by exercising its right to implement Changes in accordance with Section 10.2.2.
               (d) If such recommended changes would cause the **** of the **** for a specific **** to be **** than **** in ****, then, either the Review Committee must unanimously agree to make such change or either Party may refer the matter for decision by the senior officers of the Parties. Each Party shall, through its nominated senior officer, prepare a written statement of its position and deliver it to the other Party within ten (10) Days after referral of the matter to the senior officers. The nominated senior officers from each Party shall meet in person within fifteen (15) Days after the exchange of such written statements in an effort to resolve the matter.
     20.22 Source Country.
          20.22.1 Articles and Materials. Subject to Sections 20.22.3 and 20.22.4 below, Contractor agrees that, in the procurement of Equipment, it shall, use commercially reasonable efforts (taking into account the Targets and the other provisions of this Agreement) to furnish such manufactured articles, materials, and supplies as have been manufactured in the United States or in any eligible country substantially all from articles or materials, produced or manufactured, as the case may be, in the United States or in any eligible country; provided, that Contractor shall not be required to expend the foregoing commercially reasonable efforts in the event and to the extent that the Administrator of the Rural Utilities Service shall expressly in writing authorize such use pursuant to the provisions of the Rural Electrification Act of 1938, being Title IV of Public Resolution No. 122, 75th

Congress, approved June 21, 1938. For the purposes of this Section 20.22, an “eligible country” is any country that applies with respect to the United States an agreement ensuring reciprocal access for United States products and services and suppliers to the markets of that country, as determined by the United States Trade Representative. For the purposes of this Section 20.22, manufactured articles, materials, and supplies are considered to have been manufactured in the United States or an eligible country if the cost of the products used therein from the United States or an eligible country constitutes fifty percent (50%) or more of the cost of all products used therein; provided, that products means only those components of manufactured articles, materials, and supplies which are directly incorporated therein but does not include materials used in the manufacture of such components.
          20.22.2 Documentation. Contractor agrees to submit to PSGC such reasonable documentation which is available to it or which it could reasonably obtain with respect to the sourcing of Equipment as PSGC may reasonably request in connection with the foregoing provision.
          20.22.3 Other Transactions . Section 20.22.1 shall not apply with respect to (i) items which are proposed by Contractor to be procured (whether by way of execution of a purchase order, contract or issuance of a letter of intent) within the period of twelve (12) weeks after the Effective Date of this Agreement; or (ii) any procurement involving a contract value of less than **** dollars ($****), or (iii) items for which the procurement activities are proposed by Contractor to be conducted at the Facility Site.
          20.22.4 Impact. In the event that, on account of the requirements of Section 20.22.1, any item is required to be sourced from a location which is different from the location from which Contractor would otherwise have sourced or recommended sourcing of such item, the Parties shall execute a Change Order in accordance with Article 10 prior to the purchase order or contract for such item being signed, in order to address the impact or impacts arising from such different sourcing. To the extent that compliance with this Section 20.22 results in any other cost, schedule or other impact on the performance of the Work, such impact shall be treated as a Change Event in accordance with Article 10.
     20.23 Equal Opportunity Clause.
          20.23.1 Forms. Contractor represents that it has one hundred (100) or more employees, and that it has furnished for the current reporting year the Equal Employment Opportunity Employers Information Report EEO-1, Standard Form 100, required of employers with one hundred (100) or more employees pursuant to Executive Order 11246 of September 24, 1965, and Title VII of the Civil Rights Act of 1964. Contractor agrees that it will obtain, upon its execution of any subcontract for more than ten thousand dollars ($10,000) hereunder to a Subcontractor with one hundred (100) or more employees and to which Equal Employment Opportunity Employers Information Report EEO-1, Standard Form 100 is otherwise applicable, a statement, signed by such proposed Subcontractor, that such proposed Subcontractor has filed a current report on Standard Form 100.
          20.23.2 Non-Discrimination. During the performance of the Work, Contractor agrees as follows:
               (a) Contractor will not discriminate against any employee or applicant for employment because of race, color, religion, sex or national origin. Contractor will take affirmative action to ensure that applicants are employed, and that employees are treated during employment without regard to their race, color, religion, sex or national origin. Such action shall include, but not be limited to, the following: employment, upgrading, demotions or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection of training, including apprenticeship. Contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided setting forth the provisions of this Equal Opportunity Clause.
               (b) Contractor will, in all solicitations or advertisements for employees placed by or on behalf of Contractor, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex or national origin.
               (c) Contractor will send to each labor union or representative of workers, with which it has a collective bargaining agreement or other contract or understanding, a notice to be provided advising the said labor union or workers’ representative of Contractor’s commitments under this section, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.
               (d) Contractor will comply with all provisions of Executive Order 11246 of September 24, 1965, and the rules, regulations and relevant orders of the Secretary of Labor.
               (e) Contractor will furnish all information and reports required by Executive Order 11246 of September 24, 1965, and by rules, regulations, and orders of the U.S. Secretary of Labor, or pursuant thereto, and will permit access to its books, records, and accounts by the administering agency and the U.S. Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations, and orders.
               (f) In the event of Contractor’s noncompliance with the Equal Opportunity Clause of this Agreement or with any of the said rules, regulations, or orders, Contractor understands that it may be declared ineligible for

Government contracts or federally assisted construction contracts in accordance with procedures authorized in Executive Order 11246 of September 24, 1965, and such other sanctions may be imposed and remedies invoked as provided in Executive Order 11246 of September 24, 1965, or by rule, regulation, or order of the Secretary of Labor, or as provided by law.
               (g) Contractor will include this Equal Opportunity Clause in every subcontract it executes unless exempted by the rules, regulations, or order of the Secretary of Labor issued pursuant to Section 204 of Executive Order 11246 of September 24, 1965, so that such provisions will be binding upon each such Subcontractor. Contractor will take such action with respect to any subcontract it executes as the administering agency may direct as a means of enforcing such provisions, including sanctions for noncompliance; provided, however, that in the event Contractor becomes involved in, or is threatened with, litigation with any such Subcontractor as a result of such direction by the administering agency, Contractor may request the United States to enter into such litigation to protect the interests of the United States.
          20.23.3 Non-Segregated Facilities. Contractor certifies that it does not maintain or provide for its employees any segregated facilities at any of its establishments, and that it does not permit its employees to perform their services at any location, under its control, where segregated facilities are maintained. Contractor certifies further that it will not maintain or provide for its employees any segregated facilities at any of its establishments, and that it will not permit its employees to perform their services at any location, under its control, where segregated facilities are maintained. Contractor agrees that a breach of this certification is a violation of the Equal Opportunity Clause in this Agreement. As used in this certification, the term “segregated facilities” means any waiting rooms, work areas, restrooms and washrooms, restaurants and other eating areas, timeclocks, locker rooms and other storage or dressing; areas, parking lots, drinking fountains, recreation or entertainment areas, transportation, and housing facilities provided for employees which are segregated by explicit directive or are in fact segregated on the basis of race, color, religion, or national origin, because of habit, local custom, or otherwise. Contractor agrees that (except where it has obtained an identical certification from proposed subcontractors for specific time periods) it will obtain an identical certification upon its execution of any subcontract exceeding **** dollars (****) which is not exempt from the provisions of the Equal Opportunity Clause, and that it will retain such certification in its files.
     20.24 Surrender of Guaranties. If, at the time any guaranty provided in connection with this Agreement is required to be surrendered, a claim is pending between Contractor and PSGC or between Contractor and the counterparty to such guaranty, and Contractor has identified such claim in writing to PSGC or such counterparty then, unless such claim is covered by a substitute guaranty delivered pursuant to Section 20.1, Contractor shall not be obligated to surrender such guaranty until such claim has been resolved, but Contractor agrees that (a) such guaranty shall be deemed cancelled in all other respects, and (b) the guarantor under such guaranty is a third party beneficiary of this Section 20.24.

     IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized officers as of the date first written above.
BECHTEL POWER CORPORATION

By:	/s/ M. Richard Smith

Name:	M. Richard Smith

Title:	SVP

PRAIRIE STATE GENERATING COMPANY, LLC, for itself, and, effective on and from the Commencement Date, as agent for Owners

By:	/s/ Colin M. Kelly

Name:	Colin M. Kelly

Title:	President